As filed with the Securities and Exchange Commission on April 16, 2026.

Registration No. 333-292279

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Neo Aeronautics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3812	38-4330835
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Techlink, 31 Kaki Bukit Rd 3
#03-01B
Singapore, 417818
+65 8053 1488
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporate Creations Network Inc.
1521 Concord, Pike, Suite 201,
Wilmington, New Castle
Delaware 19803
+1 (561) 694-8107
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 10100 Santa Monica Boulevard Suite 2200 Los Angeles, CA 90067 Telephone: +1 (310) 282-2000	Mark Crone, Esq. Liang Shih, Esq. Ron Levy, Esq. The Crone Law Group, P.C. 420 Lexington Ave, Suite 2446 New York, NY 10170 Telephone: +646-861-7891

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 16, 2026

3,750,000 Shares of Class A Common Stock

and

1,250,000 Shares of Class A Common Stock being offered by the Selling Stockholders

Neo Aeronautics, Inc.

This is an initial public offering of our shares of Class A Common Stock, $0.001 par value per share. We are offering 3,750,000 shares of Class A Common Stock, and the Selling Stockholders (as defined and named herein) are offering an aggregate of 1,250,000 shares of Class A Common Stock to be sold in the offering pursuant to this prospectus. It is currently estimated that the initial public offering price for our Class A Common Stock will be between US$4.00 and US$6.00 per share. We will not receive any proceeds from the sale of the shares of Class A Common Stock to be sold by the Selling Stockholders. Prior to this offering, there has been no public market for our Class A Common Stock. We have applied to list our Class A Common Stock on the NYSE American LLC (“NYSE American”) under the symbol “NEOA.” At this time, NYSE American has not yet approved our application to list our Class A Common Stock. The closing of this Offering is conditioned upon NYSE American’s final approval of our listing application. However, there is no assurance that this Offering will be closed and our Class A Common Stock will be trading on the NYSE American. If the NYSE American does not approve our listing application this initial public offering will be terminated.

Immediately after this offering, assuming an offering size as set forth above, Neo Kok Beng will hold 13.28 % of our total issued and outstanding Shares (comprised of 0.41% of our Class A Common Stock and 100% of our Class B Common Stock) and will be able to exercise 69.12% of the total voting power of our issued and outstanding capital stock. (or will hold 13.03% of our total issued and outstanding Shares (comprised of 0.40% of our Class A Common Stock and 100% of our Class B Common Stock) and will be able to exercise 68.65% of the total voting power of our issued and outstanding capital stock if the underwriters’ option to purchase additional shares is exercised in full). As a result, we expect to be a “controlled company” within the meaning of the NYSE American Company Guide. See section titled “Prospectus Summary — Implications of Being a Controlled Company”.

Immediately after this offering, we will have a dual class Common Stock structure. Our Common Stock will be divided into Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock will have the same rights, including dividend rights, except that holders of Class A Common Stock will be entitled to one vote per share, while holders of Class B Common Stock will be entitled to fifteen (15) votes per share, and Class B Common Stock may be converted into the same number of Class A Common Stock by the holders thereof at any time, while Class A Common Stock cannot be converted into Class B Common Stock under any circumstances. Upon the transfer of any Class B Common Stock by a holder thereof to any person other than certain permitted transferees or a change in beneficiary owner of such Class B Common Stock, such Class B Common Stock will be automatically and immediately converted into one share of Class A Common Stock. See “Description of Capital Stock — Capital Stock” for more details regarding our Class A Common Stock and Class B Common Stock.

See the section titled “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our Class A Common Stock.

We are an “emerging growth company” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price (Shares of Class A Common Stock offered by us)(1)	$5.00	$18,750,000
Initial public offering price (Shares of Class A Common Stock offered by the Selling Stockholders)	$5.00	$6,250,000
Underwriting discounts to be paid by us(2)(3)	$0.375	$1,406,250
Underwriting discounts to be paid by the Selling Stockholders	$0.375	$468,750
Proceeds, before expenses, to us	$4.625	$17,343,750
Proceeds, before expenses, to the Selling Stockholders	$4.625	$5,781,250

(1)	Initial public offering price per share of Class A Common Stock is assumed to be US$5.00 (being the midpoint of the estimated offering range).

(2)	Represents underwriting discounts equal to 7.5% of the gross proceeds of the offering. The underwriters will receive compensation in addition to the discounts and commissions. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 105.

(3)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriters by us and by the Selling Stockholders. We have also agreed to issue to the underwriters warrants to purchase up to a total number of shares of Class A Common Stock equal to 5% of the total number of Shares issued in this offering at an exercise price equal to 120% of the initial public Offering Price of the Class A Common Stock issued in this offering (the “Underwriters’ Warrants”). For a description of other terms of compensation to be received by the underwriters, see “Underwriting” beginning on page 105.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $1,100,000, exclusive of the above discounts and commissions. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this offering to purchase up to 15% of the total number of our Shares to be offered by us pursuant to this offering (excluding shares subject to this option and shares of Class A Common Stock being offered by the Selling Stockholders), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If we complete this offering, net proceeds will be delivered to us on the closing date.

Upon completion of this offering, net proceeds will be delivered to us and the Selling Stockholders on the closing date.

The underwriters expect to deliver the shares of Class A Common Stock to purchasers on or about [ ], 2026.

Revere Securities LLC

Prospectus dated [        ], 2026.

Through and including [   ] (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we, the Selling Stockholders, nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the Selling Stockholders, nor any of the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A Common Stock. Our business, financial condition, results of operations, and future growth prospects may have changed since that date.

For investors outside the United States: Neither we, the Selling Stockholders, nor any of the underwriters have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A Common Stock and the distribution of this prospectus outside of the United States.

i

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management, including those set forth below. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

Other Companies, Organizations and Agencies

“Independent Registered Public Accounting Firm”	:	Audit Alliance LLP

“AAM”		Advanced Air Mobility

“AiMS”		Aerial Innovations & Mobility System

“Bylaws”		Our Bylaws, as amended and restated as of the effectiveness of the registration statement of which this prospectus is a part

“CAAS”	:	Civil Aviation Authority of Singapore

“Certificate of Incorporation”		Our certificate of incorporation, as amended and restated as of the effectiveness of the registration statement of which this prospectus is a part

“CFR”		U.S. Code of Federal Regulations

“DOT”		U.S. Department of Transportation

“FAA”		U.S. Federal Aviation Administration

“IRS”	:	U.S. Internal Revenue Service

“ISO”	:	International Organization for Standardization

General

“Audit Committee”	:	The audit committee of our Board of Directors

“Board” or “Board of Directors”	:	The board of Directors of our Company

“CAV”		Unmanned Customized Aerial Vehicle

“Class A Common Stock”	:	Class A common stock, par value of $0.001 per share, of the Company

“Class B Common Stock”	:	Class B common stock, par value of $0.001 per share, of the Company

“Companies Act”	:	The Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time

“Company”	:	Neo Aeronautics, Inc.

“Compensation Committee”	:	The compensation committee of our Board of Directors

“COVID-19”	:	Coronavirus disease 2019

“cVTOL”		conventional Vertical TakeOff and Landing (“eVTOL and cVTOL”) aerial vehicle

“Directors”	:	The directors of our Company

“eVTOL”		electric Vertical TakeOff and Landing (“eVTOL and cVTOL”) aerial vehicle

“Executive Officers”	:	The executive officers of our Company. See section titled “Management”

“Fiscal Year” or “FY”	:	Financial year ended or, as the case may be, ending financial year end date December 31

“GAAP”	:	Accounting principles generally accepted in the United States of America

“Group”	:	Our Company and our subsidiaries

“GST”	:	Goods and Services Tax

“Independent Directors”	:	The independent Directors of our Company

“Industrial-grade eVTOL & cVTOL”	:	Electric Vertical Take-Off and Landing aerial vehicle and Conventional Vertical Take-Off and Landing aerial vehicle designed for industrial logistics and customized solutions

“IPO”	:	The offering of Shares by the underwriters on behalf of our Company for subscription at the Offering Price, subject to and on the terms and conditions set out in this prospectus

“LAV”		Unmanned Logistics Aerial Vehicle

“Listing”	:	The listing and quotation of our Shares on the NYSE American

“Major Stockholder”	:	A person who has an interest or interests (whether by record or beneficial ownership) in one or more voting shares (excluding treasury shares) in our Company, and the total votes attached to that share, or those shares, is not less than 5.0% of the total votes attached to all the voting shares (excluding treasury shares) in our Company

“NASA”		U.S. National Aeronautics & Space Administration

“NYSE American”	:	NYSE American LLC

“NYSE American Company Guide”	:	The NYSE American Company Guide governing listed companies on the NYSE American

“Offering Price”	:	We estimate that the initial public offering price will be between US$4.00 and US$6.00 per share of Class A Common Stock

“Passenger-grade eVTOL”	:	Electric Vertical Take-Off and Landing aerial vehicle designed for sports and recreation purpose

“RD&E”	:	Research, Development & Engineering

“Selling Stockholders”		See “Principal and Selling Stockholders” for details of existing stockholders of our Company that are selling a portion of their shares of Class A Common Stock pursuant to this prospectus.

“Share(s)” or “Common Stock”	:	shares of Class A Common Stock and Class B Common Stock of the Company

“Stockholders”	:	Registered holders of Shares

“UA”		Unmanned aircraft

“UAM”		The Urban Air Mobility market

“UAPL”		Singapore Unmanned Aircraft Pilot License

“Underwriting Agreement”	:	The Underwriting Agreement dated [●], 2026 entered into between our Company, the Selling Stockholders, and the underwriters, pursuant to which the underwriters have agreed to purchase, and we and the Sell Stockholders have agreed to sell to them, 3,750,000 of our shares and 1,250,000 shares of Class A Common Stock at the Offering Price, less the underwriting discounts and commissions, as described in the sections titled “Underwriting” of this prospectus

“VTOL”	:	Vertical Take-Off and Landing aerial vehicle

Currencies, Units and Others

“US$” or “$”	:	U.S. dollars and cents respectively, the lawful currency of the U.S.

“%” or “per cent.”	:	Per centum

“sq. m.”	:	Square meters

The expressions “associated company”, “related corporation” and “subsidiary” shall have the respective meanings ascribed to them in the Companies Act, as the case may be.

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Certain of our clients and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “Singapore dollars,” “S$,” and “SGD” refer to the currency of Singapore. Unless otherwise indicated, all references to currency amounts in this prospectus are in SGD.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

v

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A Common Stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our company,” “the Company,” and “Neo” refer to Neo Aeronautics, Inc. and its consolidated subsidiaries.

Our Business

Overview

Our vision is to accelerate the Advanced Air Mobility (“AAM”) market through the provision of “Safe, Reliable, and Sustainable” vertical takeoff and landing (“VTOL”) services, products and solutions.

We design and engineer electric and conventional Vertical TakeOff and Landing (“eVTOL and cVTOL”) air vehicles and air vehicle platforms and their supporting systems and infrastructure that “conform to existing regulatory requirements” for a broad range of industries and applications, including passenger transportation for sports and recreational purposes, logistics and customized aerial vehicles solutions.

The National Aeronautics & Space Administration (“NASA”) defined AAM as that of a safe, accessible, automated, and affordable air transportation system for passengers and cargo capable of serving previously hard-to-reach urban and rural locations. We follow closely the strategies and guidelines issued by NASA which include (i) conformity to existing federal regulations, (ii) market penetration via sub-urban settings, and (iii) partnerships with local governments and communities for use in the urban air mobility market (“UAM”).

With our VTOL solutions, we would be able to service the (i) sports and recreational markets for personal use, (ii) logistics and transportation markets, and (iii) special application markets targeting both government and commercial needs.

We have organized our business into three domains and plan to rely on them to generate revenue in the future.

●	Personal Aerial Vehicles (“PAV”), branded as “Crimson”, is a service-based business with a focus on the sports and recreational market in the US initially, with future expansion to UAM market through the community air market.

●	Logistics Aerial Vehicles (“LAV”), branded as “Pegasus”, is a product-based business with a focus on supply in industrial standard design across the logistics, maritime, agriculture and mining markets; and

●	Customized Aerial Vehicles (“CAV”), branded as “SeaArcher”, is a project-based business with focus on specific application solutions from proof-of-concept, pilot-programs, and deployment for specialized customers in national security, firefighting, emergencies and disaster responses.

We have been devoting a substantial amount of our resources to continued investment in product development, commercialization efforts and the enhancement of sales and marketing capabilities. We have incurred recurring losses and negative cash flow from operations. For the years ended December 31, 2025, the Company reported net losses of S$1,334,660 (2024: S$1,270,108) and negative operating cash flows of S$689,098 in 2025 (2024: S$1,400,225). Also, substantial doubt exists about our ability to continue as a going concern. Our auditors cited our recurring losses, an accumulated deficit of S$5,042,948 and our negative cash flows from operations as factors that may limit our ability to meet obligations over the next twelve months from the date our financial statements are issued. To address this, the Company plans to fund operations through new loans, stockholder advances, and distributor order payments, aiming for self-sustaining cash flow by 2028. However, there can be no assurance that we will successfully execute these strategies or secure the necessary capital on favorable terms, if at all. See “Risk Factors – Our ability to continue as a going concern depends in part on improving our operating and financing conditions.”

Our Industry

The overall market size for the AAM industry is currently at approximately $11.74 billion in 2024 and is expected to grow to approximately $68 billion by 2032 with a compounded annual growth rate of 35%1. Morgan Stanley has projected that the eVTOL aircraft market could represent $1.0 trillion by 2040 to $9 trillion in revenues by 20502.

PAV MARKET

Tourism, Sports & Recreational Market (“TSR”)

Our Crimson Personal Aerial Vehicle (“PAV”) which is developed based on FAA Part 103, can enter the market directly after completing flight tests in 2027. Based on our estimates, the U.S. market can support over 200 Crimson clubs, with revenue potential exceeding a billion dollars. The Company believes that these clubs can be strategically located at scenic destinations, amusement and theme parks, and extreme sports locations such as bungee-jumping sites, beaches, sea-sports centers, marinas, and cable car stations, all catering to the growing demand for experiential and adventure tourism. The growing sports events industry, rising per capita income, the growing middle-class population, and increasing disposable income are some of the factors contributing to the industry’s growth3. Notably, the outdoor recreation economy in the U.S. alone reached $1 trillion in 20224, underscoring the public’s interest in unique outdoor experiences.

[1]	See Custom Market Insights (2024). Global Advanced Air Mobility Market 2024–2033.
[2]	See Morgan Stanley (2021). Flying Cars: Investment Implications of Autonomous Urban Air Mobility.
[3]	See Grand View Research (2023). Sports Tourism Market Size, Share & Trends Analysis Report By Sports Type (Soccer/Football, Cricket, Basketball, Tennis), By Tourism Type (Active, Passive, Nostalgia), By Region, And Segment Forecasts, 2023 – 2030.
[4]	See U.S. Department of Commerce (2022). Commerce’s Bureau of Economic Analysis Reports Outdoor Recreation Economy Tops $1 Trillion in 2022.

The global ultralight aircraft market size is projected to be worth around US$25.57 billion by 2034 from US$10.21 billion in 2024, at a CAGR of 9.62% from 2024 to 2034. The North America ultralight aircraft market size reached US$3.44 billion in 20235. The growing demand for recreational aviation along with liberal regulatory control and rules around ultralight aircraft has led to growth in the ultralight aircraft market.

Urban Air Mobility Market

The Urban Air Mobility (“UAM”) market is in its early stages, with several prominent eVTOL (electric Vertical Take-Off and Landing) companies, such as Joby Aviation and Archer Aviation, leading the field. Many of these companies are publicly traded and have market capitalizations over a billion dollars, demonstrating investor confidence in the sector’s potential. However, industry experts, including Morgan Stanley, have cautioned that the path to regulatory approval and large-scale deployment may take longer than initially expected due to complex regulatory and technological hurdles6. Current UAM vehicles are manned with potential for many uses, such as air-taxi.

In May 2023, the FAA released an updated AAM blueprint with input from NASA and other stakeholders7. This blueprint outlines that initial air taxi operations will follow routes and use infrastructure similar to current helicopter operations. Operators in the U.S. will be required to operate under FAA Part 135 and the air taxi aircraft used must be appropriately approved for such purposes. This phased approach starts with low-rate operations along established routes, which will eventually expand to include specialized corridors for air taxis as demand grows. The FAA’s regulatory oversight will also involve adhering to Title 14 Part 145, which governs repair stations with stringent safety requirements for commercial flights8.

The industry estimates that the timeline to start commercial flights, is projected to begin around 20269 for those manufacturers that have achieved appropriate aircraft airworthiness certification for their type and category of aircraft to be utilized in commercial passenger carrying operations (e.g. FAA Part 135) with estimated fleet size growing to 45,000 by 204010 as regulatory frameworks and public acceptance mature. This gradual approach aligns with industry estimates and expectations for wider UAM adoption in the coming decade.

The Company will enter the Tourism, Sports and Recreational market in 2027 through the Crimson PAV that is FAA Part 103 compliant. The Company will explore entering the UAM market when the FAA rules and regulations on UAM are clear, and is economically viable for us.

LOGISTICS MARKET

Low-Altitude Land Transportation

The low-altitude land transportation market for last-mile delivery is rapidly expanding due to the surge in e-commerce and demand for fast, efficient solutions. Valued at approximately $159.43 billion in 2023, the global last-mile delivery market is projected to reach $288 billion by 2028, growing at a CAGR of about 12.6%11. This growth is fueled by the shift to same-day delivery, infrastructure investments, and the need for sustainable, tech-driven solutions.

Most low-altitude vehicles target payloads under 100 pounds, ideal for small parcels. It is utilized for both domestic and international destinations across various sectors such as food and beverages, retail and e-commerce, healthcare, among others12.

For larger payloads, such as our reference agriculture logistic aerial vehicle (the “Pegasus LAV”) which can handle up to 200 pounds, there are significant efficiency and benefits for transporting larger items in urban and rural areas. This aligns with global trends in last-mile delivery innovation focused on technology and automation. We expect the final delivery will be automated winched-based lowering of payload to reduce risks associated with environment, infrastructure and human.

[5]	See Precedenceresearch (2024). Ultralight Aircraft Market Size, Share and Trends 2024 to 2034.
[6]	See Charles Alcock (2021). Morgan Stanley Downgrades Early Estimates of Urban Air Mobility Market Size.
[7]	See Federal Aviation Administration (2023): FAA Releases Airspace Blueprint for Air Taxis
[8]	See Federal Aviation Administration (2024). 14 CFR Part 145 Air Agency Certification.
[9]	See Joby Aviation (2024). Joby to Launch Air Taxi Service in UAE.
[10]	See Aerospace America (2024). Winning in the Advanced Air Mobility Market.
[11]	See The Business Research Company (2024). Last Mile Delivery Global Market Report 2024.
[12]	See Research And Markets (2024). Last Mile Delivery Global Market Report 2024.

Low-Altitude Maritime Transportation

The global commercial shipping fleet totals 100,000 vessels with 4 million port calls each year. The speed, cost and carbon emissions of UAVs can disrupt maritime supply chains and bring greater efficiency to modern just in time shipping. The reduced cost, increased speed, and zero carbon emission associated with UAVs can be applied to offshore maritime supply chains to save an estimated $700 million by reducing the per delivery cost at anchor by up to 80%13.

VTOLs offer advantages in reaching remote locations, offshore islands and infrastructures providing an efficient alternative to traditional ships and vessels transportation while supporting sustainability efforts through lower emissions.

Low-Altitude Agricultural Drones

The market for agriculture drones is estimated at around $25.97 billion by 202914. There are many small payload drones in the 50-pound payload range. Our Pegasus LAV is in the 200-pound payload range, which would have greater efficiency through coverage of bigger areas.

The geographical coverage for LAV is global, with a focus on the USA, Latin America, and Southeast Asia.

CUSTOMIZED MARKET

Firefighting Market

The firefighting aircraft market, which includes aerial suppression and surveillance tools for wildfires, grew from $6.49 billion in 2023 to $6.96 billion in 2024, with an expected annual growth rate of 7.67%, potentially reaching $10.89 billion by 203015. This growth is fueled by rising wildfire occurrences linked to climate change, urban sprawl, and technological innovations, including VTOLs for enhanced safety and operational efficiency.

Aerial Ladder Trucks Market size was valued at US$3.9 billion in 2023 and is estimated to register a CAGR of over 4.5% between 2024 and 2032, owing to continuous innovation in firefighting technology and increasing investments in infrastructure16.

The SeaArcher CAV(firefighting) is an agile, precise and targeted alternative to address high-rise fires and wild fires. It eliminates the risks of deploying firefighters and can rapidly response difficult to access terrains and building structures. We expect this equipment to be commercialized in 2027.

Marine Emergencies Market

The global oil spill management market size was valued at US$148.14 billion in 2023 and is projected to grow at a CAGR of 3.2% from 2024 to 2030. Increasing safety concerns coupled with rising oil spill incidents globally over the last few years are expected to drive the global market over the next nine years17.

Current oil spill containment uses booms deployed by marine vessels which take couple of hours depending on its location from shore. Special designed and customized VTOLs (with long endurance and heavy payload) can overcome this issue through erection of “walls” and spraying of oil dispersants.

We expect to commercialize our SeaArcher for oil spill containment and management in 2027.

[13]	See Skyports (2023). The power of ship-to-shore drone delivery in maritime supply chains.
[14]	See Data Bridge (2022). Global Unmanned Aerial Vehicles in Agriculture Market — Industry Trends and Forecast to 2029.
[15]	See Research and Markets (2024). Firefighting Aircraft Market by Aircraft Type, Operation Type, Firefighting System, Application, Customer — Global Forecast 2025 – 2030 (2014). Fire.
[16]	See Global Market Insights (2024). Aerial Ladder Trucks Market Size — By Product (Tower Ladder, Turntable Ladder, Hydraulic Platform, Tiller Truck), By Height, By End-user Industry (Fire Department, Municipal Corporation, Industrial Plant, Airport), By Application & Forecast, 2024 – 2032.
[17]	See Grandview Research (2024). Oil Spill Management Market Size, Share & Trends Analysis Report By Technology (Pre-oil Spill, Post-oil Spill), By Location (Onshore, Offshore), By Region, And Segment Forecasts, 2024 – 2030.

Humanitarian Aids & Disasters Response (“HADR”) Market

Disaster Relief Logistics Market was valued at US$6.8 billion in 2023 and is projected to grow at a CAGR of over 5.8% between 2023 and 2032. The market is experiencing significant growth due to the increasing frequency and severity of natural disasters, such as hurricanes, earthquakes, floods, and wildfires. Climate change has increased these events, leading to a greater need for efficient and rapid response logistics

Our Competitive Strengths

We believe our main competitive strengths are as follows:

●	Highly accomplished team combining deep aerospace experience, global business and entrepreneurial experience, backed by a strong Board of Directors and investor base;

●	Deep and experienced engineering team;

●	Designed for manufacturing with vertical integration; and

●	Designed for certification from day one.

Our Business Strategies and Growth Plans

Our business strategies and future plans are as follows:

●	Developing a reliable, certifiable aircraft and conforming to existing regulations;

●	Strategic partnerships with government, institutions and other stakeholders;

●	Continue to develop our world class team; and

●	Establishing our flight operations infrastructure.

For more on the above, see “Business - Our Business Strategies and Growth Plans.”

Challenges that we Face

We will face and will need to overcome challenges in order to succeed. These challenges include:

Developing reliable, certifiable aircraft and conforming to existing regulations

We see four potential markets, each of which requires its own regulatory hurdles and certification processes – these regulatory categories are ultralight, light sport, certified (private or commercial use), and military. See “Regulations.”

Our VTOLs are subject to existing regulations and approval requirements process. We will need to adapt to new and changing regulations in the future, some of which might impose onerous requirements and restrictions that we, our VTOLs and our potential customers may be unable to comply with. As a result, we may be limited in, or completely restricted from, establishing and/or growing our business in the foreseeable future.

Commercialization and monetization challenges.

We have not yet generated any revenues from our products. We designed our products and service offerings through insights obtained from international exhibitions and conferences (e.g. EEA Air Ventures, Singapore Maritime Week, Abu Dhabi’s DRIFTx). We determined the product and service pricing and monetization formulas through interactions with potential customers. We cannot predict customers needs will change and pricing will vary from our expectations due to competition or economic landscape.

Need for strategic partnerships with government, institutions and other stakeholders.

We have engagements with the U.S. Department of Commerce through participation in SelectUSA conferences, which include outreach to various U.S. state government agencies (e.g. economic and transport departments) for potential deployment sites based on our selection criteria. We have also partnered with technological universities (such Singapore Institute of Technology) to set up joint-labs (e.g. Aerial Innovation & Mobility Systems, or “AIMS”) for research and development of new AAM innovations and applications. We cannot guarantee that appropriate sites are available through the States government assistance and also within our projected timeline.

Continue to develop our world class team.

Our success depends on the continuing efforts of our experienced management and key employees, including our senior management members and other key personnel. If we fail to hire, retain and motivate our key employees, we could lose the innovation, collaboration and focus that contribute to our business. As the AAM industry is nascent, there is shortage of experienced engineers. We have mitigated the engineering shortage through active partnership with educational institutions (e.g. internships and work-study program with Singapore Institute of Technology).

Establishing our flight operations infrastructure.

We cannot guarantee that suitable air space and land will be available for our operations. FAA is still developing the AAM regulations and we cannot predict when new rules will be available to support our operations and expansions of AAM services.

Corporate Structure and History

We are incorporated in the State of Delaware on August 20, 2024 as a holding company. We started operations in Singapore through Neo Aeronautics Pte Ltd, a Singapore incorporated corporation, currently performing RD&E of VTOLs towards providing Passenger-grade eVTOL for tourism, sports and recreational market in USA, and Industrial-grade eVTOL and cVTOL solutions and offerings worldwide. As of the date of this prospectus, we have two subsidiaries, Neo Aeronautics (USA), Inc. and Neo Aeronautics Pte Ltd. Since its incorporation, and as of the date of the prospectus, Neo Aeronautics (USA), Inc. has not had any operation.

On December 12, 2025, the Company completed a reorganization by way of a share exchange agreement entered into with the stockholders and convertible debt holders of Neo Aeronautics Pte. Ltd. whereby upon the completion of the reorganization, the aforesaid holders became stockholders of the Company. Upon the completion of the reorganization, the Company owns 100% of Neo Aeronautics Pte. Ltd.

The following diagram presents our corporate structure as of the date of this prospectus and after giving effect to the offering:

For more details, see “Our Corporate Structure And History” section.

Summary Risk Factors

Our prospectus should be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by similar companies. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more carefully in the section titled “Risk Factors.”

Risks Relating to Our Business and Industry

●	We are an early-stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

●	Our ability to continue as a going concern depends in part on improving our operating and financing conditions.

●	Rapid technological changes may adversely affect the market acceptance of our Passenger-grade eVTOL and Industrial-grade eVTOL and cVTOL and could adversely affect our business, financial condition, and results of operations.

●	We face significant risks in the commercialization of drones in Singapore.

●	We face significant risks in the planned commercialization schedule of our PAV in the United States.

●	Our success depends on the continuing efforts of our experienced management and key employees, including our senior management members and other key personnel. If we fail to hire, retain and motivate our key employees, we could lose the innovation, collaboration and focus that contribute to our business.

●	Any significant cybersecurity incident or disruption to our operating systems or our command-and-control centers could subject us to significant reputational, financial, legal and operational consequences.

●	We may not be able to effectively manage our growth or implement our business strategies.

●	Our VTOLs are subject to existing regulations and approval process. We cannot predict when regulations will change, and whether any new regulations may impose onerous requirements and restrictions with which we, our VTOLs and our potential customers may be unable to comply. As a result, we may be limited in, or completely restricted from, growing our business in the foreseeable future.

●	Our future growth depends on the demand for, and customers’ willingness to adopt, our Passenger-grade eVTOL and Industrial-grade eVTOL and cVTOL and air mobility solutions.

●	We may be subject to risks associated with strategic alliances or acquisitions. If we cannot manage the growth of our business or execute our strategies effectively, our business and prospects may be materially and adversely affected.

●	We may need to obtain additional financing which may not be available or, if it is available, may result in a reduction in the percentage ownership of our then-existing stockholders.

●	Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition, and results of operations.

Risks Relating to Our Intellectual Property

●	Failure to adequately maintain and protect our intellectual property and proprietary rights could harm our brand, devalue our proprietary content, and adversely affect our ability to compete effectively.

●	We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

Risks Relating to Doing Business in the United States

●	It may be difficult for you to enforce any judgment obtained in the United States against us, our directors, executive officers or our affiliates.

●	The ability of our subsidiary in the United States to distribute dividends to us may be subject to restrictions under applicable laws.

●	It is not certain if we will be classified as a U.S. tax resident.

Risks Relating to this Offering and Ownership of Our Class A Common Stock

●	There has been no public market for our Class A Common Stock prior to this offering, and an active market in which investors can resell their shares of our Class A Common Stock may not develop.

●	The market price of our Class A Common Stock may fluctuate, and you could lose all or part of your investment.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Common Stock.

●	We may not be able to maintain a listing of our Class A Common Stock on the NYSE American.

●	We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

●	You will experience immediate and substantial dilution as a result of this offering.

●	We do not expect to declare or pay dividends in the foreseeable future.

●	If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our securities could be negatively affected.

●	Future issuances of our Class A Common Stock or securities convertible into, or exercisable or exchangeable for, our Class A Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Class A Common Stock or the trading of outstanding Class A Common Stock, could cause the market price of our securities to decline and would result in the dilution of your holdings.

●	Future issuances of debt securities, which would rank senior to our Class A Common Stock upon our bankruptcy or liquidation, may adversely affect the level of return you may be able to achieve from an investment in our securities.

●	We will be subject to ongoing public reporting requirements that are less rigorous than the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

●	Certain provisions in our corporate charter documents and under Delaware law may prevent or hinder attempts by our stockholders to change our management or to acquire a controlling interest in us, or bring a lawsuit against us or our directors and officers, and the trading price of our Class A Common Stock may be lower as a result.

●	Our dual-class voting structure may render our Class A Common Stock ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of our Class A Common Stock.

●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Common Stock may view as beneficial.

General Risk Factors

●	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been impacted by geopolitical instability due to the military conflict between Russia and Ukraine and armed conflicts between Israel and Hamas. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine, the Gaza Strip or any other geopolitical tensions.

●	The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

●	If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses in financial reporting, our ability to report our results of operations and financial condition could be adversely affected.

●	Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

●	If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

Channels for Disclosure of Information

Following the closing of this offering, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website www.neo-aeronautics.com, press releases, public conference calls, and public webcasts.

The information disclosed through the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were incorporated as Neo Aeronautics, Inc. in Delaware in 2024. Our principal executive office is located at Techlink, 31 Kaki Bukit Rd 3, #03-01B, Singapore, 417818. Our telephone number is +65 8053 1488. Our website address is www.neo-aeronautics.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Implications of Being an “Emerging Growth Company”

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible, for up to five years, to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

●	the ability to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

●	exemptions from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of this Offering or such earlier time that we are no longer an emerging growth company.

As a result, the information contained in this prospectus may be different from the information you receive from other public companies in which you hold shares. We do not know if some investors will find the Shares less attractive because we may rely on these exemptions. The result may be a less active trading market for the Shares, and the price of the Shares may become more volatile.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (2) the last day of the fiscal year following the fifth anniversary of the date of this Offering; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period, although we already have adopted certain new and revised accounting standards based on transition guidance permitted under such standards. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

Implications of Being a Controlled Company

Upon the completion of this Offering, we will be a “controlled company” as defined under the NYSE American Company Guide because Neo Kok Beng, our Major Stockholder, will hold 13.28% of our total issued and outstanding Shares (comprised of 0.41% of our Class A Common Stock and 100% of our Class B Common Stock) and will be able to exercise 69.12% of the total voting power of our issued and outstanding capital stock, assuming the underwriters do not exercise their over-allotment option. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. See section titled “Risk Factors — Risks Relating to an Investment in our Shares.”

The Offering

Class A Common Stock offered by us	3,750,000 Shares (or 4,312,500 Shares if the underwriters exercise their option to purchase additional Shares in full).

Class A Common Stock offered by the Selling Stockholders	1,250,000 Shares offered by the Selling Stockholders. See “Principal and Selling Stockholders” for details of existing stockholders of our Company that are selling a portion of their shares of Class A Common Stock pursuant to this prospectus.

Offering Price	We estimate that the initial public offering price will be between US$4.00 and US$6.00 per Share

Class A Common Stock to be outstanding after this offering	29,500,002 shares of Common Stock, consisting of 25,689,525 shares of A Common Stock (or 26,252,025 shares of A Common Stock if the underwriters exercise their option to, purchase additional shares of Class A Common Stock within 45 days of the date of this prospectus from us in full) and 3,810,477 shares of Class B Common Stock.

Use of proceeds	We plan to use the net proceeds of this offering as follows:

● approximately 60% of the net proceeds for our PAV business which includes geographic expansion, investments in physical and IT infrastructure, and expansion of our sales team and marketing efforts;

● approximately 30% of the net proceeds for our LAV business which includes geographic expansion, expansion of our sales team and marketing efforts; and

● approximately 10% of the net proceeds for general working capital and other corporate purposes.

We will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders.

Lock-up

We have agreed with the underwriters, subject to certain exceptions, not to offer, issue, sell, transfer, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of the Shares or securities convertible into or exercisable or exchangeable for the Shares for a period of three (3) months after the closing of this offering. Furthermore, all of our directors and officers and our principal stockholders (5% or more stockholders, including warrants, options, convertible securities, and Common Stock) have agreed with the underwriters, subject to certain exceptions, not to offer, issue, sell, transfer, or dispose of, directly or indirectly, any of our shares of Common Stock or securities convertible into or exercisable or exchangeable for our shares of Common Stock for a period of six (6) months from the date of this offering, except for the Selling Stockholders with respect to their 1,250,000 shares of Class A Common Stock sold in this offering, without the prior written consent of the Representative.

See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Underwriters’ Warrants	The registration statement of which this prospectus is a part also registers for sale the Underwriters’ Warrants to purchase up to a total number of shares of Class A Common Stock equal to 5% of the total number of shares issued in this offering at an exercise price equal to 120% of the initial public Offering Price of the Common Stock sold in this offering (subject to adjustments) and the Class A Common Stock underlying the Underwriters’ Warrants. The term of the Underwriters’ Warrants will be two and a half (2.5) years from the date of issuance. The Underwriters’ Warrants and the Class A Common Stock underlying the Underwriters’ Warrants will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days following the date of the commencement of sales of this offering. The Underwriters’ Warrants will have a cashless exercise provision and will provide for immediate demand and “piggyback” registration rights with respect to the registration of the shares underlying the warrants at the Company’s expense. Please see “Underwriting” for a description of these warrants.

Risk factors	See the section titled “Risk Factors” and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Common Stock.

Proposed NYSE American trading symbol	“NEOA”

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize certain financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of and for the years ended December 31, 2025 and 2024, which have derived from our audited consolidated financial statements included elsewhere in this prospectus. All consolidated financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The consolidated financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31:
	2024	2025	2025
	S$	S$	US$
Revenues	—	—	—
Gross profit	—	—	—
Total operating expenses	(1,338,351)	(1,381,235)	(1,074,138)
Loss from operations	(1,338,351)	(1,381,235)	(1,074,138)
Total other income, net	68,243	46,575	36,221
Income tax expense	—	—	—
Net loss	(1,270,108)	(1,334,660)	(1,037,917)
Weighted average number of ordinary shares – Basic and diluted	25,373,640	25,373,640	25,373,640
Net loss per share – Basic and diluted	(0.05)	(0.05)	(0.04)

SUMMARY BALANCE SHEETS

	As at December 31:
	2024	2025	2025
	S$	S$	US$
Cash and cash equivalents	34,013	658	512
Total current assets	173,566	718,426	558,695
Plant and equipment, net	-	-	-
Total non-current assets	23,966	88,070	68,489
Total assets	197,532	806,496	627,184
Total current liabilities	164,820	721,983	561,461
Total non-current liabilities	-	59,950	46,621
Total liabilities	164,820	781,933	608,082
Total stockholders’ equity	32,712	24,563	19,102

SUMMARY CASH FLOWS

	Years Ended December 31:
	2024	2025	2025
	S$	S$	US$
Net cash used in operating activities	(1,400,225)	(689,098)	(535,887)
Net cash used in investing activities	-	-	-
Net cash provided by financing activities	1,406,794	655,743	509,948
Cash and cash equivalent, beginning of year	27,444	34,013	26,451
Cash and cash equivalent, end of year	34,013	658	512

RISK FACTORS

Investing in our Class A Common Stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, or results of operations. In such case, the trading price of our Class A Common Stock could decline, and you may lose some or all of your original investment.

Risks Relating to Our Business and Industry

We are an early-stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

For the Fiscal Years ended December 31, 2025 and 2024, we incurred a net loss of S$1,334,660 and S$1,270,108, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant deliveries of our VTOLs. Even if we are able to successfully develop and sell our product offerings, there can be no assurance that they will be financially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our VTOLs, which may not occur.

We expect the rate at which we will incur losses to be significantly higher in future periods as we:

●	continue to design, develop, manufacture and market our VTOLs;

●	continue to utilize our third-party partners for design, supply and manufacturing;

●	expand our production capabilities, including costs associated with outsourcing the manufacturing of our VTOLs;

●	build up inventories of parts and components for our VTOLs;

●	manufacture an inventory of our VTOLs;

●	expand our design, development and servicing capabilities;

●	increase our sales and marketing activities and develops our distribution infrastructure;

●	work with third party partners to develop pilot training programs; and

●	increase our general and administrative functions to support our growing operations and to operate as a public company.

Because we will incur the costs and expenses from these efforts before we receive any revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

Our ability to continue as a going concern depends in part on improving our operating and financing conditions.

We have incurred recurring losses from operations, negative working capital, and net operating cash outflow to date. For the years ended December 31, 2025, the Company reported net losses of S$1,334,660 (US$1,037,917) (2024: S$1,270,108) and negative operating cash flows of S$689,098 (US$535,887) (2024: S$1,400,225). Our audited consolidated financial statements for the fiscal years ended December 31, 2024, and 2025 include disclosure regarding substantial doubt about the Company’s ability to continue as a going concern within twelve months from the date the financial statements are issued. The Company’s consolidated financial statements were prepared assuming that it will continue to operate in the normal course of business for the foreseeable future. As 535,887)of December 31, 2025, the Company incurred a net loss of S$1,334,660 (US$1,037,917) and reported negative operating cash flows of S$689,098 (US$535,887) for the year then ended. The Company also had an accumulated deficit of S$5,042,948 (US$3,921,726) and held cash and cash equivalents of S$658 (US$512) for the year ended December 31, 2025.    Based on the Company’s average cash burn rate, the available cash balance indicates a limited operating runway.

The Company’s ability to continue as a going concern is dependent, in part, on its ability to improve its operating conditions and raise additional capital through equity offerings or debt financings. To fund operations for the next year, we plan to utilize new loans, stockholder advances, and upfront payments from distributor orders. Beyond the next twelve months, we aim to achieve self-sustaining cash flow by fiscal year 2028 through revenue growth, market expansion, and licensing, while securing additional financing despite negative cash flow and market challenges. However, although we intend to continue to pursue these plans, there can be no assurance that we will successfully execute these strategies or secure the necessary capital on favorable terms, if at all. Factors such as economic downturns, shifts in investor confidence, or unforeseen operational setbacks could impact our ability to achieve these goals. If we are unable to improve operating performance or obtain sufficient funding, we may need to implement cost-cutting measures, delay strategic initiatives, or explore alternative financing arrangements to sustain operations. If we cannot continue as a going concern, we may be forced to discontinue operations and liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, which would cause holders of our Class A Common Stock to lose all or a part of their investment.

We are a “controlled company” as defined under NYSE American Company Guide, and we are permitted to elect to rely on certain exemptions from corporate governance rules; although we do not expect to rely on the “controlled company” exemption under the listing standards of the NYSE American, we expect to have the right to use such exemption and therefore we could in the future avail ourselves of certain reduced corporate governance requirements.

We are a “controlled company” as defined under the NYSE American Company Guide because our Major Stockholder, Dr. Neo Kok Beng, currently beneficially owns approximately 72.40% of the voting power prior to this offering, and will own approximately 69.12% of the voting power at the completion of this offering (comprised of 0.41% of our Class A Common Stock and 100  % of our Class B Common Stock). As long as Dr. Neo Kok Beng continues to own at least 50% of the voting power of our Company, we will continue to be a controlled company under the NYSE American Company Guide. For so long as we are a controlled company under that definition, we are permitted however to elect to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not intend to rely on the controlled company exemptions provided under the NYSE American Company Guide, we expect to have the right to use such exemptions in the future. To the extent we use the controlled company exemption under the NYSE American Company Guide in the future, a majority of the members of our board of directors may not be independent directors, and each of the Compensation Committee and the Nominating and Corporate Governance Committee may not consist solely of independent directors. As a result, you may not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Rapid technological changes may adversely affect the market acceptance of our Passenger-grade eVTOL and Industrial-grade eVTOL and cVTOL and could adversely affect our business, financial condition, and results of operations.

The markets in which we compete are subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and services and new products and services. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties internally or in conjunction with our suppliers that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degree of market acceptance. If the release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results, and financial condition may be adversely affected.

If we fail to successfully develop and commercialize new products, services and technologies in a timely manner, our operating results may be materially and adversely affected.

Research, development and engineering (“RD&E”) capabilities is one of our key assets and requires significant investment of human, financial and other resources. The journey of product development is a very long, costly and uncertain one. From develop to launch, a product has to go through various stages, from prototyping to quality certification in the later stage, and we may experience delay in development and commercialization schedules. Our future growth depends on whether we can continually develop and introduce new generations of our existing products, systems and infrastructure and new products. This is particularly important in the current industry landscape where technologies and consumer preferences evolve rapidly, which may shorten the lifecycles of our existing products.

Our ability to roll out new and innovative products and services may be delayed, curtailed or eliminated due to various factors, including but not limited to failure to accurately grasp the needs and trends of the market, insufficient RD&E capabilities, lack of funds and other resources and regulatory obstacles. Our RD&E efforts may not yield the benefits we expect to achieve in a timely manner, or at all. If we cannot execute our strategy of continuously introducing new and innovative products, diversifying our product portfolio and satisfying consumers’ changing preferences, we may not be able to grow our user base, and our competitive position and results of operations may be adversely affected. Even if we are able to keep up with technological changes and develop new models, our prior models may as a result become obsolete sooner than expected, potentially reducing our return on investment.

Our products may not perform in line with expectations or have certain design and manufacturing defects.

The composition of a VTOL, which consists mainly of a flight platform, an on-board operating system and ground station, is inherently characterized by a high degree of complexity and may contain certain shortcomings in both hardware and software, sometimes constrained by general technological advancement and capabilities beyond our control.

As a result, our products may contain design or manufacturing defects that result in unsatisfactory performance or the need for repairs, particularly when first introduced to the market. Although we conduct extensive internal testing of our products’ hardware and software systems, we have a limited frame of reference for evaluating the long-term performance of our products. There can be no assurance that we will be able to detect and repair any defects in our products before we sell our products and services to our customers.

If our products do not perform as expected or contain design or manufacturing defects, accidents may occur with our products, and we may suffer adverse publicity, product liability claims, significant warranty and other expenses, as well as losses from product recalls and order reductions. These may have a material adverse impact on our business, financial condition, operating results and prospects.

We rely on external suppliers for certain raw materials and parts used in our products, and do not have control over the quality of the said.

Our VTOLs contain a variety of externally sourced raw materials, parts, components and subsystems, such as circuit boards, motors, and mapping systems, which may contain undetected defects. Our software and applications, for example, may contain “bugs” that may unexpectedly interfere with the intended operation of the software and applications; batteries may become damaged and lose power; and ground-based Internet or telecommunications network services may be interrupted and slowdown from time to time.

As of the date of this prospectus, we have not experienced any issue of suppliers failing to provide certain raw materials and parts used in our products. We cannot guarantee that the quality of raw materials, parts, components and systems manufactured by external suppliers will be consistent and maintained at a high standard, or that we will be able to detect and repair all defects in the software and hardware of our products. This could have significant adverse effect on our brand image, business, financial condition, operating results and prospects.

Safety issues or public perceptions of safety issues concerning lithium-ion batteries could have a material adverse impact on our business.

The battery packs installed on our VTOLs use lithium-ion batteries. In rare instances, lithium-ion batteries can rapidly release the energy they contain and vent smoke and flame, which can ignite nearby materials as well as other lithium-ion batteries. Although we utilize a number of flame-retardant designs, combustion and explosion incidents may occur, which could result in the destruction of the VTOL or injury to personnel and subject us to litigation, product recalls, or redesign efforts. Negative public perceptions regarding the suitability of lithium-ion cells for VTOL applications or any future incident involving lithium-ion cells, even if such incident does not involve our VTOLs and we only store sufficient batteries for research, development and engineering, could seriously harm our business.

If we are unable to obtain certain parts and components when needed and at a reasonable price, we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

A continuous and stable supply of parts and components that meet our standards is critical to our operations and production. We purchase certain parts and components, such as computer chips, batteries, motors and electronic displays, from outside suppliers for the production of our VTOLs. In particular, our motor parts are predominantly supplied by T-motor, a company specializing in the research, development, and sales of safe and reliable UAV with advanced technology in motors, electronic speed controllers and propellers. While the rest of the parts are not dependent on other dominating suppliers. We cannot assure you that we will be able to maintain our existing relationships with our suppliers and continue to be able to purchase parts and components on a consistent basis at reasonable prices, or at all.

We have integrated the technology of our suppliers into our products, so changing to an alternative supplier could cause significant disruption to our operations. The supply of critical components may be interrupted for any reason or the prices of these critical components may increase significantly. In addition, changes in business conditions, force majeure, changes in government policy and other factors may cause suppliers to be unable to deliver components to us on a timely basis. If any of these events occur, our business, results of operations and prospects could be materially and adversely affected.

Our production capacity is mainly limited by the responsiveness of our supply chain, the size of our plants and the number of skilled workers. During the reporting period, our capacity utilization was limited as we are currently still in the RD&E phase.

As of the date of this prospectus, the supply and delivery of parts and components are timely, however in case of delays in the supply of raw materials and components, substandard quality and extended delivery periods may temporarily disrupt our production schedule. Recruitment of skilled production workers and insufficient space will also constrain our production. As the market demand further expands, due to insufficient production capacity, the Company may not be able to fully meet the requirements of some of our customers in terms of product delivery period and purchasing volume, and the Company will have to forego orders from such customers, which will affect the Company’s rapid growth as well as its financial condition. Therefore, the Company faces the risk of insufficient production capacity in the future.

We may become subject to product liability claims or compelled to undertake product recalls, or other actions, which could adversely affect our brand image and results of operation.

If our products do not operate as promised due to any defects, accidents or other failure, which could result in property damage and personal injury, we could face product liability claims. This risk is particularly pronounced with respect to our future manned vehicles. If a product liability claim is successful, we could be required to pay substantial monetary damages. In addition, product liability claims would have a negative impact on our business and hinder the commercialization of our products. Our insurance coverage may not be sufficient to cover all potential product liability claims.

In the future, if any of our products, prove to be defective or do not comply with applicable laws and regulations, we may need to initiate a recall, either voluntarily or involuntarily. Such recalls, whether voluntary or involuntary, could incur substantial costs and adversely affect our brand image in our target markets. They may also inhibit or prevent the commercialization of our current and future product candidates.

The VTOL market is highly competitive and we may lose our competitiveness.

The VTOL industry is currently experiencing rapid worldwide growth, and there are numerous companies of different sizes in the industry.

Many of our current and potential competitors have greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote more resources to design, development, manufacturing, distribution, promotion, sales and service.

As the industry matures, we expect competition in the industry to intensify in the future. Factors affecting competition include speed of delivery, product quality, safety, operational performance, pricing and customer service. If the Company fails to properly judge and grasp the market dynamics and industry development trends and fails to introduce products with higher performance and quality than those of its competitors, the intensification of competition in the market may result in a decrease in the Company’s market share or product selling price, which will adversely affect the Company’s performance.

Damages arising from improper operation and modification of the product by the customer may create negative publicity and harm our business.

Users of our LAV and PAV must comply with strict operating instructions, and in general, the operators should participate in professional aviation training and obtain relevant qualifications. If the customer’s operators are not skilled or do not comply with the operation instructions, it may lead to product damage, injuries or even casualties.

In addition, if customers make unauthorized modifications to our products or our software systems, they may impair the performance and safety of our products. During such alterations, they may use third-party components that are not compatible with our products. In addition, use of unsafe charging outlets may cause damage to our products. Damage to our products or personal injury resulting from such misuse or alterations could result in, among other things, negative publicity and customer claims, which could negatively impact our brand and affect our business operations and results of operations.

Our success depends on the continuing efforts of our experienced management and key employees, including our senior management members and other key personnel. If we fail to hire, retain and motivate our key employees, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that our success depends substantially on the continued efforts of our founder Dr. Neo Kok Beng and key employees, including SLTC(Ret) Tay Boon Chong, Mr. Jeffrey Williams, three aviation-trained drone engineers and other senior management members. Due to the technology-intensive nature of our products, our RD&E and technical personnel are key to our core competitiveness. The loss of any such key personnel or our failure to attract additional talents on acceptable terms could reduce our employee retention, disrupt our RD&E activities and operations, and may impair our planned future revenue growth and competitiveness. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. If one or more of our key personnel were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all, and we might lose the innovation, collaboration and focus that contribute to our business.

Any significant cybersecurity incident or disruption to our operating systems or our command-and-control centers could subject us to significant reputational, financial, legal and operational consequences.

We depend on our integrated in-flight operating systems and on-the-ground infrastructure to operate our products and services. In the event of a cyber-attack, our ground stations may slow down, send incorrect commands or experience signal interruptions, which could result in the malfunctioning or crashing of our VTOLs; disruptions to telecommunications networks may result in the inability of customer terminals to receive data and images transmitted from the VTOLs; and illegal or unpredictable interference with radio signals may affect the control systems of the VTOLs, which could in turn affect the safety of the flights.

Although we proactively take a variety of measures to protect our systems from such interference, our measures may not completely prevent such incidents from occurring. If, as a result, operations of our products are disrupted or damaged, there could be negative publicity generated and we may be subject to regulatory scrutiny and litigation, and our business and results of operations could be adversely affected.

Capital constraints may restrict our operations.

We will require significant capital for, among other things, RD&E, expansion of our manufacturing capabilities and introduction of new products. We may also require significant capital to maintain our existing property, plant and equipment. Our anticipated sources of capital include equity financing and debt financing. However, we may not be able to obtain financing on a timely basis or on acceptable terms, or at all.

Our ability to obtain the necessary financing to implement our business plan depends on many factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unachievable for us. If we are unable to raise sufficient capital, we will have to significantly reduce our expenses, delay or cancel our planned activities, significantly alter our current corporate structure or even curtail or cease our operations.

In addition, our future capital needs and other business issues may require us to sell additional equity or debt securities or obtain credit facilities. The sale of additional equity or equity-linked securities could dilute the equity of our stockholders; additional debt would increase our debt service obligations and could be accompanied by restrictions on our operations or on the payment of dividends to our stockholders.

We may not be able to effectively manage our growth or implement our business strategies.

As our business evolves, we may adjust our scope of products and services. These adjustments may not lead to the expected results and may instead have a material adverse effect on our financial condition and results of operations. For example, we may lack sufficient orders for some models of VTOLs that we develop, and our VTOLs may not be commercialized on schedule. In pursuit of our growth strategy, we may enter new strategic relationships. If these relationships do not translate into orders for our products and services, we may lose opportunities for sales growth, and our business, results of operations and financial condition may be adversely affected by doing so.

After the offering, the scale of the Company may grow further with further fund-raising exercise and investments. Various aspects of the company, such as system processing, talent acquisition and internal control management, may require more managerial attention. If the Company’s management cannot quickly adapt to the needs of the Company’s upon growth in scale, it will affect the Company’s operational efficiency, which will in turn affect the Company’s market competitiveness.

Our VTOLs are subject to existing regulations and approval process. We cannot predict when regulations will change, and whether any new regulations may impose onerous requirements and restrictions with which we, our VTOLs and our potential customers may be unable to comply. As a result, we may be limited in, or completely restricted from, growing our business in the foreseeable future.

Our first subsidiary, Neo Aeronautics Pte Ltd, was incorporated in April 2018 and our Group have a limited operating history in the advanced air mobility industry, which is continuously evolving. Our VTOLs are in the development stage. We are still working to obtain FAA certification of our eVTOL and cVTOL. As a result, we have no experience as an organization in high volume manufacturing of the planned VTOLs. Many of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. In particular, our competitors may be able to receive airworthiness certificates or production certificates for their aircraft prior to us commercializing our FAA Part 103 eVTOL. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We cannot assure you that we or our partners will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our VTOLs. You should consider our business and prospects in light of the risks and significant challenges we face as a new entrant into our industry, including, among other things, with respect to our ability to:

●	design and produce safe, reliable and quality VTOLs on an ongoing basis;

●	obtain the necessary regulatory approvals in a timely manner, including receipt of governmental authority for manufacturing the equipment and, in turn, marketing, selling and operating our sports and recreation services, logistics and customized aerial vehicles solutions and offerings;

●	build a well-recognized and respected brand;

●	establish and expand our customer base;

●	successfully market not just our VTOLs but also the other services we intend to provide, such as aerial ride sharing services;

●	successfully service our VTOLs after sales and maintain a good flow of spare parts and customer goodwill;

●	improve and maintain our operational efficiency;

●	successfully execute our manufacturing and production model and maintain a reliable, secure, high- performance and scalable technology infrastructure;

●	predict any future revenues and appropriately budget for our expenses;

●	attract, retain and motivate talented employees;

●	anticipate trends that may emerge and affect our business;

●	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

●	navigate an evolving and complex regulatory environment.

If we fail to adequately address any or all of these risks and challenges, our business may be harmed.

Further, the operations of UAVs in Singapore require local permits issued by the relevant authorities. Currently, there are no comprehensive regulations governing the industry. As the industry evolves and expands, regulatory frameworks may change over time. Any new regulations may impose more onerous requirements or restrictions that might increase our costs of compliance with these regulations. This may delay or disrupt our ability to carry out research and development and to grow our business.

Changes in government regulation imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

Aerospace manufacturers and aircraft operators are subject to extensive regulatory and legal requirements that involve significant compliance costs. The DOT and the FAA may issue regulations relating to the operation of aircraft that could require significant expenditures. Implementation of the requirements created by such regulations may result in increased costs for our passengers and us. Additional laws, regulations, taxes, rates and charges have been proposed from time to time that could significantly increase the cost of our operations or reduce the demand for air travel. If adopted, these measures could have the effect of reducing revenue and increasing costs. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

Accidents involving any VTOLs provided by us or other manufacturer could harm the industry.

There are risks associated with autopilot, flight control, communications and other advanced technologies and, from time to time, there are accidents associated with these technologies. The safety of certain cutting-edge technologies depends in part on user interaction, and users may not be accustomed to using such technologies.

In case of any accident involving any VTOL provided by us or other manufacturers, particularly in densely populated areas, could lead to a tightening of restrictions on the use of VTOL by regulatory authorities around the world, and could cause the public losing confidence in our products and VTOLs in general, as well as more stringent regulatory controls and interventions. These circumstances could have a material adverse effect on our results of operations, financial condition and growth prospects.

Our future growth depends on the demand for, and customers’ willingness to adopt, our Passenger-grade eVTOL and Industrial-grade eVTOL and cVTOL and air mobility solutions.

We operate in the new and evolving VTOL industry. Our business and operating results depend in large part on the acceptance of and demand for our VTOLs and AAM solutions in general.

The success of these products and services are and will be subject to risks, including with respect to:

●	the extent of market reception and adoption of VTOLs as transportation and logistics solutions;

●	our navigating a new and evolving regulatory environment;

●	our timely fulfillment of product orders;

●	our ability to produce safe, high-quality and cost-effective VTOLs on an ongoing basis;

●	state, federal or municipal licensing requirements and other regulatory measures;

●	the performance of our VTOLs relative to customer expectations and customers’ interest in and demand for our VTOLs and related solutions services; and

●	our building a well-recognized and respected brand.

There are a number of existing laws, regulations and standards that may apply to VTOLs, including standards that were not originally intended to apply to electric aircraft, inclusive of Part 103 ultralight vehicles. Regulatory changes that address VTOLs more specifically could delay our ability to receive certification by transportation authorities and thus delay our independent third-party aircraft operators’ ability to utilize VTOLs for their flights. In addition, there can be no assurance that the market will accept eVTOL aircraft, that we will be able to execute on our business strategy, or that our offerings utilizing VTOLs will obtain the necessary government operating authority or be successful in the market. There may be heightened public skepticism of this nascent technology and its adopters. In particular, there could be negative public perception surrounding VTOLs, including the overall safety and the potential for injuries or death occurring as a result of accidents involving VTOLs, regardless of whether any such safety incidents occur involving us. Our failure to manage the risks described above may discourage current or potential customers from purchasing our products or relevant solutions services, and there may be downward price pressure on our products and solutions services. If the market for our products and solutions services does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be materially and adversely affected.

Our VTOLs and relevant solutions services are subject to safety standards, and the failure to satisfy such mandated safety standards or failure to design, manufacture and operate safe and high-performance VTOLs and related operating systems and infrastructure would have a material adverse effect on our business and operating results.

Sales of our VTOLs must comply with applicable standards in the market where they are sold, including standards on design, manufacturing and operation. In the United States, the Federal Aviation Administration (“FAA”) oversees the safety of VTOLs operations in the national airspace system and has the authority to grant certificates and related exemptions to VTOL products.

If we fail to have our VTOLs satisfy applicable aerial vehicle standards in any jurisdiction where we operate, our business and operating results would be adversely affected. To achieve a high level of safety assurance, we have also established our own VTOL safety standards. While we are committed to producing safe and high-quality products, there can be no assurance that our safety technology will be effective in preventing incidents related to product safety, such as accidents involving our VTOLs. Failure to ensure the safe operation of our VTOLs will affect our reputation and the sales of our VTOLs, which will ultimately adversely affect our business operation and financial results.

Operation of VTOLs involves a degree of inherent risk. We could suffer losses and adverse publicity stemming from any accident involving small aircraft, helicopters or charter flights and in particular from any accident involving VTOLs.

The operation of VTOLs is subject to various risks, and demand for air transportation, including our UAM offerings, may in the future be impacted by accidents or other safety issues regardless of whether such accidents or issues involve our VTOL or third-party VTOL. Air transportation hazards, such as adverse weather conditions and fire and mechanical failures, may result in death or injury to personnel and passengers, which could impact client or passenger confidence in a particular VTOL type or the air mobility services industry as a whole and could lead to a reduction in passenger volume, particularly if such accidents or disasters were due to a safety fault. Safety statistics for air mobility are reported by multiple parties, including the Department of Transportation and National Transportation Safety Board, and are often separated into categories of transportation.

We believe that safety and reliability are two of the primary attributes customers consider when selecting our sports and recreation services, logistics and customized aerial vehicles solutions. Our failure to maintain standards of safety and reliability that are satisfactory to fliers may adversely impact our ability to attract and retain customers. We are at risk of adverse publicity stemming from any public incident involving us, our people or our brand. Such an incident could involve the actual or alleged behavior of our employees, contractors, or partners. Further, if our VTOLs, whether operated by us or a third party, is involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe or action involving our VTOLs or other VTOLs generally could create an adverse public perception, which could harm our reputation, result in our customers being reluctant to use our services, and adversely impact our business, results of operations and financial condition. If we or one of our third-party operators were to suffer an accident or lose the ability to fly certain VTOLs due to safety concerns or investigations, we or such operators may be required to cancel or delay certain flights until replacement aircraft and personnel are obtained.

Our operations may also be negatively impacted by accidents or other safety-related events or investigations that occur in or near the takeoff and landing infrastructure we plan to utilize for our product offerings. For example, if an accident were to occur at a heliport or at an area that supports take-off and landing operations of VTOL aircraft ( a “vertiport”) that we rely on for certain flights in the future (assuming we are granted government operating authority to do so), we may be unable to fly into or out of that heliport/vertiport until the accident has been cleared, any damage to the facilities have been repaired and any insurance, regulatory or other investigations have been completed.

Additionally, the battery packs in our VTOLs are expected to use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have taken measures to enhance the safety of our electric propulsion system, a field or testing failure of our aircraft could occur in the future, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for aerospace applications or any future incident involving lithium-ion cells such as an aircraft or other fire, even if such incident does not involve our VTOLs, could seriously harm our business.

From time to time, we are expected to store varying amounts of lithium-ion cells at our facilities. In addition, our manufacturing partners and suppliers are expected to store a significant number of lithium-ion cells at their facilities. Any mishandling of battery cells may cause disruption to the operation of our facilities or our manufacturers. A safety issue or fire related to the cells could disrupt operations or cause manufacturing delays. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any such failure of a competitor’s VTOLs may cause indirect adverse publicity for us and our VTOLs. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.

We face significant risks in the commercialization of drones in Singapore.

Commercializing drones, including our planned LAV and CAV VTOLs, in Singapore presents several significant risks. Regulatory compliance is a primary concern, as the Civil Aviation Authority of Singapore (“CAAS”) imposes stringent requirements on drone operations, including registration, permits, and pilot training. Failure to adhere to these regulations can result in severe penalties and operational disruptions. Additionally, the crowded urban landscape and busy airspace in Singapore pose safety risks, potentially leading to accidents or interference with other aircraft. The evolving nature of drone technology also introduces uncertainties in market acceptance and technological reliability. The Company must navigate these challenges while ensuring robust risk management strategies to mitigate potential financial, legal, and reputational impacts, and we cannot assure that we will be successful in doing so.

We face significant risks in the planned commercialization schedule of our PAV in the United States.

Our PAV is developed based on FAA Part 103 ultralight regulations. We have completed the indoor flight trial for PAV by May 2025. Our PAV, developed in accordance with FAA Part 103 ultralight regulations, successfully concluded its indoor flight trials in May 2025 and transitioned to the outdoor flight trial phase in August 2025. Following a formal review of the program’s preliminary progress in November 2025 by Jeffery Williams, Chief Test Pilot and President (Designate), we expect to complete the full flight trial series by 2027. It is important to note, however, that the timeline for ultimate commercialization remains subject to the outdoor testing schedule, which may experience delays due to flight test site availability or shipping logistics delays. The outdoor flight trial may face delays due to availability of sites of flight trial and shipping delays, and such delays would push back our schedule for potential ultimate commercialization.

We have limited insurance coverage, which could subject us to significant costs and business disruption.

We have limited liability insurance coverage for our products and business operations. We may not be able to secure additional product liability insurance coverage on acceptable terms or at reasonable costs when needed. A successful liability claim against us due to injuries or damages suffered by our users could materially and adversely affect our financial conditions, results of operations and reputation. Even if unsuccessful, such a claim could cause us adverse publicity, require substantial costs to defend, and divert the time and attention of our management. In addition, we do not have any business disruption insurance. Any business disruption could result in substantial cost to us and diversion of our resources. Furthermore, the United States or any other jurisdiction relevant to our business may impose requirements for maintaining certain minimum liability or other insurance relating to the operation of VTOLs. Such insurance policies could be costly, which would reduce the demand for our VTOLs. Alternatively, certain insurance products that would be desirable to VTOL operators may not be commercially available, which would increase the risks of operating our VTOLs and also reduce the demand for them.

Our operations may be interrupted by production difficulties or delays due to mechanical failures, utility shortages or stoppages, fire, natural disaster or other calamities at or near our facility.

If and when we have one or more fully operational production facilities, production difficulties, such as capacity constraints, mechanical and systems failures and the need for equipment upgrades, may suspend our production and/or reduce our output. There can be no assurance that we will not experience problems with our production facility in the future or that we will be able to address any such problems in a timely manner. Problems with key equipment in any future production facility may affect our ability to produce our VTOLs or cause us to incur significant expenses to repair or replace such equipment. Scheduled and unscheduled maintenance programs may affect our production output. Any of these could have a material adverse effect on our business, financial condition, results of operations and prospects.

We would depend on a continuous supply of utilities, such as electricity and water, to operate any production facilities. Any disruption to the supply of electricity or other utilities may disrupt our production or cause the deterioration or loss of our inventory. This could adversely affect our ability to fulfill our sales orders and consequently may have an adverse effect on our business and results of operations. In addition, fire, natural disasters, pandemics or extreme weather, including droughts, floods, typhoons or other storms, or excessive cold or heat, could cause power outages, fuel shortages, water shortages, damage to our production, processing or distribution facilities or disruption of transportation channels, any of which could impair or interfere with our operations. We cannot assure you that such events will not happen in the future or that we will be able to take adequate measures to mitigate the likelihood or potential impact of such events, or to effectively respond to such events if they occur. Currently, we outsource all production and manufacturing of our prototypes. As of the date of this prospectus, we do not have any plans to acquire or build a manufacturing or production facility.

Our business and prospects depend significantly on our ability to build our brand.

Our business and prospects are heavily dependent on our ability to build, maintain and strengthen our brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high-quality VTOLs and relevant solutions services and engage with our customers as intended. In addition, we expect that our ability to develop, maintain and strengthen our brand will also depend heavily on the success of our user development and branding efforts. Such efforts mainly include building a community of engaged online and offline users as well as other branding initiatives, such as VTOL shows and events. To promote our brand, we may be required to change our user development and branding practices, which could result in substantially increased expenses. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Our brand could be subject to adverse publicity if incidents related to our products occur or are perceived to have occurred, whether or not we are at fault. In particular, given the popularity of social media, any negative publicity, regardless of its truthfulness, could quickly proliferate and harm consumer perceptions of and confidence in our brand. Furthermore, we may be affected by adverse publicity related to our manufacturing or other partners, whether or not such publicity is related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions of the quality of our partners’ products and services. In addition, from time to time, our VTOLs and relevant solutions services are evaluated and reviewed by third parties. Any unfavorable reviews could adversely affect consumer perceptions of our VTOLs and relevant solutions services.

Weather and seasonality may have a material adverse effect on our operations.

Our sales of VTOLs and related solutions services may be affected by weather and seasonality as our VTOL solutions services are mainly delivered outdoor. As a result, our business, financial condition and operating results may be materially and adversely impacted by the weather conditions. Our operating results may vary from period to period due to many factors, including seasonal factors that may have an effect on the demand for our VTOL solutions services in the future. As a result, our quarterly results of operations and financial position at the end of a particular quarter may not necessarily be representative of the results we expect at year-end or in other quarters of a year. Our operating results would suffer if we do not achieve revenues consistent with our expectations due to seasonal demand and weather changes because many of our expenses are based on anticipated levels of annual revenues.

If our business partners, contractors, suppliers, sales agents, dealers or third-party logistics services providers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity beyond our own control.

Our reputation is sensitive to allegations of unethical business practices. We do not control the business practices of our business partners, independent contractors and suppliers, sales agents, dealers or third-party logistics services providers. Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, sales agents or dealers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations. Violation of labor or other laws by our suppliers, business partners, sales agent, dealers or third-party logistics services suppliers or the divergence of their labor or other practices from those generally accepted as ethical in the markets in which we do business could also attract negative publicity, diminish our brand image and reduce demand for our VTOLs and related solutions services.

Failure to safeguard personal information could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.

Through our VTOLs and command-and-control centers, we log information about each VTOL’s use, such as charge time, battery usage, mileage and location information, in order to aid us in vehicle diagnostics, repair and maintenance, as well as to help us customize and optimize the flying experience. Images and videos captured by cameras attached to our VTOLs are stored on our servers, servers of third-party cloud storage providers or other servers designated by our customers. Possession and use of our users’ flying behavior and data in conducting our business may subject us to legislative and regulatory oversight in the jurisdictions that we operate in, particularly in USA. Regulations in relevant jurisdictions may require us to obtain user consent for the collection of personal information, restrict our use of such personal information and hinder our ability to expand our user base. In the event of a data breach or other unauthorized access to our user data, we may have obligations to notify users about the incident and we may need to provide some form of remedy for the individuals affected by the incident.

If users allege that we have improperly used, released or disclosed their personal information, we could face legal claims and reputational damage. We may incur significant expenses to comply with privacy, consumer protection and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. A major breach of our network security and systems could create serious negative consequences for our business and future prospects, including possible fines, penalties, reduced customer demand for our VTOLs, and harm to our reputation and brand. See “Regulations” for further details.

Failure to comply with applicable laws and regulations relating to the aviation business in general and VTOLs specifically, could adversely affect our business and our financial condition.

Our VTOLs and the operation of our sports and recreation services, logistics and customized aerial vehicles solutions will be subject to substantial regulation in the jurisdictions in which we intend our VTOLs to operate. We expect to incur significant costs in complying with these regulations. Regulations related to the VTOL industry, including VTOL certification, production certification, passenger operation, flight operation, airspace operation, security regulation and infrastructure regulation are currently evolving, and we face risks associated with the development and evolution of these regulations.

Our VTOLs must be certified with the FAA in the United States. Operating our product offerings in the United States and providing our sports and recreation services, logistics and customized aerial vehicles solutions must comply with U.S. laws, regulations, safety standards, and customer service regulations.

Rigorous testing and the use of approved materials and equipment are among the requirements for achieving certification. Our failure to obtain or maintain certification for our VTOL or infrastructure would have a material adverse effect on our business and operating results. In addition to obtaining and maintaining certification of our VTOL, we will need to obtain and maintain operational authority necessary to provide our envisioned product offerings. A transportation or aviation authority may determine that we cannot manufacture, provide, or otherwise engage in those services as we have contemplated. The inability to implement our envisioned services and offerings could materially and adversely affect our results of operations, financial condition, and prospects.

To the extent the laws change, our services and offerings may not comply with those laws, which would have an adverse effect on our business. Complying with changing laws could be burdensome, time consuming, and expensive. To the extent compliance with new laws is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

When we expand beyond the United States, there will be additional laws and regulations we must comply with, and there may be laws and regulations in other jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our operations or business practices or that are difficult to interpret and change rapidly. Continued regulatory limitations and other obstacles interfering with our business operations could have a negative and material impact on our business, prospects, financial condition and results of operations.

Any financial or economic crisis or perceived threat of such a crisis may materially and adversely affect our business, financial condition and results of operations.

The global financial markets experienced significant disruptions in 2008. The recovery since then has been geographically uneven. New challenges have also emerged, including the escalation of the European sovereign debt crisis since 2011, the hostilities in the Ukraine, the end of quantitative easing by the U.S. Federal Reserve and the economic slowdown in the Eurozone in 2014. It is unclear whether these challenges will be contained and what effects they each may have. There could be considerable uncertainty over the effects of the monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and Singapore’s. Economic conditions in Singapore are sensitive to global economic conditions. Any prolonged slowdown in Singapore’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and customer confidence and dramatic changes in business and customer behaviors.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be adversely affected by epidemics. In recent years, there have been outbreaks of epidemics globally. Our business operations could be disrupted if any of our employees are suspected of having H1N1 flu, avian flu or another epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese economy in general and the VTOL industry in particular.

We are also vulnerable to natural disasters and other calamities such as hurricanes, tornadoes, floods, earthquakes and other adverse weather and climate conditions. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform.

If we are unable to recruit, develop and retain our key employees, our business, financial condition and operating results could be adversely affected.

We are highly dependent upon the services of certain key employees, including our executive officers. The loss of any of their services could negatively impact our operations and future profitability. Inadequate succession planning or unexpected departure of key executive officers could cause substantial disruption to our business operations, deplete our institutional knowledge base and erode our competitive advantage. Additionally, we must continue to recruit, develop and retain skilled and experienced personnel if we are to realize our goal of expanding our operations and continuing our growth, including internationally. Failure to recruit, develop and retain a core group of operational personnel could have a materially adverse effect on our business.

We may be subject to risks associated with strategic alliances or acquisitions. If we cannot manage the growth of our business or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Although we currently do not have any specific acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to any required stockholder approval, we may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in delays and increased costs, and may derail our business strategy if we fail to do so. Furthermore, past and future acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Historically we have not made a significant number of acquisitions and we may not make acquisitions in the future, or if we do, we may not be successful in integrating the acquired company, either of which could have a materially adverse effect on our business.

Historically, acquisitions have not been a significant part of our growth strategy. From inception to date, we did not complete any significant acquisitions. We may not be successful in identifying, negotiating or consummating any future acquisitions. If we decide to acquire other companies to stay competitive, we may not successfully integrate these businesses or achieve the synergies and operating results anticipated in connection with these acquisitions. The continuing trend toward consolidation in the trucking industry may result in the acquisitions of smaller carriers by large carriers that gain market share and other competitive advantages through such acquisitions. If we fail to make or successfully execute future acquisitions, our growth rate could be materially and adversely affected.

In addition, any acquisitions we undertake could involve numerous risks that could have a materially adverse effect on our business and operating results, including:

●	difficulties in integrating the acquired company’s operations and in realizing anticipated economic, operational and other benefits in a timely manner that could result in substantial costs and delays or other operational, technical or financial problems;

●	challenges in achieving anticipated revenue, earnings or cash flows;

●	assumption of liabilities that may exceed our estimates or what was disclosed to us;

●	the diversion of our management’s attention from other business concerns;

●	the potential loss of customers, key associates and drivers of the acquired company;

●	difficulties operating in markets in which we have had no or only limited direct experience;

●	the incurrence of additional indebtedness; and

●	the issuance of additional shares of our Class A Common Stock, which would dilute your ownership in the company.

We may need to obtain additional financing which may not be available or, if it is available, may result in a reduction in the percentage ownership of our then-existing stockholders.

We may need to raise additional funds in order to:

●	finance unanticipated working capital requirements;

●	develop or enhance our technological infrastructure and our existing services;

●	fund strategic relationships;

●	respond to competitive pressures; and

●	acquire complementary businesses, technologies, products or services.

Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion strategy, take advantage of unanticipated opportunities, develop or enhance technology or services or otherwise respond to competitive pressures could be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our then-existing stockholders may be reduced, and holders of these securities may have rights, preferences or privileges senior to those of our then-existing stockholders.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition, and results of operations.

We may be from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our services. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

Risks Relating to Our Intellectual Property

Failure to adequately maintain and protect our intellectual property and proprietary rights could harm our brand, devalue our proprietary content, and adversely affect our ability to compete effectively.

Our success depends to a significant degree on our ability to obtain, maintain, protect, and enforce our intellectual property rights, including our proprietary technology, know-how, and our brand. To protect our rights to our intellectual property, we rely on a combination of patent, trademark, copyright, and trade secret laws, domain name registrations, confidentiality agreements, and other contractual arrangements with our employees, affiliates, clients, strategic partners, and others. However, the protective steps we have taken and plan to take may be inadequate to deter infringement, misappropriation, dilution or other violations of our intellectual property rights. We make business decisions about when and where to seek patent protection for a particular technology and when to rely upon copyright or trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that our applications for patents will be granted, and even if they are, that the resulting patents will be of sufficient scope to provide meaningful protection. Further, even if we obtain adequate protection, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our patents and other intellectual property rights. Effective patent, trademark, copyright, and trade secret protection may not be available to us or in every jurisdiction in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content, and adversely affect our ability to compete effectively. Further, third parties may challenge the validity, enforceability, registration, ownership or scope of our intellectual property rights, and defending against any such claims could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, results of operations, and financial condition.

If we fail to protect our intellectual property rights adequately, our competitors may gain access to our intellectual property and proprietary technology and develop and commercialize substantially identical offerings or technologies. In addition, defending our intellectual property rights might entail significant expense. Any patents, trademarks, copyrights, or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative process, including re-examination, inter partes review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or litigation. Even if we seek patent protection in the future, we may be unable to obtain or maintain patent protection for our technology. In addition, any patents we have or may obtain, or that are licensed to us now or in the future, may not provide us with competitive advantages or may be successfully challenged by third parties. Further, the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming. Despite our precautions, it may be possible for unauthorized third parties to copy our offerings and technology capabilities and use information that we regard as proprietary to create offerings that compete with ours. The value of our trademarks could be diminished if others assert rights in or ownership of our trademarks, or if they use and assert rights in trademarks that are similar to our trademarks. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights. We may be unable to successfully resolve these types of conflicts to our satisfaction.

We enter into confidentiality and invention assignment agreements with our consultants. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how, and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to our proprietary information or the distribution, use, misuse, misappropriation, reverse engineering, or disclosure of our proprietary information, know-how, and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings and technology capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor for infringement and to enforce our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims, or countersuits are successful, we could lose valuable intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our offerings and technology capabilities, impair the functionality of our offerings and technology capabilities, delay introductions of new offerings, result in our substituting inferior or more costly technologies into our offerings, or injure our reputation.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or would not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We may, from time to time in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by our products, services or other aspects of our business. There could also be existing patents of which we are not aware that our products may inadvertently infringe. There can be no assurance that holders of patents purportedly relating to some aspect of our technology infrastructure or business, if any such holders exist, would not seek to enforce such patents against us in any jurisdictions as applicable. Furthermore, There can be no assurance that US courts, Singapore courts or regulatory authorities would agree with our analysis on potential claims. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Risks Relating to Doing Business in the United States

It may be difficult for you to enforce any judgment obtained in the United States against us, our directors, executive officers or our affiliates.

Although we are incorporated in Delaware, we currently conduct the majority of our operations outside the United States and, except for certain of our investments, substantially all of our assets are located outside the United States. In addition, all of our directors and executive officers reside outside the United States. As a result, it may be difficult to enforce in the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the U.S. securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States, it may be difficult for investors to enforce liabilities based upon U.S. securities laws. However, the rights of investors under U.S. securities laws remain fully enforceable.

Even if you are successful in bringing an action of this kind in Delaware, Singapore or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Singapore, see “Enforceability of Civil Liabilities.”

Our Singapore counsel, RHTLaw Asia, has further advised us that there is uncertainty as to whether the Singapore courts would (i) recognize and enforce judgments of courts in the United States, based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States; or (ii) entertain judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws of United States. In making a determination as to enforceability of a judgment of the courts of the United States, and subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts would have regard to whether United States court had international jurisdiction according to Singapore conflict of laws rules, and whether the judgment was final and conclusive, on the merits of the case, and was expressed to be for a fixed sum of money. However, the Singapore courts are unlikely to enforce a foreign judgment if (a) the foreign judgment is inconsistent with a prior local judgment or earlier foreign judgement recognized in Singapore that is binding on the same parties; (b) the enforcement of the foreign judgment would contravene the public policy of Singapore; (c) the proceedings in which the foreign judgment was obtained were contrary to principles of natural justice; (d) the foreign judgment was obtained by fraud; or (e) the enforcement of the foreign judgment amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.

It is uncertain as to whether a judgment of the courts of the United States awarding punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws as such a determination has yet to be conclusively made by a Singapore court in a reported decision. Therefore, civil liability provisions of the federal and state securities law of the United States may be construed by the Singapore courts to permit the award of punitive damages against us, our directors and officers. Accordingly, a judgment predicated on such provisions may not be enforced by the Singapore courts.

In addition, holders of book-entry interests in the shares (for example, where such stockholders hold shares indirectly through the DTC) will be required to be registered stockholders as reflected in our register of members in order to have standing to bring a stockholder action and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts. Any such enforcement action would be subject to applicable Singapore laws. The administrative process of becoming a registered stockholder could result in delays that could be prejudicial to any legal proceeding or enforcement action. In making a determination as to enforceability of a judgment of a state court or a federal court of the United States, the Singapore courts would have regard to, among others, whether the judgment was final and conclusive, given by a court of law of competent jurisdiction, expressed to be for a fixed sum of money, whether it was procured by fraud, or in breach of principles of natural justice, or whether the enforcement thereof would be contrary to public policy.

Accordingly, there can be no assurance that the Singapore courts would against us, our directors or our executive officers, judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

The ability of our subsidiary in the United States to distribute dividends to us may be subject to restrictions under applicable laws.

We are a holding company, with subsidiaries in the United States and Singapore. Part of our primary internal sources of funds to meet our cash needs is our share of the dividends, if any, paid by our subsidiaries. The distribution of any future dividends to us from our subsidiaries will be subject to restrictions imposed by the applicable laws and regulations in these markets, which are more fully described in “Dividend Policy” in this prospectus. In addition, although there are currently no foreign exchange control regulations which restrict the ability of our subsidiary in United States to distribute dividends to us, the relevant regulations may be changed and the ability of our subsidiary to distribute dividends to us may be restricted in the future.

Our results of operations may be harmed if we are required to collect or pay sales or other taxes in jurisdictions where we have not historically done so.

States and some local taxing jurisdictions have differing rules and regulations governing sales and use and other taxes, such as gross receipts taxes, excise taxes, and telecom taxes, and these rules and regulations are subject to varying interpretations that may change over time. The application of federal, state, local and international tax laws to services provided electronically is evolving. In particular, the applicability of sales taxes and other taxes to our platform in various jurisdictions is unclear. We collect and remit sales tax and other taxes in the United States and value-added tax, or VAT, in a number of international jurisdictions. It is possible, however, that we could face sales tax or other tax or VAT audits and that our liability for these taxes could exceed our estimates as tax authorities in the United States or other jurisdictions could still assert that we are obligated to collect additional tax amounts from our paying customers and remit those taxes to those authorities. We could also be subject to audits in states and international jurisdictions for which we have not accrued tax liabilities. A successful assertion that we should be collecting additional sales or other taxes on our platform in jurisdictions where we have not historically done so and do not accrue for such taxes could result in substantial tax liabilities for past sales, discourage organizations from subscribing to our platform, or otherwise harm our business, financial condition and results of operations.

Further, one or more state or foreign or other tax authorities could seek to impose additional sales, use, telecommunications tax or other tax collection and record-keeping obligations on us or may determine that such taxes should have, but have not been, paid by us. Liability for past taxes may also include substantial interest and penalty charges. Any successful action by state, foreign or other authorities to compel us to collect and remit sales tax, use tax, telecommunication tax or other taxes, either retroactively, prospectively, or both, may harm our business, financial condition and results of operations.

Changes in U.S. tax laws and regulations and those which we are subject to in various tax jurisdictions could adversely affect our business, financial condition and results of operations.

New income, sales, use or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Those enactments could harm our domestic and international business operations and our business, financial condition and results of operations. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and prospective customers may elect not to purchase our offerings in the future. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our customers and our compliance, operating and other costs, as well as the costs of our offerings. Further, these events could decrease the capital we have available to operate our business. Any or all of these events may harm our business, financial condition and results of operations.

As we expand the scale of our international business activities, any changes in the U.S. or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition and results of operations. We may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. An increase in our tax liabilities could harm our liquidity and results of operations. In addition, the authorities in these jurisdictions could review our tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements apply to us or assert that benefits of tax treaties are not available to us, any of which may harm us and our results of operations.

Any adverse material changes to the global market (whether localized or resulting from economic or other conditions) such as the occurrence of an economic recession, pandemic or widespread outbreak of an infectious disease (such as COVID-19), could have a material adverse effect on our business, results of operations and financial condition.

Any adverse circumstances affecting the global market, such as an economic recession, epidemic outbreak or natural disaster or other adverse incidents may adversely affect our business, financial condition, results of operations and prospects. Any downturn in the industry which we operate in resulting in the postponement, delay or cancellation of contracts and delay in recovery of receivables is likely to have an adverse impact on our business and profitability.

If and when we generate revenues, uncertain global economic conditions may have an adverse impact on our business in the form of lower revenues due to weakened demand or lower profit margins.

During economic downturns or recessions, there can be a heightened competition for our services and increased pressure to reduce our advisory fees as our clients may reduce their demand for our services. If we lose significant fee volume or reduce the level of our advisory fees significantly, then there could be a negative impact on our combined financial condition or results of operations, profitability and cash flows.

Reduced availability of credit may also adversely affect the ability of some of our clients to obtain funds for operations and capital expenditures. This could additionally result in reduced or delayed collections of outstanding accounts receivable.

An epidemic or outbreak of communicable diseases may also adversely affect our business, financial condition, results of operations and prospects. The outbreak of COVID-19 had previously resulted in a global health crisis, causing disruptions to social and economic activities, business operations and supply chains worldwide, including in Singapore. Measures taken by the Singapore government to tackle the spread of COVID-19 have included, among others, border closures, quarantine measures and lockdown measures. The COVID-19 outbreak and related government measures had previously adversely affected our business in a number of ways, such as limiting our ability to conduct in person meetings and marketing efforts due to restrictions on travel.

Further, the continuity of our operations will partially depend on the availability of our people and office facilities and the proper functioning of our computer, software, telecommunications, transaction processing, and other related systems. A disaster or a disruption in the infrastructure that supports our businesses, a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or a disruption that directly affects our business exposure and operations in Singapore, could have a material adverse impact on our ability to continue to operate our business without interruption.

COVID-19 has impacted Singapore’s economy resulting in significant economic contraction and high unemployment rates during 2020. In 2021, the Singapore economy grew by 7.2%, rebounding from the 5.4% contraction in 2020, but any recurrence of the pandemic could negatively affect Singapore’s economy. The general economic downturn may affect the ability of our counterparties to perform their obligations in a timely manner or at all. Singapore government measures to alleviate the economic impact of COVID-19 such as the imposition of relief from actions for inability to perform scheduled contracts, or relief for financially distressed individuals, firms and other businesses could adversely affect our ability to enforce and require our counterparties to perform their obligations under our contracts. Moreover, the outbreak of COVID-19 has caused, and may continue to cause, companies in Singapore and the rest of the world, including us, our investee companies, and certain of our business partners, to implement temporary adjustment of work schedules and travel plans, mandating employees to work from home and collaborate remotely. As a result, we may experience lower efficiency and productivity, internally and externally, which may adversely affect our service quality. Further, our business operations depend on our professional staff and the continued services of these individuals. If any of our employees is suspected of having contracted COVID-19, we may be required to apply quarantines or suspend our operations. The extent to which this outbreak impacts our results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity of this outbreak and future actions we take, if any, to contain this outbreak or treat its impact, among others.

Our anticipated future revenue and profitability may be materially affected if COVID-19 (or any health epidemic or virus outbreak) continues to affect the overall economic and market conditions in Singapore for a prolonged period of time. Such an economic slowdown and/or negative business sentiment could potentially have an adverse impact on our business and operations. We are uncertain as to when the outbreak of COVID-19 will be contained, and we also cannot predict if the impact of an outbreak will be short-lived or long-lasting or when the global market will be able to fully recover to pre-COVID-19 levels. If these disruptions are for a prolonged period of time, or if there are further outbreaks of infectious diseases, these may have a material adverse effect on our Group’s business, financial condition, results of operations, and prospects.

Risks Relating to Doing Business in Singapore

We are exposed to the risk associated with the renewal of our permits by local authorities.

We expect that our future business will primarily be based in the United States, with our targeted future customer base also located there. Some of our research and development operations, as well as testing activities, are conducted in Singapore, which requires the holding of certain permits. These permits are valid for a limited period, and we cannot guarantee that they will be renewed upon expiration. Failure to renew these permits could restrict or curtail our research activities, which may materially and adversely affect our business, financial condition, operational results, and future prospects. Please refer to the section on “Regulations” for more details of such government permits.

We are exposed to risks arising from fluctuations of foreign currency exchange rates.

We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. If and when we generate revenues, we expect to earn revenue and make payments denominated mainly in U.S. dollars, and in Asia Pacific countries’ local currencies such as Singapore dollars among other currencies. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. We do not generally enter into hedging contracts to limit our exposure to fluctuations in the value of the currencies that our businesses use.

It is not certain if we will be classified as a Singapore tax resident.

Under the Income Tax Act 1947 of Singapore, or the Income Tax Act, a company established outside Singapore but whose governing body, being the board of directors, usually exercises de facto control and management of its business in Singapore could be considered a tax resident in Singapore. However, such control and management of the business should not be deemed to be in Singapore if physical board meetings are conducted outside of Singapore. Where board resolutions are passed in the form of written consent signed by the directors each acting in their own jurisdictions, or where the board meetings are held by teleconference or videoconference, it is possible that the place of de facto control and management will be considered to be where the majority of the board are located when they sign such consent or attend such conferences.

We believe that the Company, which is a Delaware corporation, is not a Singapore tax resident for Singapore income tax purposes. However, the tax residence status of the Company is subject to determination by the Inland Revenue Authority of Singapore, or IRAS, and uncertainties remain with respect to the interpretation of the term “control and management” for the purposes of the Income Tax Act. If IRAS determines that the Company. is a Singapore tax resident for Singapore income tax purposes, the portion of the Company’s single company income on an unconsolidated basis that is received or deemed by the Income Tax Act to be received in Singapore, where applicable, may be subject to Singapore income tax at the prevailing tax rate of 17% before applicable income tax exemptions or relief. If the Company is regarded as a Singapore tax resident, any dividends received or deemed received by the Company in Singapore from our subsidiary located in a foreign jurisdiction with a rate of income tax or tax of a similar nature of no more than 15% may generally be subject to additional Singapore income tax where there is no other applicable tax treaty between such foreign jurisdiction and Singapore. Income is considered to have been received in Singapore when it is: (i) remitted to, transmitted or brought into Singapore; (ii) applied in or towards satisfaction of any debt incurred in respect of a trade or business carried on in Singapore; or (iii) applied to purchase any movable property that is brought into Singapore. In addition, as Singapore does not impose withholding tax on dividends declared by Singapore resident companies, if the Company is considered a Singapore tax resident, dividends paid to the holders of our Class A Common Stock will not be subject to withholding tax in Singapore. Regardless of whether or not the Company is regarded as a Singapore tax resident, holders of our Class A Common Stock who are not Singapore tax residents would generally not be subject to Singapore income tax on gains derived from the disposal of our Class A Common Stock if such stockholders do not maintain a permanent establishment in Singapore, to which the disposition gains may be effectively connected, and the entire process (including the negotiation, deliberation, execution of the acquisition and sale, etc.) leading up to the actual acquisition and sale of our Class A Common Stock is performed outside of Singapore. For Singapore resident stockholders, if the gain from disposal of our Class A Common Stock is considered by IRAS as income in nature, such gain will generally be subject to Singapore income tax, and not taxable in Singapore if the gain is considered by IRAS as capital gains in nature.

Risks Relating to this Offering and Ownership of Our Class A Common Stock

There has been no public market for our Class A Common Stock prior to this offering, and an active market in which investors can resell their shares of our Class A Common Stock may not develop.

Prior to this offering, there has been no public market for our Class A Common Stock. We have filed an application to list our shares of Class A Common Stock under the symbol “NEOA” on the NYSE American. The closing of this offering is contingent upon the successful listing of our Class A Common Stock on the NYSE American. There is no guarantee that NYSE American, or any other exchange or quotation system, will permit our Class A Common Stock to be listed and traded.

Even if our Class A Common Stock is approved for listing on NYSE American, a liquid public market for our Class A Common Stock may not develop. The initial public Offering Price for our Class A Common Stock has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which our Class A Common Stock is traded after this offering may decline below the initial public Offering Price, meaning that you may experience a decrease in the value of your Class A Common Stock regardless of our operating performance or prospects.

The market price of our Class A Common Stock may fluctuate, and you could lose all or part of your investment.

After this offering, the market price for our Class A Common Stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our Class A Common Stock may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead investors of our Class A Common Stock to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to maintain the listing of our Class A Common Stock on NYSE American.

The public Offering Price of our Class A Common Stock has been determined by negotiations between us, the Selling Stockholders, and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our securities may prevent investors from being able to sell their securities at or above the initial public Offering Price. As a result, you may suffer a loss on your investment.

In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Common Stock.

The U.S. stock market has witnessed instances of extreme stock price run-ups followed by rapid price declines in 2022 and such stock price volatility seemed unrelated to the issuers’ performance subsequent to their recent initial public offerings, especially among companies with smaller public floats. After the consummation of this offering, we will have a relatively small public float due to the relatively small size of this offering. As a relatively small-capitalized company with a small public float after this offering, the price of our Class A Common Stock may experience extreme volatility, lower trading volume and less liquidity than large-capitalized companies. Although the specific cause of such volatility is unclear, our anticipated small public float may amplify the impact the actions taken by a few stockholders have on the price of our Class A Common Stock, which may cause our stock price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. The potential extreme volatility may confuse public investors regarding the value of our securities, distort the market perception of our stock price and our company’s financial performance and public image, and negatively affect the long-term liquidity of our Class A Common Stock, regardless of our actual or expected operating performance. Should our Class A Common Stock experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Class A Common Stock and our ability to access the capital market may be materially adversely affected. In addition, if the trading volumes of our Class A Common Stock are low, holders of our Class A Common Stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. As a result of this volatility, investors may experience losses on their investment in our Class A Common Stock.

We may not be able to maintain a listing of our Class A Common Stock on the NYSE American.

Once our Class A Common Stock is listed on the NYSE American, we must meet certain financial and liquidity criteria to maintain such listing. If we violate NYSE American’s listing requirements, or if we fail to meet any of NYSE American’s listing standards, our Class A Common Stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Class A Common Stock from NYSE American may materially impair our stockholders’ ability to buy and sell our Class A Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Class A Common Stock. The delisting of our Class A Common Stock could significantly impair our ability to raise capital and the value of your investment.

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to use the proceeds from this offering for our PAV and LAV businesses which includes geographic expansion, investments in physical and IT infrastructure, expansion of our sales team and marketing efforts, and for general working capital and other corporate purposes. However, we have considerable discretion in the application of the proceeds. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Please see “Use of Proceeds” below for more information.

You will experience immediate and substantial dilution as a result of this offering.

The net tangible liabilities book value as of December 31, 2025 was approximately $570,000 or approximately $0.02 per share. Since the effective price per share of our Class A Common Stock being offered in this offering is substantially higher than the net tangible book value per share of our Class A Common Stock, you will suffer substantial dilution with respect to the net tangible book value of the Class A Common Stock that you purchase in this offering. Based on the assumed public Offering Price of $5.00 per share being sold in this offering, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, and our net tangible book value per share as of December 31, 2025, you will suffer immediate and substantial dilution of $4.61 per share (or $4.60   per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the Class A Common Stock. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase Class A Common Stock in this offering.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Class A Common Stock being offered in this offering will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our securities could be negatively affected.

Any trading market for our Class A Common Stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our securities could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our securities could be negatively affected.

Future issuances of our Class A Common Stock or securities convertible into, or exercisable or exchangeable for, our Class A Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Class A Common Stock or the trading of outstanding Class A Common Stock, could cause the market price of our securities to decline and would result in the dilution of your holdings.

Future issuances of our Class A Common Stock or securities convertible into, or exercisable or exchangeable for, our Class A Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Class A Common Stock or the trading of outstanding Class A Common Stock, could cause the market price of our Class A Common Stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our securities. In all events, future issuances of our securities would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our securities. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares of capital stock for up to three (3) months after the closing of this offering, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our securities may become available for resale earlier, subject to applicable law, including without notice, which could reduce the market price for our Class A Common Stock.

Future issuances of debt securities, which would rank senior to our Class A Common Stock upon our bankruptcy or liquidation, may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Class A Common Stock. Because our decision to issue debt in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Class A Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our Class A Common Stock.

If our securities become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission, or the SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on NYSE American or another national securities exchange and if the price of our securities is less than $5.00, our securities could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore stockholders may have difficulty selling their securities.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our securities that is held by non-affiliates exceeds $700 million as of any December 31 before that time, we would cease to be an emerging growth company as of the following December 31.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our stockholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our securities less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our securities.

Certain provisions in our corporate charter documents and under Delaware law may prevent or hinder attempts by our stockholders to change our management or to acquire a controlling interest in us, or bring a lawsuit against us or our directors and officers, and the trading price of our Class A Common Stock may be lower as a result.

There are provisions in our Certificate of Incorporation and Bylaws, as they will be in effect immediately prior to the closing of this offering, that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control were considered favorable by our stockholders. These anti-takeover provisions include:

●	a classified board of directors so that not all members of our board of directors are elected at one time;

●	the ability of our board of directors to determine the number of directors and to fill any vacancies and newly created directorships;

●	a requirement that our directors may only be removed for cause;

●	a prohibition on cumulative voting for directors;

●	the requirement of a super-majority to amend some provisions in our restated Certificate of Incorporation and restated Bylaws;

●	an inability of our stockholders to call special meetings of stockholders; and

●	a prohibition on stockholder actions by written consent, thereby requiring that all stockholder actions be taken at a meeting of our stockholders.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a three-year period beginning on the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any provision in our restated Certificate of Incorporation, our restated Bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A Common Stock, and could also affect the price that some investors are willing to pay for our Class A Common Stock.

In addition, the limitation of liability and indemnification provisions in our amended and restated Certificate of Incorporation and amended and restated Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Provisions in our amended and restated Certificate of Incorporation and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated Certificate of Incorporation will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our amended and restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act, as to which the federal district court for the District of Delaware shall have exclusive jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Our amended and restated Certificate of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our amended and restated Certificate of Incorporation will provide that the federal district court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Accordingly, there is uncertainty as to whether a court would enforce such provision, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our dual-class voting structure may render our Class A Common Stock ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of our Class A Common Stock.

Certain stockholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public stockholders hold no more than 5% of total voting power from being added to such indices. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Common Stock may prevent the inclusion of our Class A Common Stock in such indices and may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Common Stock. Any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Common Stock.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Common Stock may view as beneficial.

Upon completion of this Offering, we will have a dual class Common Stock structure. Our Common Stock will be divided into Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock will have the same rights, including dividend rights, except that holders of Class A Common Stock will be entitled to one vote per share, while holders of Class B Common Stock will be entitled to fifteen (15) votes per share, and Class B Common Stock may be converted into the same number of Class A Common Stock by the holders thereof at any time, while Class A Common Stock cannot be converted into Class B Common Stock under any circumstances. Upon the transfer of any Class B Common Stock by a holder thereof to any person other than certain permitted transferees or a change in beneficiary owner of such Class B Common Stock, such Class B Common Stock will be automatically and immediately converted into one share of Class A Common Stock.

Upon the completion of this Offering, Neo Kok Beng, our Major Stockholder, will continue to beneficially own all of our shares of Class B Common Stock. These shares of Class B Common Stock will constitute approximately 12.92% of our total issued and outstanding capital stock immediately after the completion of this Offering and approximately 68.99% of the aggregate voting power of our total issued and outstanding capital stock immediately after the completion of this Offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise the over-allotment option. As a result of the dual-class share structure and the concentration of ownership, holders of Class B Common Stock will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other stockholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other stockholders of the opportunity to receive a premium for their shares as part of a sale of our Company and may reduce the price of our Class A Common Stock.

In addition, any future issuances by the Company of additional shares of Class B Common Stock would have an additional dilutive effect on all holders of Class A Common Stock.

General Risk Factors

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been impacted by geopolitical instability due to the military conflict between Russia and Ukraine and armed conflicts between Israel and Hamas. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine, the Gaza Strip or any other geopolitical tensions.

Global markets have experienced volatility and disruption following the escalation of geopolitical tensions, including the military conflict between Russia and Ukraine and armed conflicts between Israel and Hamas. Although the length and impact of the ongoing military conflict is highly unpredictable, such conflicts could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine, the Gaza Strip and globally and assessing its potential impact on our business. In addition, sanctions on Russia and hostilities involving Israel could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

Any of the above mentioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military actions, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this registration statement.

The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the listing standards of NYSE American, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems, and resources. Furthermore, several members of our management team do not have prior experience in running a public company. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company that is subject to these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly members who can serve on our audit committee and compensation committee, and qualified executive officers. As a result of the disclosure obligations required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, results of operations, and financial condition would be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, would divert the resources of our management and harm our business, results of operations, and financial condition.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses in financial reporting, our ability to report our results of operations and financial condition could be adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

One of the company’s weakness is lack of sufficient personnel adequately trained in and have appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and related disclosures to fulfil U.S. GAAP and SEC financial reporting requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified and (ii) our lack of internal file management procedures and an effective record management system which causes the deficiency in liability recording and cut-off evaluation process.

We have engaged external financial consultant with U.S. GAAP experience to help our management in financial reporting processes and are in the process of developing and implementing a comprehensive set of processes and internal controls to timely and appropriately (i) identify transactions that may be subject to complex U.S. GAAP accounting treatment, (ii) analyze the transactions in accordance with the relevant U.S. GAAP, and (iii) review the accounting technical analysis. We plan to establish an audit committee upon our listing and strengthen corporate governance. However, the implementation of these measures may not fully address the material weaknesses and other deficiencies in our internal control over financial reporting. Our failure to correct the material weaknesses and other deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Upon completion of this offering, we will become a public company subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NYSE American. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require us to include a report from management on the effectiveness of our internal control over financial reporting in our annual reports on Form 10-K. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting unless we qualify as a “non-accelerated filer.” Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

U.S. generally accepted accounting principles, or GAAP, are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. The accounting for our business is complex, particularly in the area of revenue recognition, and is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in SEC or other agency policies, rules, regulations, and interpretations of accounting regulations. Changes to our business model and accounting methods, principles, or interpretations could result in changes to our financial statements, including changes in revenue and expenses in any period, or in certain categories of revenue and expenses moving to different periods, may result in materially different financial results, and may require that we change how we process, analyze, and report financial information and our financial reporting controls.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of any future revenue and expenses. Significant estimates and judgments involve: revenue recognition, including revenue-related reserves; legal contingencies; income taxes; sales and indirect tax reserves; fair value of assets acquired and liabilities assumed for business combinations; and valuation of our Class A Common Stock and equity awards. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our potential revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products;

●	our expectations regarding our relationships with investors and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

MARKET, INDUSTRY, AND OTHER DATA

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts and commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $11,400,000 from this offering (or approximately $12,900,000 if the underwriters exercise the over-allotment option in full), based on an assumed public Offering Price of $5.00 per share, which is the midpoint of the estimated Offering Price range set forth on the cover page of this prospectus. We will not receive any proceeds from the sale of the Class A Common Stock by the Selling Stockholders.

We plan to use the net proceeds of this offering as follows:

●	approximately 60% of the net proceeds for our PAV business which includes geographic expansion, investments in physical and IT infrastructure, expansion of our sales team and marketing efforts;

●	approximately 30% of the net proceeds for our LAV business which includes geographic expansion, expansion of our sales team and marketing efforts; and

●	approximately 10% of the net proceeds for general working capital and other corporate purposes.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors — Risks Relating to this Offering and Ownership of Our Class A Common Stock — We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma basis to reflect the issuance of 376,362 shares of Class A Common Stock effected in February 2026; and

●	on a pro forma as adjusted basis to reflect the sale of 3,750,000 shares by us in this offering at an assumed price to the public of $5.00 per share, which is the midpoint of the estimated Offering Price range set forth on the cover page of this prospectus, resulting in net proceeds to us of $16,075,037 after deducting (a) underwriter commissions of $1,406,250 and (b) our estimated offering expenses of $1,273,536.50, including underwriter non-accountable expenses (assuming no exercise of the over-allotment option by the underwriter).

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public Offering Price of our shares of Class A Common Stock and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2025				Pro forma
	Actual		Pro forma		as adjusted
Cash and cash equivalents		$512		$512	$512
Borrowings		$-		$-	$-
Total liabilities		$-		$-	$-
Stockholders’ equity:	$		$		$
Class A Common Stock, US$0.001 par value, 450,000,000 shares authorized and 21,563,163 shares issued and outstanding on actual basis; 21,939,525 shares issued and outstanding on a pro forma basis; 24,439,525 shares issued and outstanding on a pro forma as adjusted basis		$21,533		$21,909	$24,409
Class B Common Stock, US$0.001 par value, 50,000,000 shares authorized and 3,810,477 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis		$3,805		$3,805	$3,805
Additional paid in capital		$3,915,490		$4,699,001	$14,865,288
Accumulated deficit		$(3,921,726)		$(3,921,726)	$(3,921,726)
Total stockholders’ equity		$19,102		$802,989	$10,971,776

Total capitalization		$19,102		$802,989	$10,971,776

The table above excludes the following shares:

●

up to 278,125 shares of Class A Common Stock issuable upon exercise of the Underwriters’ Warrants issued in connection with this offering, if the underwriters exercise the over-allotment option in full.

DILUTION

Dilution in net tangible book value per share to new investors in our shares is the amount by which the Offering Price paid by the purchasers of the shares of our Class A Common Stock sold in this offering exceeds the pro forma net tangible book value per share immediately after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares deemed to be outstanding at that date. Tangible assets equal our total assets less operating lease right-of-use assets and deferred offering cost.

The net tangible liabilities book value as of December 31, 2025 was approximately $570,000 or approximately $0.02 per share.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our sale of 3,750,000 shares of our Class A Common Stock in this offering at an assumed initial public Offering Price of $5.00 per share, which is the midpoint of the estimated Offering Price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2025 would have been approximately $10,903,000 or approximately $0.39 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $0.41 per share to existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $4.61 per share to purchasers of our Class A Common Stock in this offering, as illustrated in the following table.

Assumed initial public Offering Price per share	$5.00
Net tangible liabilities book value per share at December 31, 2025	$(0.02)
Pro forma as adjusted net tangible book value per share after this offering	$0.39
Increase in net tangible book value per share to the existing stockholders	$0.41
Dilution in net tangible book value per share to new investors in this offering	$4.61

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share, as adjusted to give effect to this offering, would be $0.40 per share, and the dilution in pro forma as adjusted net tangible book value per share to new investors purchasing shares in this offering would be $4.60 per share.

The following table sets forth, assuming the sale of 3,750,000 shares of our Class A Common Stock in this offering, the total number of shares of Class A Common Stock previously issued and sold by us to existing investors, the total consideration paid for the foregoing and the average price per share, before deducting estimated underwriter commissions and offering expenses (assuming no exercise of the over-allotment option to purchase additional shares of Class A Common Stock and assuming no exercise of the Underwriters’ Warrants), in each case payable by us. As the table shows, new investors purchasing shares of our Class A Common Stock in this offering may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders.

	Shares (Class A and Class B) Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	25,750,002	87.28%	$4,707,755	20.07%	$0.18
New investors	3,750,000	12.72%	$18,750,000	79.93%	$5.00
Total	29,500,002	100%	$23,457,775	100%	$0.79

Sales by the Selling Stockholders in this offering will cause the number of shares held by existing stockholders before this offering to be reduced to 24,500,002 shares, or 87% of the total number of shares of our common stocks outstanding immediately after the completion of this offering, and will increase the number of shares held by new investors to 3,750,000 shares, or 13% of the total number of shares of our common stock outstanding immediately after the completion of this offering.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public Offering Price of our shares of Class A Common Stock and other terms of this offering determined at pricing.

The table above excludes the following shares:

●

up to 278,125   shares of Class A Common Stock issuable upon exercise of the Underwriters’ Warrants issued in connection with this offering, if the underwriters exercise the over-allotment option in full.

To the extent that new options, restricted stock units or other securities are issued under our stock-based compensation plans, or we issue additional shares of Class A Common Stock in the future, there will be further dilution to investors participating in this offering.

OUR CORPORATE STRUCTURE AND HISTORY

We are incorporated in the State of Delaware on August 20, 2024 as a holding company. We started operations in Singapore through Neo Aeronautics Pte Ltd, a Singapore incorporated corporation, currently performing RD&E of VTOLs towards providing Passenger-grade eVTOL for tourism, sports and recreational market in USA, and Industrial-grade eVTOL and cVTOL solutions and offerings worldwide. As of the date of this prospectus, we have two subsidiaries, Neo Aeronautics (USA), Inc. and Neo Aeronautics Pte Ltd. Since its incorporation, and as of the date of the prospectus, Neo Aeronautics (USA), Inc. have not had any operation.

On December 12, 2025, the Company completed a reorganization by way of a share exchange agreement entered into with the stockholders and convertible debt holders of Neo Aeronautics Pte. Ltd. whereby upon the completion of the reorganization, the aforesaid holders became stockholders of the Company. Upon the completion of the reorganization, the Company owns 100% of Neo Aeronautics Pte. Ltd.

The following diagram presents our corporate structure as of the date of this prospectus and after giving effect to the offering:

Name	Background	Ownership
Neo Aeronautics, Inc.	Incorporated on August 20, 2024 under the laws of Delaware.	See “Principal and Selling Stockholders” for details of our shareholding structures immediately prior to and after this offering.
Neo Aeronautics (USA), Inc.	Incorporated on October 7, 2024 under the laws of Delaware.	100% owned by Neo Aeronautics, Inc..
Neo Aeronautics Pte Ltd	Incorporated on April 7, 2018 as a limited liability company under the laws of Singapore.	100% owned by Neo Aeronautics, Inc..

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Our vision is to accelerate the Advanced Air Mobility (“AAM”) market through the provision of “Safe, Reliable, and Sustainable” vertical takeoff and landing (VTOL) services, products and solutions.

We design and engineer electric and conventional Vertical TakeOff and Landing (“eVTOL and cVTOL”) air vehicle platform and their supporting systems and infrastructure that “conform to existing regulatory requirements” for a broad range of industries and applications, including passenger transportation for sports and recreational purposes, logistics and customized aerial vehicles solutions.

The National Aeronautics & Space Administration (“NASA”) defined AAM as that of a safe, accessible, automated, and affordable air transportation system for passengers and cargo capable of serving previously hard-to-reach urban and rural locations. We follow closely the strategies and guidelines issued by NASA which include (i) conformity to existing federal regulations, (ii) market penetration via sub-urban settings, and (iii) partnerships with local governments and communities for use in the urban air mobility market (“UAM”).

With our VTOL solutions, we would be able to service the (i) sports and recreational markets, (ii) logistics and transportation markets, and (iii) special application markets targeting both government and commercial needs.

We have organized our business into three domains and plan to rely on them to generate revenue in the future in the future; they are Personal Aerial Vehicles (“PAV”), Logistics Aerial Vehicles (“LAV”) and Customized Aerial Vehicles (“CAV”).

Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

Development of the Advanced Air Mobility (“AAM”) market

We expect that our potential future revenue will be closely linked to the ongoing development and deployment of Personal Air Vehicles (PAVs) for the sports & recreational market and Logistics Air Vehicles (“LAV”) for integrated land and marine logistics transportation and Customized Air Vehicles (“CAV”) for fire-fighting and emergencies markets.

While we believe the AAM market has significant potential, it remains largely undeveloped, and future demand is not guaranteed. We expect to begin commercializing our LAV and CAV products and PAV services in 2027. Substantial investment will be necessary before launching PAV passenger services. This includes final engineering designs, prototyping and testing, manufacturing, software development, certification, sites identification and development

Competition

Our potential services revenue in the near term is expected to come from the sports and recreational market, which is based on “clubs and flights” through our own clubs or franchisees capitalizing on Crimson PAV, a Federal Aviation Administration (“FAA”) Part 103 compliant ultralight. Jetson and Pivotal, both having FAA Part 103 complaint ultralight adopted an equipment sales model. Lift Aviation provides flight services at different locations in different states. We operate on a different basis from our competitors, focusing on Crimson “lifestyle and experience” for our membership-based customers in a curated flight environment that ensures safety and performance.

Our potential products and solutions revenue is expected to be generated from the unmanned cVTOL (a developmental platform) and eVTOL (a developmental platform) which are differentiated from normal drones as they are developed based on heavy-payload and long-endurance criteria. The Pegasus LAV model C (a developmental cVTOL platform) is designed to carry a maximum of 170 pounds (80kg) with flight time up to 1.5 hours and can deliver the payload (via boxes or nets) through winching (lifting and/or lowering). The Pegasus LAV model A and B (eVTOLs) and model C (cVTOL) are still in the development and flight test stages; therefore, the above mentioned payload and distance criteria have not been confirmed.

The SeaArcher CAV (a developmental cVTOL platform) is designed to provide location-based (GPS enabled), targeted and precision jetting (on-board camera) capabilities. Therefore, the SeaArcher CAV can be used for firefighting (e.g. forest fire, high-rise buildings), and potential applications in maritime (e.g. oil-spill, ammonia leakage) and agriculture (e.g. insecticide). The SeaArcher CAV is still in the development and flight test stages.

Results of Operations and Known Trends or Future Events

We have not conducted any operations or generated revenue to date. Since inception, our activities have been limited to organizational efforts and preparations for this offering. Following the offering, we will not generate operating revenue until we complete our flight trial. There have been no significant changes in our financial or trading position, nor any material adverse changes since the date of our audited financial statements. After this offering, we expect a significant increase in expenses related to our status as a public company, including legal, financial reporting, accounting, and auditing compliance costs, as well as due diligence expenses.

Regulatory Landscape

Our VTOLs were developed based on existing regulations of Federal Aviation Authority (FAA) and Civil Aviation Authority of Singapore (CAAS). Specifically, the Crimson manned eVTOL is developed in compliance with FAA Part 103 Ultralight category, and the unmanned eVTOL and cVTOL are developed based FAA 14 C.F.R. Part 47 or Part 48 on CAAS Unmanned Aircraft (UA) category. Both VTOLs will be certified for operations over land and water/sea. We are required to obtain prior government approvals for our unmanned eVTOL and cVTOL from the CAAS based on Class B certification and the FAA based on FAA 14 C.F.R. Part 47 or Part 48. We will commence our applications for the CAAS approval and the FAA approval in 2027.

We are and will continue to be subject to extensive regulations regarding aircraft safety, testing, accessibility, battery safety, and environmental standards in the United States, Singapore, and other markets.

As the AAM market is evolving rapidly, the regulatory authorities may amend or introduce new regulations which may have impact on our products and services. Compliance with these regulations may result in increased costs and potential delays in the design, testing, and manufacturing of our aircraft.

Results of Operations

Comparison of the Years Ended December 31, 2025 and 2024

The following table summarizes the consolidated results of our operations for the year ended December 31, 2024, and 2025, respectively.

	For the Years Ended December 31			Increase (Decrease)
	2024	2025	2025	S$	%
	S$	S$	US$
Revenues	—	—	—	—	—
Costs and expenses
Costs of revenues	—	—	—	—	—
Salaries and benefits	(420,220)	(533,875)	(415,176)	(113,655)	27%
Depreciation	(728)	—	—	728	(100)%
Selling expenses	(22,516)	(36,608)	(28,469)	(14,092)	63%
General and administrative expenses	(328,639)	(542,160)	(421,619)	(213,521)	65%
Research and development expenses	(539,525)	(243,739)	(189,547)	295,786	(55)%
Operating lease expenses	(26,723)	(24,853)	(19,327)	1,870	(7)%
	(1,338,351)	(1,381,235)	(1,074,138)	(42,884)	3%

Loss from operations	(1,338,351)	(1,381,235)	(1,074,138)	(42,884)	3%
Other income, net	68,243	46,575	36,221	(21,668)	(32)%
Loss before income tax expenses	(1,270,108)	(1,334,660)	(1,037,917)	(64,552)	5%
Income tax expense	—	—	—	—	—
Net loss	(1,270,108)	(1,334,660)	(1,037,917)	(64,552)	5%

Revenue

We are currently in the research and development phase of our journey toward commercializing eVTOL technology. To date, we have not generated any revenue from the design, development, manufacturing, engineering, or sale and distribution of our aircraft.

Salaries and benefits

Salaries and benefits expenses increased by S$113,655 or 27% to S$533,875 for the financial year ended December 31, 2025, up from S$420,220 in the prior year.

This increase was primarily attributable to a higher headcount, which rose from 7 employees in 2024 to a peak of 10 employees in 2025. As of December 31, 2025 and as of the date of this prospectus, we have 7 employees following the departure of 3 employees.

Depreciation

Depreciation expenses decreased by S$728, or 100% to nil for the financial year ended December 31, 2025, from S$728 in the prior year.

The decrease in depreciation expense for the current year was primarily due to the full depreciation of certain assets, specifically computer and office equipment, in prior periods. As these assets have reached the end of their useful lives and are now fully depreciated, no further depreciation expense is being recorded for them, resulting in a reduction in total depreciation expense for the reporting year.

Selling expenses

Selling expenses increased by S$14,092 or 63%, to S$36,608 for the year ended December 31, 2025, from S$22,516 in the prior year. Selling expenses mainly consist of freight and courier cost.

The increase for the nine months/current year reflects the Company’s planned expenditures associated with completing its eVTOL prototype.

General and administrative expenses

General and administrative expenses increased by S$213,521, or 65%, to S$542,160 for the year ended December 31, 2025, from S$328,639 in the prior year. General and administrative expenses mainly consist of fee paying to consultant and travel expenses.

The increase in expenses during the year was primarily attributable to higher professional fees incurred in connection with the Company’s Initial Public Offering (IPO). In particular, audit fees increased significantly as a result of additional audit procedures and reporting requirements associated with the IPO process. The overall increase was driven mainly by higher audit fee incurred for IPO purpose.

Research and development expenses

Research and development expenses decreased by S$295,786, or 55%, to S$243,739 for the year ended December 31, 2025, from S$539,525 in the prior year. Research and development expenses mainly consist of materials used for prototype development and testing of our latest FAA Part 103 compliant craft and travel expenses incurred by our staff for overseas assignments.

The decrease in research and development expenses was primarily due to the completion of major prototype development work for our FAA Part 103 compliant craft in the prior year. As a result, material costs and testing-related expenditures were significantly lower in 2025. In addition, overseas travel by our engineering and development teams was scaled back during the year, as key development milestones had already been achieved and much of the remaining work transitioned to in-house refinement and regulatory documentation.

Operating lease expenses

Our operating lease expenses remained largely unchanged with a slight decrease of S$1,870, or 7%, from S$26,723 for the year ended December 31, 2024, to S$24,853 for the year ended December 31, 2025.

Other income, net

Other income decreased by S$21,668, or 32%, to S$46,575 for the year ended December 31, 2025, down from S$68,243 in the prior year. We expect the decrease in government grants to continue as the Company matures and the Covid-19 pandemic impact, the impetus behind many of the grants, lessens.

Other income mainly represents grant received from Economic Development Board for Space exploration workshop. Space Exploration is a dynamic business initiative designed to inspire and educate students aged 13 to 17 about space exploration through a series of engaging workshops and seminars. Led by esteemed speakers— RET NASA Astronaut Jeffrey Williams and Dr. Neo Kok Beng—the program combines expert knowledge with interactive learning experiences. Participants will explore space-related topics through the Design Thinking Framework, collaborative science fiction storytelling, and online quizzes that reinforce key concepts.

With a targeted reach of at least 6,000 students, the initiative aims to provide young learners with a unique opportunity to interact with a former NASA astronaut and a renowned technology expert. Through these sessions, students will gain valuable insights into space, technology, and STEM (Science, Technology, Engineering, and Mathematics) subjects. Moreover, the program is designed to cultivate essential skills such as critical thinking, collaboration, and creativity, fostering a deeper appreciation for scientific exploration.

By leveraging the expertise of Jeffrey Williams and Dr. Neo Kok Beng, this initiative ensures a high-quality educational experience that inspires curiosity and passion for STEM fields, ultimately shaping the next generation of innovators and space enthusiasts.

Liquidity and Capital Resources

We incurred net losses and negative operating cash flows from operations since inception, and we expect to continue to incur losses and negative operating cash flows for the foreseeable future until we successfully commence sustainable commercial operations. To date, we have funded our operations primarily with proceeds from the issuance of stock, Simple Agreement for Future Equity (“SAFE”). For the material term in pertain to SAFE, please refer to “Notes To Consolidated Financial Statements – 7 Equity” and “–13 Subsequent Events” to this prospectus. We also received a $1,379,950 one-time grant from Ministry of Education of Singapore, disbursed to us over a three-year period from 2020 to 2022, to promote innovation and talent development in aerospace and VTOLs.

From inception through December 31, 2025, we raised net proceeds of S$5.068 million from the issuances of stock. As of December 31, 2025, we had cash and cash equivalents of S$658. We obtain advances from our directors or stockholders for working capital purpose from time to time since inception. The advances are interest-free and repayable on demand. As of December 31, 2025, we had amount due to Neo Kok Beng of S$61,000.

Substantial doubt exists about our ability to continue as a going concern. Our auditors cited our recurring losses, an accumulated deficit of S$5,042,948 and our negative cash flows from operations as factors that may limit our ability to meet obligations over the next twelve months from the date our financial statements are issued.

To fund our operations over the next twelve months, we intend to employ the following measures:

Advances from Stockholders and Related Parties. Given our negative cash flow from operations, our stockholder Mr. Neo Kok Beng has indicated a willingness to provide additional working capital advances.

We believe that Neo Kok Beng, being the founder, will continue to support, by providing stockholder’s loans, our working capital and capital requirements for at least the next twelve months from the date on which our financial statements were available to be issued.

Beyond the next twelve months, we plan to achieve a self-sustaining capital structure through:

Ability to Obtain Financing. Our ability to secure debt or equity financing—particularly given our working capital deficit and negative operating cash flow—depends on a variety of factors, including prevailing market conditions, investor sentiment toward our industry, the advancement of our product candidates and the continued support of our current stockholders. While no arrangements are guaranteed, we believe that the demonstrated commitment of key investors, the flexibility of our related-party financing sources and our cost-reduction initiatives position us to obtain the capital necessary to continue as a going concern.

In assessing our liquidity, we continuously monitor and analyze our available cash, as well as our operating and capital expenditure commitments. Our primary liquidity needs include fulfilling working capital requirements, covering operating expenses, and meeting capital expenditure obligations. To finance our working capital needs, we have utilized equity financing through share allotments and capital contributions from stockholders.

However, should we face challenges in meeting our working capital needs within the twelve-month period, we may consider supplementing our available funds through the following sources:

●	additional equity financing from major stockholders or third-party investors; and/or

●	financial support from financial institutions, major stockholders, and related parties.

Based on the above considerations, we are of the opinion that we have sufficient funds to meet our working capital requirements and current liabilities as they become due within twelve months from the issuance of these financial statements. However, there is no guarantee that we will be successful in executing our plans. Various factors, such as fluctuations in demand for our products, changes in market conditions, and the broader capital market environment, could impact our ability to implement these plans.

Summary of Cash Flow

	For the Years Ended December 31			Increase (Decrease)
	2024	2025	2025	S$	%
	S$	S$	US$
Cash and cash equivalent – beginning of the year	27,444	34,013	26,451	6,569	24%
Net cash used in operating activities	(1,400,225)	(689,098)	(535,887)	711,127	(51)%
Net cash provided by financing activities	1,406,794	655,743	509,948	(751,051)	(53)%

Net changes in cash and cash equivalent	6,569	(33,355)	(25,939)

Cash and cash equivalent – end of the year	34,013	658	512	(33,355)	(98)%

Operating Activities

Net cash used in operating activities was S$1,400,225 for the year ended December 31, 2024. This was mainly attributable to the net loss of S$1,270,108 adjusted for non-cash items which included depreciation of plant and equipment and operating lease expenses totaling S$27,451. This was further escalate by net cash outflows arising from the net change in operating assets and liabilities of S$157,568.

Net cash used in operating activities was S$689,098 for the year ended December 31, 2025. This was mainly attributable to the net loss of S$1,334,660 adjusted for non-cash of operating lease expenses totaling S$24,853. This was offset against net cash outflow arising from the net change in operating assets and liabilities of S$620,709.

Financing Activities

Net cash provided by financing activities was S$1,406,794 for the year ended December 31, 2024. This was contributed by proceeds from issuance of ordinary shares, proceeds from shares to be issued from shareholder, partially offset by repayments to shareholders.

Net cash provided by financing activities was S$655,743 for the year ended December 31, 2025. This amount was derived from proceeds from the issuance of ordinary shares, shares to be issued, and shareholder advances, partially offset by payments for IPO-related offering costs and repayments to shareholders.

Material Cash Requirements from Known Contractual and Other Obligations

The following table summarizes our contractual obligations as of December 31, 2024 and December 31, 2025 as for the 12 months thereafter:

	2024		2025
Contractual Obligations	As of December 31, 2025	For the year ended December 31, 2026	As of December 31, 2026	For the year ended December 31, 2027	For the year ended December 31, 2028
Operating lease obligations	35,078	—	28,121	29,339	30,611
Total Contractual Obligations	35,078	—	28,121	29,339	30,611

We intend to fund our contractual obligations with working capital.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to be considered   to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of potential future revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as the Company’s operating environment evolves.

We have summarized our significant accounting policies, estimates, and judgments, along with our evaluation of recent accounting pronouncements—such as those related to revenue recognition and government grants—in Note 2 to our consolidated financial statements included elsewhere in this prospectus. The following discussion focuses on accounting policies that management considers most critical to portraying our historical financial condition and results of operations, as they require significant judgment, complexity, and subjectivity. Companies in similar industries may apply different estimation methods, which could impact the comparability of our financial condition, results of operations, and cash flows.

A key area of judgment is the capitalization of research and development (R&D) costs. We assess the technology readiness level of our projects, their commercialization potential, and applicable accounting guidance to determine whether a development project qualifies for capitalization.

In December 31, 2025 and 2024, our management concluded that none of our projects met the criteria for capitalization. While there is an emerging market for eVTOLs, it remains unproven, and our technologies are still in development with uncertainties regarding successful completion.

As a result, all research costs are expensed as incurred. Any development costs that do not qualify for capitalization are also expensed and reported as research and development expenses in the income statement.

Emerging Growth Company Status and Smaller Reporting Company Status

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either (i) irrevocably elect to opt out of such extended transition period or (ii) no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies. We will continue to remain an emerging growth company until the earliest of the following: (1) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (2) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Quantitative and Qualitative Disclosures about Market Risks

Liquidity Risk

We are also exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Currency Exchange Risk

The reporting currency of the Company is the Singapore dollar (“SGD”). The functional currency of Neo Aeronautics, Inc and Neo Aeronautic (USA) Inc is United States Dollars (“US$”). The functional currency of Neo Aeronautics Pte Ltd is SGD.

We are exposed to foreign exchange risk arising from transactions in multiple currencies in the ordinary course of business. Although we currently do not generate revenue, we expect that, once operational, our revenue and expenditures will primarily be denominated in U.S. dollars and local currencies of Asia Pacific countries, including the Singapore dollar. Based on our current financial position and limited foreign currency exposure, we do not consider foreign exchange rate fluctuations to have a material impact on our financial statements. Accordingly, no sensitivity analysis has been presented.

Effects of Inflation

Inflation could affect us by increasing our cost of labor, rent and other costs. We do not believe inflation has had a material effect on our business, financial condition or results of operations, or on our financial statements included elsewhere in this prospectus.

BUSINESS

Overview

Our vision is to accelerate the AAM market through the provision of “Safe, Reliable, and Sustainable” vertical takeoff and landing (VTOL) services, products and solutions.

We design and engineer electric and conventional Vertical TakeOff and Landing (“eVTOL and cVTOL”) air vehicle platform and their supporting systems and infrastructure that “conform to existing regulatory requirements” for a broad range of industries and applications, including passenger transportation for sports and recreational purposes, logistics and customized aerial vehicles solutions.

The National Aeronautics & Space Administration (“NASA”) defined AAM as that of a safe, accessible, automated, and affordable air transportation system for passengers and cargo capable of serving previously hard-to-reach urban and rural locations. We follow closely the strategies and guidelines issued by NASA which include (i) conformity to existing federal regulations, (ii) market penetration via sub-urban settings, and (iii) partnerships with local governments and communities for use in the UAM.

With our VTOL solutions, we would be able to service the (i) sports and recreational markets, (ii) logistics and transportation markets, and (iii) special application markets targeting both government and commercial needs.

We have organized our business into three domains and plan to rely on them to generate revenue in the future:

●	Personal Aerial Vehicles (“PAV”), branded “Crimson”, is a service-based business with a focus on the sports and recreational market in the US initially, with future expansion to UAM market through community air market.

●	Logistics Aerial Vehicles (“LAV”), branded as “Pegasus”, is a product-based business with a focus on supply in industrial standard design across the logistics, maritime, agriculture and mining markets; and

●	Customized Aerial Vehicles (“CAV”), branded as “SeaArcher”, is a project-based business with focus on specific application solutions from proof-of-concept, pilot-programs, and deployment for specialized customers in national security, firefighting, emergencies and disaster responses.

Our History and Status of Development

The Company was founded in 2018 by Dr. Neo Kok Beng. With three aviation-trained drone engineers, we started developing the concept of the Crimson PAV, a single-seat passenger-grade autonomous aerial vehicle, designed for short-to-medium air transportation for sports and recreational purposes at the “Crimson Club”, a Club and Flight concept for the PAV business. Each of our streamlined Passenger-grade PAVs is equipped with a panoramic windshield for wide vision and safety. The interior design of our PAVs boasts simplicity, comfort and convenience, making our aerial vehicles ergonomic and user-friendly. Crimson Club members (“Crimson Aviators”) can select their destinations from several pre-programmed options with pre-determined flying routes set up in various scenic places, nature parks, amusement parks, adventure parks, cable car stations, marinas, among other locations through an intuitive operating interface embedded in a display control panel in front of their seats. We had our first version PAV flight in a hangar in 2019. A year later, in 2020, we developed our second version PAV and exhibited it at the Singapore Airshow. The Covid-19 pandemic stalled us from 2020 to 2022 due to Singapore’s flight regulations restrictions. We started active recruitment of professionals with deep expertise per our plan to increase our management depth for further product development. COL (Ret.) Jeffrey N. Williams, a retired colonel, former experimental test pilot in the US Army and record-setting NASA astronaut who spent cumulative 534 days in space, joined our founding team in 2022. SLTC (RET) Tay Boon Chong, former Commanding Officer of fighter-jet squadron of the Republic of Singapore Air Force, joined us as our Chief Operating Officer in the same year. Both of them bring extensive engineering, system design and development, as well as developmental and operational flight experience to our Company. The aesthetic ergonomics and human factor are supported by Michael Reeves, an award-winning industry designer from the United Kingdom. In 2023, we started developing our third version PAV, and the prototype was exhibited in the 2023 Oshkosh Air Venture which received great reception through our business concept of “Go-Kart in the SkyTM”.

Apart from PAVs, we also design Pegasus LAV to facilitate logistic aerial transportation which are capable of operating in unfavorable environmental conditions and fulfilling a variety of commercial missions. It is designed for medium and long-distance with heavy-payload applications. Currently, it is registered with Civil Aviation Authority of Singapore (“CAAS”) for flight test and operated under the Unmanned Aircraft Pilot License (“UAPL”) Class B license for unmanned aircraft that with total weight more than 25 kilogram. We have also designed and developed a LAV model A test mule, and we have completed its flight trial with the Civil Aviation Authority of Singapore (“CAAS”) in 2024. We will plan for its commercial roll-out in 2027. We will sell LAV, non-Passenger-grade, logistic aerial vehicles on a standalone basis or together with our command-and-control operation centers in specific locations.

We do not provide aerial logistic services but in support of the aerial logistic transportation, we are developing two operation systems (i) Integrated Aerial Logistics System (“IALS”) and (ii) Integrated Aerial Maritime System (“IAMS”).

(i) Integrated Aerial Logistics System (“IALS”)

We have designed an IALS for a potential client in the Middle East that comprises a network of logistics-designated vertiports that support take-off and landing operations of VTOL aircraft. Each vertiport has a roof-top landing pad for the LAV and a scissor lift to bring the LAV down to the ground where the goods carried can be unloaded and reloaded.

(ii) Integrated Aerial Maritime System (“IAMS”)

We are in concept development with a port authority to develop a fully integrated low-altitude maritime system for port and anchorage operations. This system aims to (i) provide shore-ship supplies, (ii) guidance for ships with hazardous content, and (iii) shore-to-shore supplies. There are additional requirements for a complete system that include reference beacons, dynamic navigation, and landing on moving maritime platforms.

We also see the potential of the CAV business. The CAV business is for large customers who generally require solutions that are customized to their mission, locality, and environment. CAV solutions generally require a heavy payload design point of more than 100 pounds. Our relevant certification and management expertise put us in a unique position to address the needs of our potential future specialized customers. We are currently in negotiation with various potential customers in national security, military, port authority, port logistics, and firefighting through our international network, with proof-of-concept expected to be conducted in 2027. However, we have not signed any customers or generated any revenues to date. In the future, we plan to tap on international partners such as international system integrators and domain consultants to set our footprints around the world.

Our Design and Development History

As of the date of this prospectus, we have designed and engineered Passenger-grade PAVs for testing, training, and demonstration purposes, developed command-and-control centers for flight operations, and participated in international aerial marketing events. In the 2023 Oshkosh Air Venture, we received great reception and numerous inquiries from potential industrial customers and potential government clients for our heavy payload eVTOL.

We have also designed and developed LAV model which we completed our flight trials with the Civil Aviation Authority of Singapore (“CAAS”) in 2024 and for which we expect to begin our commercial roll-out in Singapore in 2027.

We purchase our parts and components, such as computer chips, batteries, motors and electronic displays, from outside suppliers for the production of our VTOLs. In particular, our motor parts are predominantly supplied by Tiger Motor International Pte Ltd., a company specializing in the research, development, and sales of safe and reliable UAV with advanced technology in motors, Electronic Speed Controllers (“ESC”) and propellers. Tiger Motor is the Company’s principal supplier.

We are a company still in development that is transitioning to revenue in 2027. Operating expenses, which primarily comprised product development and marketing, were S$1,338,351 and S$1,381,235 (US$1,074,138) for the year ended December 31, 2024 and 2025, respectively.

AAM Industry

The overall market size for the AAM industry is currently at $19 billion in 2024 and is expected to grow to $68 billion by 2032 with a compounded annual growth rate of 35%18. Morgan Stanley has projected that the eVTOL aircraft market could represent $1.0 trillion by 2040 to $9 trillion in revenues by 205019.

[18]	See Custom Market Insights (2024). Global Advanced Air Mobility Market 2024 – 2033.
[19]	See Morgan Stanley (2021). Flying Cars: Investment Implications of Autonomous Urban Air Mobility.

PAV MARKET

Tourism, Sports & Recreational Market (“TSR”)

Our Crimson PAV, which is developed based on FAA Part 103, can enter the market directly after completing flight tests in 2027. Based on our estimates, the U.S. market can support over 200 Crimson clubs, with revenue potential exceeding a billion dollars. These clubs can be strategically located at scenic destinations, amusement and theme parks, and extreme sports locations such as bungee-jumping sites, beaches, sea-sports centers, marinas, and cable car stations, all catering to the growing demand for experiential and adventure tourism. The growing sports events industry, rising per capita income, the growing middle-class population, and increasing disposable income are some of the factors contributing to the industry’s growth20. Notably, the outdoor recreation economy in the U.S. alone reached $1 trillion in 202221, underscoring the public’s interest in unique outdoor experiences.

The global ultralight aircraft market size is projected to be worth around US$25.57 billion by 2034 from US$10.21 billion in 2024, at a CAGR of 9.62% from 2024 to 2034. The North America ultralight aircraft market size reached US$3.44 billion in 202322. The growing demand for recreational aviation along with liberal regulatory control and rules around ultralight aircraft has led to growth in the ultralight aircraft market.

Urban Air Mobility Market (“UAM”)

The UAM market is in its early stages, with several prominent eVTOL (electric Vertical Take-Off and Landing) companies, such as Joby Aviation and Archer Aviation, leading the field. Many of these companies are publicly traded and have market capitalizations over a billion dollars, demonstrating investor confidence in the sector’s potential. However, industry experts, including Morgan Stanley, have cautioned that the path to regulatory approval and large-scale deployment may take longer than initially expected due to complex regulatory and technological hurdles23.

In May 2023, the FAA released an updated AAM blueprint with input from NASA and other stakeholders24. This blueprint outlines that initial air taxi operations will follow routes and use infrastructure similar to current helicopter operations. Operators in the U.S. will be required to operate under FAA Part 135 and the air taxi aircraft used must be appropriately approved for such purposes. This phased approach starts with low-rate operations along established routes, which will eventually expand to include specialized corridors for air taxis as demand grows. The FAA’s regulatory oversight will also involve adhering to Title 14 Part 145, which governs repair stations with stringent safety requirements for commercial flights25.

The industry estimates that the timeline to start commercial flights, is projected to begin around 202626 for those manufacturers that have achieved appropriate aircraft airworthiness certification for their type and category of aircraft to be utilized in commercial passenger carrying operations (e.g. FAA Part 135) with estimated fleet size growing to 45,000 by 204027 as regulatory frameworks and public acceptance mature. This gradual approach aligns with industry estimates and expectations for wider UAM adoption in the coming decade.

The Company will enter the Tourism, Sports and Recreational market in 2027 through the Crimson PAV that is FAA Part 103 compliance. The Company will explore entering the UAM market when the FAA rules and regulations on UAM are clear, and is economically viable for us.

LOGISTICS MARKET

Low-Altitude Land Transportation

The low-altitude land transportation market for last-mile delivery is rapidly expanding due to the surge in e-commerce and demand for fast, efficient solutions. Valued at approximately $159.43 billion in 2023, the global last-mile delivery market is projected to reach $288 billion by 2028, growing at a CAGR of about 12.6%28. This growth is fueled by the shift to same-day delivery, infrastructure investments, and the need for sustainable, tech-driven solutions.

[20]	See Grand View Research (2023). Sports Tourism Market Size, Share & Trends Analysis Report By Sports Type (Soccer/Football, Cricket, Basketball, Tennis), By Tourism Type (Active, Passive, Nostalgia), By Region, And Segment Forecasts, 2023 – 2030.
[21]	See U.S. Department of Commerce (2022). Commerce’s Bureau of Economic Analysis Reports Outdoor Recreation Economy Tops $1 Trillion in 2022.
[22]	See Precedence Research (2024). Ultralight Aircraft Market Size, Share and Trends 2024 to 2034.
[23]	See Charles Alcock (2021). Morgan Stanley Downgrades Early Estimates of Urban Air Mobility Market Size.
[24]	See Federal Aviation Administration (2023): FAA Releases Airspace Blueprint for Air Taxis
[25]	See Federal Aviation Administration (2024). 14 CFR Part 145 Air Agency Certification.
[26]	See Joby Aviation (2024). Joby to Launch Air Taxi Service in UAE.
[27]	See Aerospace America (2024). Winning in the Advanced Air Mobility Market.
[28]	See The Business Research Company (2024). Last Mile Delivery Global Market Report 2024.

Most low-altitude vehicles target payloads under 100 pounds, ideal for small parcels. It is utilized for both domestic and international destinations across various sectors such as food and beverages, retail and e-commerce, healthcare, among others29.

For larger payloads, such as the “Pegasus LAV” which can handles up to 200 pounds, there are significant efficiency and benefits for transporting larger items in urban and rural areas. This aligns with global trends in last-mile delivery innovation focused on technology and automation. We expect the final delivery will be automated winched-based lowering of payload to reduce risks associated with environment, infrastructure and human.

Low-Altitude Maritime Transportation

The global commercial shipping fleet totals 100,000 vessels with 4 million port calls each year. The speed, cost and carbon emissions of UAVs can disrupt maritime supply chains and bring greater efficiency to modern just in time shipping. The reduced cost, increased speed, and zero carbon emission associated with UAVs can be applied to offshore maritime supply chains to save an estimated $700 million by reducing the per delivery cost at anchor by up to 80%30.

VTOLs offer advantages in reaching remote locations, offshore islands and infrastructures providing an efficient alternative to traditional ships and vessels transportation while supporting sustainability efforts through lower emissions.

Low-Altitude Agricultural Drones

The market for agriculture drones is estimated at around $25.97 billion by 202931. There are many small payload drones in the 50-pound payload range. Our reference agriculture logistic aerial vehicle (“Pegasus LAV”) is in the 200-pound payload range, which would have greater efficiency through coverage of bigger areas.

The geographical coverage for LAV is global, with a focus on the USA, Latin America, and Southeast Asia.

CUSTOMIZED MARKET

Firefighting Market

The firefighting aircraft market, which includes aerial suppression and surveillance tools for wildfires, grew from $6.49 billion in 2023 to $6.96 billion in 2024, with an expected annual growth rate of 7.67%, potentially reaching $10.89 billion by 203032. This growth is fueled by rising wildfire occurrences linked to climate change, urban sprawl, and technological innovations, including VTOLs for enhanced safety and operational efficiency.

Aerial Ladder Trucks Market size was valued at US$3.9 billion in 2023 and is estimated to register a CAGR of over 4.5% between 2024 and 2032, owing to continuous innovation in firefighting technology and increasing investments in infrastructure33.

The SeaArcher CAV (firefighting) is an agile, precise and targeted alternative to address high-rise fires and wild fires. It eliminates the risks of deploying firefighters and can rapidly response difficult to access terrains and building structures. We expect this equipment to be commercialized in 2027.

[29]	See Research And Markets (2024). Last Mile Delivery Global Market Report 2024.
[30]	See Skyports (2023). The power of ship-to-shore drone delivery in maritime supply chains.
[31]	See Data Bridge (2022). Global Unmanned Aerial Vehicles in Agriculture Market — Industry Trends and Forecast to 2029.
[32]	See Research and Markets (2024). Firefighting Aircraft Market by Aircraft Type, Operation Type, Firefighting System, Application, Customer — Global Forecast 2025 – 2030.
[33]	See Global Market Insights (2024). Aerial Ladder Trucks Market Size — By Product (Tower Ladder, Turntable Ladder, Hydraulic Platform, Tiller Truck), By Height, By End-user Industry (Fire Department, Municipal Corporation, Industrial Plant, Airport), By Application & Forecast, 2024 – 2032.

Marine Emergencies Market

The global oil spill management market size was valued at US$148.14 billion in 2023 and is projected to grow at a CAGR of 3.2% from 2024 to 2030. Increasing safety concerns coupled with rising oil spill incidents globally over the last few years are expected to drive the global market over the next nine years34.

Current oil spill containment uses booms deployed by marine vessels which take couple of hours depending on its location from shore. Special designed and customized VTOLs (with long endurance and heavy payload) can overcome this issue through erection of “walls” and spraying of oil dispersants.

We expect to commercialize our SeaArcher for oil spill containment and management in 2027.

Humanitarian Aids & Disasters Response (“HADR”) Market

Disaster Relief Logistics Market was valued at US$6.8 billion in 2023 and is projected to grow at a CAGR of over 5.8% between 2023 and 2032. The market is experiencing significant growth due to the increasing frequency and severity of natural disasters, such as hurricanes, earthquakes, floods, and wildfires. Climate change has increased these events, leading to a greater need for efficient and rapid response logistics35.

Competitive Strengths

Our Group is well-positioned to capture the growth opportunities in the AAM market, and benefits from the growing demands for relevant products from our existing and potential clients. Our Group’s success is attributed to the following competitive advantages and will enable us to further develop our business in the future:

Highly accomplished team combining deep aerospace experience, global business and entrepreneurial experience, backed by a strong Board of Directors and investor base

Our Group was founded in 2018 by Dr. Neo Kok Beng with complementary skill sets. He has been heavily involved in our operations. As of the date of this prospectus, our team consists of approximately 9 engineers and designers who has a total of more than 150 years of experience in aviation, aerospace engineering and system engineering.

Our business and commercial leadership team has experience in building and growing successful technology companies globally. Our Board has extensive and in-depth experiences in manufacturing, operations, mergers and acquisitions, financing and funding.

Deep and experienced engineering team

With three aviation-trained drone engineers, we started developing the concept of the Crimson PAV, which had its first test flight in a hangar in 2019. We continued to develop our version 2 PAV in 2020 and exhibited it at the Singapore Airshow. The COVID-19 pandemic stalled us from 2020 to 2022 due to Singapore’s many restrictions that limited interactions and mandated social distancing. We started development of our version 3 PAV in 2023, and that prototype was exhibited in the 2023 Oshkosh Air Venture, and received a great reception from our description as a “Go-Kart in the SkyTM”. We also received numerous inquiries from potential future industrial customers and government clients for our heavy payload VTOL. In response to the market opportunities, we rebranded the company as “Accelerating the AAM Economy” to attract potential industrial and specialized customers while retaining our original version of “Every ONE can FLYTM”.

To increase the management depth, in 2022 we started active recruitment of professionals with deep expertise. COL(Ret) Jeffrey Williams, a former experimental test pilot in the U.S. Army and record-setting NASA astronaut, joined the founding team in 2022. SLTC (Ret) Tay Boon Chong, former commanding officer of fighter-jet squadron of Republic of Singapore Air Force, joined us as COO in 2023. They both bring extensive engineering, system design, and development, as well as developmental and operational, flight experience into the company. We also have the service of Michael Reeves, a highly distinguished industrial designer from the United Kingdom, who provides design work in the ergonomic and user experience.

[34]	See Grandview Research (2024). Oil Spill Management Market Size, Share & Trends Analysis Report By Technology (Pre-oil Spill, Post-oil Spill), By Location (Onshore, Offshore), By Region, And Segment Forecasts, 2024 – 2030.
[35]	See Global Market Insights (2024). Disaster Relief Logistics Market — By Service (Transportation, Warehousing and Storage, Inventory Management, Procurement and Supply Management), By Goods, By Transportation Mode, By End-User & Forecast 2024 – 2032.

We have built an elite engineering team with over 150 years of combined VTOL experience, with extensive aerospace and aviation experience, demonstrating our commitment to certification and safety throughout the product development process. We believe that our combination of technological innovation, intellectual properties, and talent differentiates us from our competitors and increases the barriers to entry.

Designed for manufacturing with vertical integration for key enabling technologies

Our aircraft has been designed with manufacturing in mind from day one. Our philosophy is to keep the designs as simple as possible while still meeting performance goals and regulatory standards. We are leveraging the existing aviation supply chain for commodity items but are vertically integrating the key enabling technologies required for VTOL aircraft, including the development of a Crimson PAV and Pegasus LAV.

Designed for certification from day one

Both our products, the PAV and the LAV have been designed with certification in mind from the beginning. We are certifying in the U.S. with the FAA and have worked closely with regulators throughout the early stages of our product design. Our PAV is based on the FAA Part 103 Ultralight category which set out the requirements for compliance, which we followed strictly. This strict compliance ensures we have an explicit and direct path to commercialization. Our LAV follows existing 49 U.S.C. S44807, CAAS Class B for drone operations.

Our Business Strategies and Growth Plans

With an aim to broaden our product portfolio and enlarge our market share as an autonomous aerial vehicle technology platform in Singapore and the U.S., we intend to pursue our goal through the implementation of the following strategies:

Developing a Reliable, Certifiable Aircraft and Conforming to Existing Regulations

We have completed the basic flight test for our eVTOL platform under Civil Aviation Authority of Singapore (“CAAS”) regulations in 2024 and will continue with developmental and operational flight testing in the U.S. from 2026 and beyond. Our target for commercialization efforts for our three business offerings to our clients will be 2027 for our LAV, CAV and PAV models.

In accordance with NASA guidelines, we have established existing relationships with the U.S. Department of Commerce and state governments through active participation at national event such as SelectUSA and Oshkosh Air Ventures in Wisconsin.

Strategic Partnerships with Government, Institutions and Other Stakeholders

We established Aerial Innovations & Mobility System (“AiMS”) Singapore, at the Singapore Institute of Technology in October 2024, and we also plan to establish AiMS America in Pendleton, Oregon in 2026. We target to build an integrated AiMS Labs with vertiport and flight test center in AiMS Singapore in 2028 and to establish a global flight test and engineering center in AiMS America in 2028. We also received a $1,379,950 one-time grant from Ministry of Education of Singapore, disbursed to us over a three-year period from 2020 to 2022, to promote innovation and talent development in aerospace and VTOLs. For more details, see “Research, Development & Engineering” in this section.

Future AiMS Lab in SIT at Punggol District

Continue to Develop our World Class Team

The development of a certified eVTOL aircraft that meets our business’ requirements demands a significant system development effort on all facets of the vehicle. We have been able to recruit top-tier engineers with previous experience designing and testing eVTOL vehicles. Our engineering team has extensive experience designing, building, and testing full scale eVTOL aircraft at other manufacturers over the past decade. We believe that by continuing to build out a diverse world-class team, we will continue current trajectory of bringing the right vehicle to market with a clear path to achieving certification and high-volume production.

Establishing our Flight Operations Infrastructure

Due to the current space constraints in highly urbanized Singapore, we must conduct flight trials at different locations and times. We have developed a mobile flight-trial operations center to facilitate fast setup for flight-trials.

Our Business

Our Business is built on our technology platform comprising our VTOL aerial vehicles and its operating systems and infrastructure through which we provide AAV commercial solutions.

Our Products and Services

Personal Aerial Vehicle (“PAV”)

We developed our PAV based on FAA Regulations Part 103 — Ultralight Vehicles. FAA Part 103 is a well-established regulation and provided us with a “clear and concise” regulatory pathway for the design and development of our PAV for commercial deployment. Specifically, the rule defines ultralight vehicles in two categories: powered and unpowered. To be considered an ultralight vehicle, a powered vehicle must only have a single seat, weigh less than 254 pounds; is limited to five U.S. gallons of fuel; must have a maximum speed of not more than 55 knots; and is restricted to sport or recreational purposes. Further, the FAA Part 103 states that operators of ultralight vehicles are not required to meet any aeronautical knowledge, age, or experience requirements to operate those vehicles or to have airman or medical certificates. As a result, the “flyers” of PAV do not require “pilot training or a pilot license”. However, our Group will train the “flyers” to operate the PAV in a safe and reliable mode. We plan to complete a commercial roll-out of our PAV in 2027.

Below are illustrations of our PAV:

Crimson s8 Version 3

Logistics Aerial Vehicle (“LAV”)

We developed our LAV for specific industrial requirements which align with existing FAA and/or CAAS regulations and guidelines. It is fully automated and autonomous with a current design payload of approximately 220 pounds. Our aerial vehicle platform is designed for the rigors of specific industries including logistics, maritime, agriculture, and mining with a focus on fast loading and uploading operations.

Our LAV model is currently registered with CAAS for flight tests and is operated under the UAPL Class B license for unmanned aircraft with a total weight of approximately 50 pounds. We plan to complete the CAAS flight trial in 2027 and a commercial roll-out in Singapore in 2027. We plan to certify the LAV under FAA 49 U.S.C 44807 from 2028.

Below are illustrations of our LAV:

Logistics Model A/Model B

Unmanned Aircraft (UA) Specifications Model C
Dimension (L x W x H); Folded (MM)	1600 x 1500 x 1100
Dimension (L x W x H); Unfolded (MM)	2300 x 2000 x 1200
Diagonal Distance (mm)	1900
Operating Mode	Gasoline-Powered
Maximum Flight Endurance (Minutes)	90
Maximum Take-Off Weight (KG)	149
Maximum Payload Capacity (KG)	80

Specifications of logistics Model C

Customized Aerial Vehicle (“CAV”)

We developed our CAV based on CAAS Class B category. Our CAV are designed for large potential customers who have specific customization requirements that can be customized to their mission, locality, and environment. For example, national security agencies, fire-fighting agencies, emergencies and disaster-response agencies. Our potential future CAV customers generate creative and innovative ideas that can be achieved through POC, and complete customization deployment of the CAV with long-term support and upgrades. Based on our Group’s experience, CAV solutions generally require the heavy payload design point of more than 100 pounds and above. We plan to complete a commercial roll-out of our CAV in 2027.

Below are illustrations of our CAV:

Medical Evacuation Design

Business models

Personal Aerial Vehicle — The “Crimson Clubs” for the Community

We will operate a “Club and Flight” concept for our PAV business in 2027. The “Crimson Clubs” will be set up by our Group in various locations in the U.S. including but not limited to scenic places, nature parks, amusement parks, adventure parks, cable car stations, and marinas for our “Crimson Aviators”. Crimson Aviators will be members of the Crimson Clubs and will be able to enjoy the facilities and flights across various states within the U.S. They will be part of the Crimson Aviators Community that have shared experiences and camaraderie.

Each club will be located in a vicinity that has a notional flight arena of one square mile up to 500 feet from the ground. The flying route will be pre-determined and constrained dependent on the skills of the Crimson Aviators. For tourists and beginner flyers, the flights will be completely automated to provide an experience that focuses on the flight and scenery enjoyment from the air. For experienced flyers, they will be able to maneuver and experience the joy of flights subjected to safety geo-fence and other technologies. Progressive training opportunities will be provided for all flyers for a training fee. As the PAV will have full automated controls, preflight training time in a simulator will be approximately 30 minutes for beginner flyers.

Based on the “Club and Flight” concept, the members will pay an annual membership fees which will entitled them for discounts to the fees of each flight. We believe such business model will be attractive to members as they do not need to be concerned with the obsolescence of a PAV, and they can be assured of the safety and reliability of the PAV through our regular inspections and professional maintenance. They are also not restricted to fly in a vicinity but can enjoy different experiences in different locations and settings.

We aim to bring economic value developments to the selected sites through promotion of tourist, sports and recreational activities, and also high-value employment. We also have a social mission to promote STEM awareness amongst the youth and students through our free online courses, seminars, and talks at schools and local communities on aviation and space.

From “Community Air Mobility” to “Urban Air Mobility”

The Urban Air Mobility (UAM) is the use of small and highly automated aircraft to ferry passengers over cities as an alternative transportation model. This transport modality is evolving and will with challenges such as regulation, infrastructure and acceptance. We believe that these challenges will be resolved around year 2030 and UAM will be commercially viable.

Our strategy is to serve the sub-urban sector through the building of network of Crimson Clubs and thus provided Community Air Mobility (CAM). Our plan is for this implementation to build a pool of future active customers through early acceptance and CAM nodes around the cities. Using the network effects of nodes and these potential customers, we will leverage CAM to enter the UAM market when all the regulations and infrastructure are in place.

Logistics Aerial Vehicle — Workhorse — “Pegasus”

Our LAV is named “Pegasus’, a workhorse that is “Strong, Sturdy, and Safe” and embodies the concept of aerial transportation. The approach to our LAV business model is a system concept which comprises of LAVs and the operations center. This is the standard system for a single client operating over a specific location in a single node arrangement in industries such as agriculture and mining.

For more complex operations, with numerous LAVs and multiple nodes, we can deliver a network approach with multiple logistics vertiports/control centers.

Case studies:

Case study One:    We previously designed and integrated an aerial logistics system (“IALS”) for a potential customer that comprises of a network of logistics vertiport and LAVs. Each vertiport has a roof-top landing pad for the LAV and a scissor lift to bring the LAV down to ground where the goods carried can be unloaded and reloaded.

Case study Two:    We are in conceptual development with a port authority to develop a fully integrated low-altitude maritime system for port and anchorage operations. This system aims to (i) provide shore-ship supplies; (ii) guidance for ships with hazardous content; and (iii) shore-to-shore supplies.

Customized Aerial Vehicles — Starting with agile & sharp-shooter “SeaArcher”

We have adopted a bespoke life-cycle model for our CAV from concept development, POC trial, pilots, deployment and maintenance. Our management and engineers have more than 150 years of experience providing and servicing integrated life-cycle management for national security, emergencies and commercial customer needs. As a result, we believe their experience and knowledge will continue to help us deliver sustainable growth in the future under the CAV business model.

We have developed the Sea Archer series of fire-fighting drone which can operates up to 1.5 hours and a “sharp-shooter” in fighting high-rise building and out-doors fires (wildfires and forest fires) nimbly through quick deployment and operations under extreme conditions and difficult terrains.

Our Technology and Product Roadmap

At the core of our strategic approach, we place great emphasis on product developments and innovations. Our dedicated team of researchers and developers is fully committed to creating cutting-edge products and features, with the ultimate goal of providing an exceptional client experience and aligning with our overall business strategy. The team’s responsibilities encompass the entire product development lifecycle, starting from identifying the needs of future customers and progressing to defining and designing products, conducting thorough testing, and measuring the performance of our latest offerings.

Our key capabilities is compact system design and integration, and also possess other technologies which include, but are not limited to, the followings:

●	Crimson eVTOL architecture: It is based on short-range aerial platform of approximately 15 to 30 miles. The eVTOL platform is optimized for our current business offerings for potential intra-city and locality-based customers.

●	Pegasus eVTOL architecture: Our engineering team has existing technology and capabilities for VTOLs of approximately 300 miles to 1250 miles for payload of approximately 100 pounds. We believe that inter-city logistics via eVTOL’s will complement with the existing air, rail, and truck markets.

●	NEO eVTOL technologies: system design of high specific energy batteries, electric propulsion system, fly-by-wire flight control system, and low acoustic signature rotors

Research, Development & Engineering

We have a strong design and engineering team. As of the date of this prospectus, our research, development and engineering team is comprised of four full time engineers and three consultants (“RD&E team”), with years of working experience in aerial vehicle development and operations. Our research and development team comprises test pilot, fighter-jet pilot and drone pilots. Our research and development team strives to uphold our corporate values of “Safe, Reliable & Sustainable” services, system and solution for our future customers.

We are designing all our air vehicles with the goal of meeting the requirements to qualify for Blue UAS designation.

The Blue UAS Framework is an initiative by the U.S. Department of Defense’s Defense Innovation Unit (DIU) aimed at providing a vetted ecosystem of interoperable, secure, and National Defense Authorization Act (NDAA)-compliant components and software for small Unmanned Aerial Systems (sUAS).36

The Blue UAS Framework is an initiative developed by the U.S. Department of Defense’s Defense Innovation Unit (“DIU”) to establish a trusted ecosystem of small Unmanned Aerial Systems (sUAS) that meet strict security, compliance, and performance standards. It aims to support DoD agencies and U.S. government partners by streamlining access to pre-approved, secure, and NDAA-compliant drone solutions.

To qualify for Blue UAS designation, UAS platforms and their associated components must undergo a structured, multi-step vetting and approval process managed by DIU, which includes:

●	Cybersecurity Evaluation
The platform must pass a rigorous cybersecurity assessment to meet Department of Defense standards, including compliance with NDAA Section 848. This evaluation tests for vulnerabilities, ensures secure data handling, and protects against unauthorized access or foreign influence.

●	Supply Chain and NDAA Compliance Verification
All hardware and software components must adhere to the requirements of the National Defense Authorization Act (NDAA), prohibiting the use of restricted foreign-sourced parts. Vendors must demonstrate that their supply chains are secure, traceable, and compliant.

●	Interoperability Testing
The system and its subcomponents—such as cameras, flight controllers, GNSS modules, radios, and ground control stations—must meet established interoperability standards to ensure seamless integration with DoD systems and mission requirements.

●	Performance Validation Platforms undergo extensive field testing to evaluate operational capabilities, reliability, and durability across varied mission scenarios and environments.

●	Administrative and Legal Vetting
Vendors are required to meet U.S. government contracting standards, provide necessary certifications, and successfully complete a legal review to ensure accountability and eligibility.

●	Continuous Monitoring and Updates
After achieving designation, platforms remain subject to ongoing cybersecurity monitoring, operational evaluations, and software update requirements to retain their status on the Blue UAS Cleared List.

The Blue UAS Framework further supports this designation by offering a curated selection of pre-approved critical components, including cameras, companion computers, data transmission devices, flight controllers, ground control stations, gimbals, GNSS modules, radios, and specialized software. These components have been thoroughly tested for cybersecurity, interoperability, and performance to ensure they meet the Department of Defense’s operational needs.

By leveraging the Blue UAS Framework, developers and government users can access a curated list of components that meet stringent security and compliance standards, facilitating the rapid development and deployment of sUAS technologies within the Department of Defense.37

[36]	See Defense Innovation Units (2020). A Holistic and continuous approach to rapidly prototyping and scaling capable and secure commercial UAS technology for the department of Defense.
[37]	See Defense Innovation Units (2020). Blue UAS Framework.

Aerial Innovations & Mobility System (“AiMS”) Laboratories

Our RD&E team operates in the AiMS laboratories with specialization in aircraft structure design, avionics systems and control, materials and production. We also have expertise in ergonomics and industrial design. We primarily focus on the design, developments and engineering, and out-source parts fabrication.

Due to the current space constraints in highly urbanized Singapore, we conduct flight trials at different locations and different times. We have developed a mobile flight-trial operations center to facilitate fast-setup for flight-trials.

AiMS Singapore

We signed a memorandum of understanding with Singapore Institute of Technology (“SIT”) in March 2024, an applied research university with specialization in aviation and drone design, to jointly develop advanced technologies for our potential future customers. We established AiMS Singapore at SIT in October 2024.

AiMS Singapore has been relocated at SIT’s new university campus in Punggol Digital District, Through this long-term collaboration, we target to build an integrated AiMS Labs with vertiport and flight test center in AiMS Singapore in 2028.

Future customers’ requirements (such as flotation devices) and new technologies in electronics control, propulsion and batteries design will be developed through the SIT industrial research program. We believe this will add new intellectual properties rights for our Group, and thus, increasing our technology and product offerings, competitive positioning and operational cost savings.

We will also co-develop new certification programs to train a new generation of AAM engineers, designed and operators by 2028. Such certification programs will be offered worldwide with Advanced Air Mobility Institute, Inc. (“AAM Institute”).

AiMS America

We aim to establish AiMS America in Pendleton, Oregon in 2027. We target to establish a global flight test and engineering center in AiMS America in 2028.

The Pendleton UAS Range (“PUR”) is one of leading UAS testing and development centers in the U.S. supported by approximately 50,000 UAS operations since its inception. PUR allows large and small UAS operations over the 14,000 square miles of Northeast Oregon, with operations approved to 15,000 feet above means sea level (“MSL”). Pendleton boasts over 50 diverse testing environments.

By operating in PUR, it vastly increases our flight trial duration, environment, and flexibility. It will increase our speed to market and fast responses to the needs of our potential future customers.

We believe AiMS America will grow to become the design, engineering and assembly facility for our VTOLs for the U.S. market and globally.

Suppliers

We purchase our parts and components, such as computer chips, batteries, motors and electronic displays, from outside suppliers for the production of our VTOLs. The significant raw materials for our VTOLs are widely available from suppliers. The parts supplied are based on our own specifications and their availability is dependent on the production lead time of the supplier. In particular, our motor parts are predominantly supplied by Tiger Motor International Pte Ltd., a company specializing in the research, development, and sales of safe and reliable UAV with advanced technology in motors, Electronic Speed Controllers (“ESC”) and propellers. Tiger Motor is the Company’s principal supplier.

Operations, Sales and Marketing

As of the date of this prospectus, we have one operations team member, and two marketing and sales team personnel, who provide clients with high quality and comprehensive multichannel service supports via our Company’s website, emails, social media platforms. Through their in-depth understanding of clients’ needs, we develop customized service plans and continuously optimize service processes to ensure that our clients receive a satisfactory service experience. Moreover, the operations team is also responsible for handling queries and problems from potential future customers in a timely manner and providing professional answers and assistance. We have our internal standardized procedures to handle clients’ general queries, for more specific requirements and technical issues, our team will discuss further with our clients making sure we understand their concerns and are able to deliver products which cater clients’ needs. We believe this might enhance a client’s satisfaction and loyalty to our Company. In addition, the operations team is also committed to establishing long-term and stable cooperative relationships with our clients by providing continuous value and innovative ideas and services to enhance a client’s stickiness, and thus, indirectly obtaining more future business opportunities.

As of the date of this prospectus, we have one operations team member, and two marketing and sales team personnel, who are responsible for conducting comprehensive sales activities, understanding and exploring clients’ needs, and providing professional sales services.   They are tasked with establishing and building long-term and stable relationships with clients and to work closely with the operations team to improve our sales. Additionally, through information gathering, they provide fundamental market research, and analysis to tailor our clients’ special requests. Finally, the sales and marketing team also bears the responsibility of maintaining our brand image and reputation by demonstrating professionalism and integrity to our potential and existing clients. In the dynamic market environment, they are actively facing and resolving challenges through enhancement of their sales skills and improving our market competitiveness through continuous learning and innovations. As a result, we believe our sales and marketing department play a crucial role for our market expansion and business growth.

There are several marketing opportunities that we will explore and attend in the future:

AAM Consortium

The AAM Consortium is hosted by our Group. It is our community strategy of bringing government regulators and economic agencies, industry associations and potential clients, university labs and research institutions together to generate innovations and applications in AAM in Singapore.

We have also partner AAM Institute in Boston, Massachusetts, to co-organize AAM Summit and AAM Roundtable.

AAM Summit

The AAM Summit is a summit where decision makers and industry leaders from Asia Pacific meet to address the impact of AAM on their industries. The first AAM Summit was held during the Singapore Airshow 2026.

AAM Roundtable

The AAM Roundtable is to update the Singapore industries on the current technology offerings and eVTOLs, and how to it can be explore the potential deployments for different types of potential customers.

The 1st AAM Roundtable was held on August 14, 2024 at the Singapore Institute of Technology.

AAM Certifications

Formal education and training is crucial for the growing AAM industry. To ensure that AAM professionals, including but not limited to engineers, designers and operators are knowledgeable and properly trained, we will be partnering with our university partners in Singapore, U.S., and the Middle East to develop a series of AAM professional certifications.

We also have an understanding with AAM Institute to extend our professional certifications and training to U.S. We target to provide such certifications and training in 2028.

Singapore Maritime Week (“SMW”)

The Singapore Maritime Week, organized by the Maritime and Port Authority of Singapore (MPA) to be held at the Suntec Singapore Convention and Exhibition Centre from March 24 to March 28, 2025 groups together global maritime leaders, industry professionals and stakeholders for a week of conferences, exhibitions and networking activities.

Intellectual Property

Our success and future potential revenue growth depend, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality procedures, to protect our proprietary technologies and processes. As a result, we strive to maintain a robust intellectual property portfolio. Our success and future potential revenue growth may depend, in part, on our ability to protect our intellectual property as products and services that are material to our operating results incorporate patented technology.

As of the date of this prospectus, we have registered the following trademarks:

Trademarks

Trade Mark No.	Description	Class	Owner	Issuing Authority	Date of Registration	Expiration Date
1	(40201910020T)	35	Neo Aeronautics Pte. Ltd.	Intellectual Property Office of Singapore (“IPOS”)	November 28, 2019	May 8, 2029
2	(40201910019S)	35	Neo Aeronautics Pte. Ltd.	IPOS	November 21, 2019	May 8, 2029
3	Every ONE can FLY (40202410797V）	12	Neo Aeronautics Pte. Ltd.	IPOS	May 3, 2024	Pending (Under Examination)
4	Go-Karting in the Air (40202410796X)	12	Neo Aeronautics Pte. Ltd.	IPOS	May 3, 2024	May 3, 2034
5	Go-Karting in the Sky (40202410795Y)	12	Neo Aeronautics Pte. Ltd.	IPOS	May 3, 2024	May 3, 2034
6	Go-Kart in the Air (40202410794U)	12	Neo Aeronautics Pte. Ltd.	IPOS	May 3, 2024	May 3, 2034
7	Go-Kart in the Sky (40202410793W)	12	Neo Aeronautics Pte. Ltd.	IPOS	May 3, 2024	May 3, 2034
8	(40202508906V)	35	Neo Aeronautics Pte. Ltd.	IPOS	April 11, 2025	April 11, 2035
9	(40202508902X)	35	Neo Aeronautics Pte. Ltd.	IPOS	April 11, 2025	April 11, 2035
10	(40202511141Q)	35	Neo Aeronautics Pte. Ltd.	IPOS	May 8, 2025	May 08, 2035

We cannot assure you that any patents or copyrights will be issued from any of our pending applications. In addition, any rights granted under any of our existing or future patents, copyrights or trademarks may not provide meaningful protection or any commercial advantage to us. With respect to our other proprietary rights, it may be possible for third parties to copy or otherwise obtain and use proprietary technology without authorization or to develop similar technology independently. We may in the future initiate claims or litigation against third parties to determine the validity and scope of proprietary rights of others. In addition, we may in the future initiate litigation to enforce our intellectual property rights or to protect our trade secrets. Additional information about the risks relating to our intellectual property is provided under “Risk Factors.”

Competition

Currently, there are three main competitors to our Group. They are Jetson, Inc., Pivotal Aero, and LIFT Aircraft Inc., that have developed FAA Part 103 compliant eVTOLs. We believe their business models are different from us.

Jetson sells the Jetson ONE eVTOL at a price of approximate US$128,000 and has more than 460 units on pre-order. Jetson ONE has a maximum flight time of 20 minutes and can cover distance of 11.02 miles (17.74km).

Pivotal’s Helix eVTOL has a price range of approximately US$190,000 to US$260,000. Its empty weight is 348 pounds, which takes up to a pilot weight of 220 pounds.

Lift Aircraft’s HEXA eVTOL meets FAA Part 103 requirements. It operates flight at selected sites for 10-17 minutes of user experience.

We believe the principal competitive factors in our market include, but are not limited to:

●	Product Development: We have a world-class development team that design and build products that is safe, reliable and sustainable for our customers. With more that 150 years of combined experience we have expertise in flight operations, flight testing, drone engineering, drone piloting, ergonomics & human factor engineering, user experience design, cost;

●	Business Model: We intend to use the “club and member model through the deployment of our “flight experience services” at potential tourist & scenic sites, adventure and theme parks and cable car stations. We believe that this model allows us to scale fast through partnerships with local government to generate vibrant economic activities and high-value employment.

●	Academic Partnerships: We have established technology innovations partnership with Singapore Institute of Technology to develop new capabilities and innovations for new and unique applications, We will continue to source for more academic institutions to jointly develop technologies for our clients.

While we believe that if and when we establish a revenue stream, we will be able to compete favorably across these factors, we also expect this industry to be dynamic and increasingly competitive and it is possible that our competitors could get to market before us, either generally or in specific markets

Facilities

We do not own any real property. Our principal executive office is located in Singapore. Our Group operates our businesses through leased properties in Singapore. Set out below is a summary of our Group’s leased properties in Singapore:

Address	Use of property	Approximate area	Rent (monthly)	Rental Term
Techlink, 31 Kaki Bukit Rd 3, #03-01B, S417818	Office	Kaki Bukit	SGD 619.44 (Discounted Price)	December 2022 to December 2023
Techlink, 31 Kaki Bukit Rd 3, #03-01B, S417818	Office	Kaki Bukit	Approximately SGD 3,000	January 2024 to December 2025
Techlink, 31 Kaki Bukit Rd 3, #03-01B, S417818	Office	Kaki Bukit	SGD 2,610	January 2026 to December 2028

Currently, we outsource all production and manufacturing of our prototypes. We intend to outsource the production and manufacturing of our certified products. We believe our current and planned office facilities will be adequate for our needs for the foreseeable future. We do not expect to experience difficulties in renewing any of the leases when they expire. We believe our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of our operations.

We purchased our parts and components, such as computer chips, batteries, motors and electronic displays, from outside suppliers for the production of our VTOLs. In particular, our motor parts are predominantly supplied by T-motor, a company specializing in the research, development, and sales of safe and reliable UAV with advanced technology in motors, electronic speed controllers and propellers.

Employees

We have 7 employees and 4 consultants as of the date of this prospectus. The following table sets forth the aggregate number of our employees (excluding consultants) as of the date of this prospectus in Singapore:

Function	Singapore
Operations	1
Sales and Marketing	2
Research and Development	3
Management	1
Total	7

We enter into employment contracts, which contain a confidentiality clause, with our employees.

We believe that we maintain a good working relationship with our employees and contract workers, and we have not experienced material labor disputes in the past. None of our employees and contract workers is represented by labor unions.

Legal Proceedings

From time to time, we may be involved in litigation or other legal proceedings incidental to our business. We are not currently a party to any litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

REGULATIONS

This section summarizes the principal laws, regulations, and rules relevant to our business and operations in Singapore. The summary does not purport to be a complete description of all laws and regulations applicable to our business and operations. Investors should note that the following summary is based on relevant laws and regulations in effect as of the date of this prospectus, which may be subject to change.

Our expected regulatory strategies and timelines for each of our product categories in the US and Singapore are summarized as follows:

Regulatory Summary	PAV	LAV	CAV
UNITED STATES	Crimson: FAA Part 103 expect compliance in 2027; See “PAV Regulatory Certifications” below.	Pegasus Model A,B,C: To submit an application in 2028 under FAA 14 C.F.R. Part 47 or Part 48 of the Federal Aviation Regulations. See “CAV and LAV Regulatory Certifications” below.	SeaArcher: To submit an application in 2028 under FAA 14 C.F.R. Part 47 or Part 48 of the Federal Aviation Regulations. See “CAV and LAV Regulatory Certifications” below.
SINGAPORE	N.A.	Pegasus Model C (cVTOL): UA Registration with CAAS, In process, expected 2027. Pegasus Model A and B (eVTOL): Test mule completed flight test in 2024. UA Registration with CAAS in 2027.	SeaArcher: UA Registration with CAAS, In process, expected 2027.

United States Regulatory Considerations

In the near-term, our efforts will focus on obtaining FAA certification of our aircraft and engaging with key decision makers in the cities in the United States in which we anticipate our VTOLs and services will initially operate. Our VTOLs will be required to comply with regulations governing aircraft design, production and compliance. In the U.S., this primarily includes regulations put forth by the FAA and the DOT.  We are required to obtain prior government approvals for our unmanned eVTOL and cVTOL from the CAAS based on Class B certification and the FAA based on FAA 14 C.F.R. Part 47 or Part 48. We will commence our applications for the CAAS approval in 2027, and the FAA approval in 2028.

PAV Regulatory Certifications

Ultra Light: Our PAV is classified as an ultra light aircraft. In the US, ultra light aircraft are primarily governed by 14 CFR Part 103, which applies to vehicles with a maximum empty weight of 254 pounds, a fuel capacity not exceeding 5 gallons, and a maximum speed of 55 knots. These vehicles do not require FAA airworthiness certification or registration, and operators are not mandated to hold pilot certificates. However, adherence to rules regarding airspace operations and safe flying practices is essential.

FAA Part 103 Criteria. Our intent is that our PAV will meet the criteria set forth by the FAA as defined Part 103 of the Federal Aviation Regulations (14 CFR Part 103) as an ultralight vehicle in the United States. The relevant criteria for an ultralight vehicle is summarized below:

FAA 103.1 Applicability.

FAA 103.1 prescribes rules governing the operation of ultralight vehicles in the United States.

For the purposes of this part, an ultralight vehicle is a vehicle that:

(a)	Is used or intended to be used for manned operation in the air by a single occupant;

(b)	Is used or intended to be used for recreation or sport purposes only;

(c)	Does not have any U.S. or foreign airworthiness certificate; and

(d)	If unpowered, weighs less than 155 pounds; or

(e)	If powered:

(1)	Weighs less than 254 pounds empty weight, excluding floats and safety devices which are intended for deployment in a potentially catastrophic situation;

(2)	Has a fuel capacity not exceeding 5 U.S. gallons;

(3)	Is not capable of more than 55 knots calibrated airspeed at full power in level flight; and

(4)	Has a power-off stall speed which does not exceed 24 knots calibrated airspeed.

Our Current Compliance Status. As of the date of this prospectus, we have completed the design of our PAV in accordance with Part 103 specifications. The next stage of FAA Part 103 compliance consists of flight tests, which we have commenced on August 1, 2025. We currently expect the flight test stage to be completed by 2027, and we further expect that our PAV will be Part 103 compliant in 2027. We believe that once our Crimson PAV is fully Part 103 compliant, we will initiate the PAV commercialization plan, and the Crimson model will be our first product in the market and our first proving ground for our PAV offering.

Other FAA certification categories for manned aircraft are Light Sport, Certified for Private Use, Certified for Commercial Use, and Military. None of our current products fall under any of these certification categories. In the future, we may design and market products that would fall under one or more of these certification categories; but as of the date of this prospectus, none of our models fall under any of these categories.

No Certification Required for PAV Operators for Sports & Recreation

The operations of our PAV will comply with the provisions outlined in FAA Part 103.7. As stipulated by FAA Part 103.7, operators of ultralight vehicles are not required to possess airman certificates (a/k/a pilot licenses), nor are ultralight vehicles mandated to be registered or display any identifying markings. This regulatory framework facilitates the use of ultralight vehicles for sport and recreational purposes.

Furthermore, operators of ultralight vehicles are not obligated to meet any specific aeronautical knowledge, age, or experience requirements to operate these vehicles, nor are they required to hold airman or medical certificates.

CAV Regulatory Certifications

As of the date of this prospectus, our unmanned CAV and LAV models are not subject to U.S. regulatory certification requirements. As these models are, however, subject to Singapore regulations and certifications (see below), our strategy is to obtain the Singapore regulatory approvals for our LAV and CAV models and then pursue any US regulatory requirements and/or exemptions for these two models.

LAV Weight-Based Regulations. The FAA Small UAS Rule (14 CFR Part 107) is only applicable to unmanned aircraft (drones) that weigh less than 55 pounds at take-off. Our LAV is generally in the heavy payload range of 200lbs (90 kg) and is regulated under 14 CFR Part 11. Because our LAV exceeds the 55 pound threshold, it is not subject to 14 CFR Part 107. However, we will be required to submit an application for an exemption under Part 11 of the Federal Aviation Regulations (14 CFR Part 11). This exemption process is further supported by the Congressional authority provided in the Special Authority for Certain Unmanned Systems, 49 United States Code (U.S.C.) § 44807. This statute grants the Administrator of the Federal Aviation Administration the authority to adopt a risk-based approach in assessing the safe operation of specific unmanned aircraft systems within the national airspace system on a case-by-case basis.

Our intent is to have our LAV and CAV classified as an unmanned aircraft (drone), exempt from further FAA regulations in accordance with the FAA’s regulations outlined in Part 107 of the Federal Aviation Regulations (14 CFR Part 107). Our plan is to pursue this exemption application process after obtaining all Singapore required regulatory approvals.

Singapore Regulatory Considerations

The Company engages in the business of building on our technology platform comprising our VTOL aerial vehicle and its operating systems and infrastructure. Its research and development operations are currently based in Singapore. This section sets forth a summary of the material laws and regulations that may affect the Company’s operations in Singapore.

For the operations of urban aerial vehicles such as unmanned aircrafts (“UA”) in Singapore, an operator permit and the relevant activity permit both issued by the CAAS will be required. The following regulations will apply to our LAV and CAV models.

Unmanned Operator Permit (“OP”)

The operator permit is a permit issued by the CAAS to organizations or individuals that have demonstrated the ability to operate UAs safely and provide them the right to operate UAs within Singapore. The CAAS keeps a record of approved UA operators online on their official website.

The Company’s OP is pending approval from the CAAS.

The operator permit is granted based on, but not limited to the following:

●	The Company’s organizational structure;

●	The airworthiness of each UA;

●	The applicant is to provide details of the configuration of the UA and any customization or modification made to the aircraft, to the CAAS as part of the permit application. If any modifications are made to a UA after CAAS has approved an earlier configuration, the holder of the operator permit would need to submit a variation of operator permit to seek approval for the updated UA configuration.

●	Procedures for managing operations safely and maintaining compliance with UAs regulations, including:

○	Operating a registered and approved UA

○	Ensuring that the pilots manning the UAs (in single-piloted or multi-piloted configurations) holds a valid CAAS-issued UA pilot license

○	Complying with Central Flight Management System (“CFMS”) requirements by the CAAS

○	conducting of safety risk assessments

It is to be noted that despite holding an operator permit, holders of an operator permit are also required to subscribe to the CFMS service and attach a UA tracker on their UA before operating them.

An operator permit is only valid for a year. Permit holders who wish to renew their permit’s validity would be required to file a renewal application before their permit expires. Should their permit expire, the holder would not be allowed to renew their permit and would be required to submit a new UA operator permit application.

Activity Permit

The activity permit is a permit issued by the CAAS to an organization or individual for a single activity/block of repeated activities carried out by a UA. The activity permit has two classes:

●	Class 1, which is required for UA activities, is invalid without a UA operator permit, and for purposes that are not recreational/educational in nature, or if the UA to be used for recreational purposes is over 25kg, or if the UA to be used for educational purposes is over 7kg in total mass; and

●	Class 2, which is required for UA activities conducted outdoors, and:

○	The planned activity meeting any of the following conditions:

○	Operating altitude higher than 200 feet/approximately 60 meters above mean sea level;

○	Within 5 kilometers of any civil aerodrome or military airbase; or

○	Within any restricted or danger area

And if the UA to be used for recreational purposes is 25kg or below in total mass; or if the UA to be used for educational purposes is 7kg or below in total mass

Unlike the operator permit which allows you to operate a UA for the validity period of the permit, an activity permit is a single-use permit. It only permits the activity applied for, which is to be held once at the date and time the permit specifies. The CAAS takes into account exceptions such as the location(s) of operation, type(s) of operation to be conducted, date/time(s) during which the operation(s) to be conducted, operating altitude and mitigation measures to address location-specific circumstances. Such exceptions could be granting a single permit for multiple locations operations if the locations are in close proximity and the granting of a block permit (as explained below).

In a scenario where the same UA operation is to be carried out over multiple times over an extended period of time by the same UA at the same location, a UA operator is allowed to apply for one activity permit covering all the activities to be held, known as a block permit. However, operating periods will be subject to coordination with the relevant authorities to ensure that the UA flights can be safely conducted.

The application process for both operator and activity permits require the application with the relevant supporting documents to be submitted online through the Enterprise Safety Oversight Management System by the CAAS.

Aside from the permits mentioned, where necessary, the operator may also need to be granted any of the following permits: a permit for discharging a substance from a UA granted by CAAS; a permit for taking photographs of a protected area granted by the Singapore Police Force (“SPF”); a permit for overflying a protected area granted by SPF; a permit for using UA in a special event area; and a permit for use of radio frequencies and power limits that does not comply with the Info-communications Media Development Authority of Singapore guidelines on radio frequencies and power limits for short range devices.

In addition to the permits issued by the CAAS for operating an unmanned aircraft (UA) in Singapore, the pilot must hold a UAPL issued by the CAAS if the operation is for commercial purposes or if the aircraft exceeds a total weight of 7kg. A UAPL will not be required for operations indoors and at a site that is not publicly accessible for any purpose such as an experimental testing site.

There are two classes of UAPLs:

●	Class A: Allows a UA pilot to operate any UA in the corresponding categories (aeroplane; rotorcraft; airship etc.) with a total mass that does exceed 25kg;

●	Class B: Allows a UA pilot to operate specific UA model(s) with a total mass that exceeds 25kg.

UA Registration

For any UA with a total weight of above 250 kilograms, except for UAs that are operate solely for the conduct of light shows under a Class 1 Activity Permit, must be registered before it can be operated in Singapore.

The UA registration label must be affixed on the outer surface of a non-detachable part of the UA (e.g. top surface of the main body) and be clearly visible. The registration label must not be pasted on places such as the removable batteries or propellers.

No Regulations Affecting PAV.

There currently are no Singapore regulations that govern the PAV.

MANAGEMENT

The following table sets forth information for our executive officers, directors, and director nominee as of date of this prospectus:

Name	Age	Position
Neo Kok Beng	62	Chief Executive Officer, Executive Director and Chairman
Tay Boon Chong	58	Chief Operating Officer, Executive Director
Ng Mui Hoon	63	Chief Financial Officer
Jeffrey Nels Williams	68	Chief Test Pilot and President (Designate)
Tan Chong Huat*	62	Independent Director Nominee
Chay Yee Meng*	70	Independent Director Nominee
Tan Thian Pong Lennon*	58	Independent Director Nominee
Daniel C. Sloat*	39	Independent Director Nominee

*	Each of Mr. Tan, Mr. Chay, Mr. Tan, and Mr. Sloat has accepted our appointment to be our independent directors, effective upon the SEC’s declaration of effectiveness of our registration statement on Form S-1, of which this prospectus is a part.

Dr. Neo Kok Beng is the founder, Chairman and executive director of Neo Aeronautics Inc. since August 20, 2024. He set up the Neo Aeronautics Pte Ltd, a fully owned subsidiary of the group in Singapore, in April 2018 and has been its executive director responsible for strategies and corporate development over the last 5 years.

He is a distinguished and award-winning technology entrepreneur. He received President’s Design Award, President’s Skills future Fellowship and US Veterans Affairs Innovation Initiative. He was with Singapore Technologies Group from 1991 to 2002 and rose from System Engineer to Vice-President (Business Development and Planning) with two overseas postings to San Francisco and Shanghai.

Dr. Neo obtained his Private Pilot License in 1984 and designed the MIL-ST-155B data bus for the A4SU Super Skyhawk fighter-jet upgrading. He spin-off the wearable artificial kidney technology from UCLA in 2007. He is currently a Fellows of Royal Aeronautical Society and Institution of Engineers, Singapore. He is appointed as Senior Advisor of AAM Institute, Inc. and is a member of American Institute of Aeronautics & Astronautics. He was Associate Faculty for Science, Technology & Innovation Policy at Harvard University, and has also taught in leading global universities such as National University of Singapore, Tsinghua University & Indian School of Business.

He has a doctorate from Singapore Management University, MBA from Nanyang Technological University and Bachelor of Engineering (Honours) from National University of Singapore. He also attended executive programs at Harvard University and Massachusetts Institute of Technology.

Dr. Neo, as the founder of the Company, is qualified to serve on the board as he provides the vision and overall strategies with a deep knowledge of the Group and extensive experience in the industry.

SLTC(Ret) Tay Boon Chong is the executive director and the Chief Operating Officer of Neo Aeronautics Pte Ltd since July 31, 2022 and oversees its strategic operations. Over the last 5 years, he has held the position of Chief Operations Office of GoSpace Pte Ltd from May 2018.

He brings to the table an array of exceptional operational experiences and skills honed over his illustrious career as a highly decorated squadron commander ad fighter pilot veteran with the Republic of Singapore Air Force (RSAF).

From December 1986 to May 2018, Mr. Tay served as a Senior Lieutenant Colonel (SLTC) of the RSAF and Ministry of Defense of Singapore. He was a squadron commander and fighter pilot for F16 Falcon, F5 Tiger and A4 Skyhawk.

A recipient of the prestigious Singapore Armed Forces’ Meritorious Scholarship and Post-graduate Study Award Scholarship He stood out as a Government Scholar at the Imperial College in London, graduating with a Bachelor of Engineering (Aeronautics) First Class Honors, a Master of Science in Defense and Technology Management from the National University of Singapore (NUS) in Singapore, and a Master of Science in Defense and Technology Management from the U.S. Naval Post Graduate School in the United States, each of which was attained in 1992, 2005 and 2006, respectively.

Mr. Tay, an operational expert is eminently qualified to serve on our board of directors due to his deep knowledge of our Group, understanding and impactful relationships in the industry and his extensive operational experience with our Group.

Ms. Ng Mui Hoon will be appointed as the Chief Financial Officer of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Ng has served as the Finance Advisor of Neo Aeronautics Pte Ltd since August 1, 2023.

Over the last 5 years, Ms. Ng served as the part-time Finance Manager of Nextkidney SG Pte Ltd from May 2021. During her tenor with the company, the company was successfully acquired by Nextkidney B.V., a Netherlands company in the Biomedical industry. From March 2018 to November 2020, Ms. Ng served as the Finance Director and a Board member of BIG International Gateway (S) Pte Ltd.

Ms. Ng is a Chartered Public Accountant (CPA) registered with the Institute of Singapore Chartered Accountant (ISCA). She has extensive experience in accounting, auditing, mergers & acquisitions in different capacities as CFO, Financial Controllers and Finance Manager in listed and growth companies,

She has more than 20 years of experience in finance, mergers and acquisitions and operating roles in the biochemical, electronics and IT industry based locally and overseas in China, Malaysia, Brunei, Indonesia and USA.

She received her Bachelor of Business Administration for Simon Fraser University and MBA (Accountancy) from Nanyang Technological University.

COL(ret) Jeffrey Nels Williams is the Chief Test Pilot of the Company since August 20, 2024 and President (Designate). Mr. Williams graduated from the United States Military Academy (USMA) at West Point in 1980, served more than 27 years active in the U.S. Army, and continued to serve in our Nation’s space program until retiring from NASA in Jan 2024.

An Army aviator since 1980, he has logged more than 3100 hours in more than 50 different aircraft that include rotorcraft, propeller aircraft, and high-performance jet aircraft. Mr. Williams attended the Naval Test Pilot School, graduating first in his class, and subsequently served as an experimental test pilot. In 2019, Williams was inducted into the U.S. Army Aviation Hall of Fame. Mr. Williams is a member of the Association of Space Explorers, the Army Aviation Association of America, and an Associate Fellow in the Society of Experimental Test Pilots.

An astronaut since 1996, Mr. Williams logged a record-setting 534 days in space on four flights, launching on both the Space Shuttle and the Russian Soyuz in direct support of the assembly and operation of the International Space Station (ISS), most recently returning to Earth in September 2016. Over that time, he also logged nearly 32 hours during five space walks in both U.S. and Russian space suits. His extensive NASA experience and responsibilities included spacecraft system design and development, systems engineering, test and evaluation, software validation, operational development and integration, project management, as well as legislative affairs and public relations.

Mr. Williams holds a Bachelor of Science Degree from USMA, a Master of Science Degree in Aeronautical Engineering and the Degree of Aeronautical Engineer from the U.S. Naval Postgraduate School, a Master of Arts Degree in National Security and Strategic Studies from the U.S. Naval War College, and a Doctor of Ministry Degree from The Master’s Seminary.

Mr. Tan Chong Huat will be appointed as our independent director immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

Over the last 5 years, Mr. Tan continues to be the Senior Partner and one of the founding members of RHTLaw Asia LLP, a leading full services legal practice with an Asia Pacific presence he founded in July 2019. Mr. Tan is the executive Chairman of RHT Group of Companies which is involved in sectors such as fintech, wealthtech, fund, assets and wealth management, Web3 and digital technology since July 2019.

Mr. Tan is a trusted expert for regulatory issues, complex financing (corporate finance and project finance) transactions, deals structuring, funding and matching, corporate governance and board matters, and reputational management matters for corporate leaders and major corporates in the region and internationally. He has been named frequently a leading practitioner in many reputable professional publications, including IFLR1000 and Legal 500 Asia Pacific. He has successfully invested in start-ups, SMEs and listed companies. Notably, he is knowledgeable and passionate in blockchain, distributed ledger and related technologies, and cryptocurrencies having invested into 2 exchanges which apply the DLT technology and a Web3 blockchain ecosystem platform.

Mr. Tan obtained a Bachelor Degree in Law at the National University of Singapore and a LLM from the University of London. He has attended Harvard, MIT and UPENN programs on Managing Professional Services Firm, Negotiation, How to Build a Unicorn, and Digital Transformation.

Mr. Tan is qualified to serve as independent director due to his extensive legal experience in corporate governance, mergers and acquisitions and reputation management.

Mr. Chay Yee Meng will be appointed as our independent director immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

Over the last 5 years, Mr. Chay has served as the chairman and chief executive officer of Autoscan Technology Pte Ltd which he was appointed since Jan 2015.

Mr. Chay has extensive experience in accounting, public listing and corporate mergers. He served prominently in global listed companies including the group CFO of Nasdaq-listed NatSteel Electronics Ltd. through its eventual $2.4 billion acquisition by Solectron Corp.

From January 2005 to April 2020, Mr. Chay served as an independent director and the chairperson of the audit committee of Trek 2000 International Ltd (SGX: 5AB), which is principally engaging in the provision of digital compression-based technology system solutions as well as customized engineering solutions. From May 2000 to June 2010, Mr. Chay served as the chief executive officer of InfoWave Pte Ltd, a company which is principally engaging in the provision of wireless communication devices, track & trace solutions, and enterprise class supply chain solutions and services. From May 1987 to January 2000, Mr. Chay served as the group chief financial officer of Natsteel Electronics Ltd. From January 1990 to January 2000, Mr. Chay served as the group chief financial officer ECS Holding Ltd.

Mr. Chay obtained his Bachelor of Commerce degree in accountancy from Nanyang University in 1980 and is a qualified CPA with the Institute of Singapore Chartered Accountants (ISCA).

Mr. Chay is qualified to serve on our board of directors due to his extensive financial and management experience as well as her extensive experience in acting as an independent director.

Mr. Tan Thina Pong, Lennon will be appointed as our independent director immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

Over the last 5 years, Mr. Tan is the President of Adera Global Pte Ltd which he was appointed since Jan 2007.

Mr. Tan is an esteemed entrepreneur and leader known for his commitment to innovation and business excellence. Starting out as an engineer in the Petrochemical industry, Mr. Tan continued honing his skills for a decade at American multinational corporation 3M, gaining invaluable experience.

In 2001, Mr. Tan made a pivotal decision to pursue entrepreneurship, acquiring a small smart card manufacturing business in China. Through strategic vision and technological innovation, he leveraged advancements in technology and transformed the manufacturing outfit into one of the top 10 global smart card producers in the world. Subsequently, he expanded the company’s capabilities to lead in fields such as artificial intelligence, biometric authentication, automation, fintech, and data analytics, supporting major sectors ranging from banks, insurance, government, healthcare, telecommunications, and transport worldwide. Mr. Tan’s achievements have earned him widespread recognition, including the prestigious ASEAN Teochew Entrepreneur Award, and the esteemed EY Entrepreneur of the Year title in Financial Technology Enablement from global professional services firm Ernst & Young in 2017. Additionally, the Group was recognized for its excellence, receiving the ASEAN Business Award Overall Winner for Priority Integration Sector (ICT) in 2018.

Mr. Tan is currently the President of Singapore Manufacturing Federation. In April 2024, Mr. Tan assumed the role of Vice President at the Confederation of Asia-Pacific Chambers of Commerce and Industry (CACCI), furthering his commitment to regional economic development.

Mr. Tan obtained his Bachelor of Science from the National University of Singapore and Master in Business Administration from Western Michigan University.

Mr. Tan is qualified to serve on our board due to his extensive manufacturing and operational experience and network, strategic leadership in achieving business success.

Mr. Daniel C. Sloat will be appointed as our independent director immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

Over the last 5 years, Mr. Sloat is currently President of Electro.Aero Pty Ltd from Oct 2024, Chief Aeronautics Officer of PowerUp America from Feb to Sep 2024, Chief Executive Officer or Volatus Infrastructure and Energy Solutions from July 2023 to Feb 2024, FirstNet Principal Consultant of AT&T from Jul 2019 to Jun 2023.

Mr. Sloat is the Founder & President of the Advanced Air Mobility Institute, a 501c3 non-profit dedicated to educating and advocating for the broadest public benefit through the aviation ecosystem globally. He is an FAA Part 61 private pilot, Part 107 uncrewed aerial system (UAS) pilot, and a UAS Traffic Management expert with direct operational experience orchestrating the safe and efficient navigation of over 13,000 drones. As a United States Air Force Captain, he earned a Humanitarian Service Medal for his efforts to aid Syrian refugees.

Mr. Sloat is also President of Electro Aero Pty Ltd since September 2024, one of the world’s leading aviation-grade electric charging infrastructure providers. He holds an Adjunct Professor appointment at the University of Arkansas where he teaches Advanced Air Mobility operations and management. Mr. Sloat is a member of the Royal Aeronautical Society, and sits on the World Economic Forum AVIATE committee to advise on the future of autonomous flight. He has given compelling keynote addresses and presentations in 16 countries including NASA’s inaugural UAS Symposium and the United Nations aviation agency ICAO’s inaugural AAM Symposium.

He obtained a Juris Doctor, Master of Business Administration, and Master of Economics from the University of Oklahoma, and Bachelor of Science in Management from Indiana University.

Mr. Sloat is qualified to serve on our board due to his extensive aviation experience and network, and global strategic leadership in promoting AAM in international organizations.

KEY PERSONNEL

Engineering Fellow (Aeronautical System)

Mr. Damain Cheng is the Engineering Fellow with the Aerial Innovations & Mobility Systems (AiMS) Labs of the Group.

With over a decade of experience in drone and VTOL design, Damian specializes in structural design, CAD modelling, and finite element analysis (FEA). His contributions to UAV innovation have included groundbreaking projects like the SIT-UGS Flying Car, which reached the finals of the 2017 South Korea PAV Competition as the only international team. His research led to the development of the “morphing UAV for multi-payload stability augmentation,” a concept now pending a Singapore patent.

In addition to his expertise in UAV design, Damian is a certified Unmanned Aircraft Pilot with the Civil Aviation Authority of Singapore (CAAS) and holds an instructor rating. He leads the design and manufacture of custom UAVs for industrial and agricultural applications.

Damian graduated from the University of Glasgow with a Bachelor of Aeronautical Engineering.

Engineering Fellow (Aviation Electronics)

Mr. Chandruth Jayasiriwardena is an Engineering Fellow with the Aerial Innovations & Mobility Systems (AiMS) Labs of the Group. With over a decade of expertise in drones and VTOL design, he has built an impressive career focused on avionics, simulation, software, and flight testing. Chandruth also holds a UAPL with an instructor rating from the Civil Aviation Authority of Singapore (CAAS).

Chandruth leads initiatives to advance Unmanned Aerial Vehicle (UAV) technology, pioneering its applications across diverse industries. He manages avionics and propulsion design and directs the Crimson Test Program, concentrating on unmanned flight systems.

Chandruth’s academic foundation includes a Bachelor of Engineering in Aerospace Systems from the University of Glasgow.

Engineering Fellow (Aeronautical Engineering)

Mr. Tai Yi Long is the Engineering Fellow with the Aerial Innovations & Mobility Systems (AiMS) Labs of the Group.

With over a decade of experience in drone and VTOL design, Yi Long specializes in flight operations and aeronautical engineering, holding a UAPL with an instructor rating from the CAAS.

Yi Long holds a Bachelor of Engineering in Aeronautical Engineering from the University of Glasgow.

Engineering Fellow (Design & Experience)

Mr. Michale Reeves is the Design Fellow with the Aerial Innovations & Mobility Systems (AiMS) Labs of the Group.

As one of the founding partners of the Claydon Reeves studio in the UK specializing in bespoke superyachts, jets and helicopters, he has developed a wide network across the design industry. In conjunction with Rolls-Royce Marine, he launched a new range of high-performance yachts integrating a number of new product innovations. The studio has been fortunate enough to have won the world superyacht award three times. He has a strong focus on mobility solutions for the urban environment, along with last-mile delivery vehicles powered by a combination of hydrogen fuel cells and fully electric propulsion, further enhanced by AI and varying degrees of autonomy.

He graduated from Newcastle University with Bachelor of Arts (Hons) Architecture and Bachelor of Art in Transportation Design from Art Center College of Design, Los Angeles USA.

Advisor, U.S. & Middle East

Mr. Paul Calderwood serves as an expert consultant in fire protection, emergency management, and disaster planning. With a career that includes being Deputy Fire Chief and Acting Chief for the City of Everett, he has leveraged his leadership skills in both domestic and international contexts. Calderwood has provided critical consultancy on fire protection systems for global clients, including FEC International and Saudi Arabian Railroad, and has contributed to the Saudi Civil Defense through a specialized U.S. State Department initiative.

As a respected authority, Paul is also a certified Project Management Professional (PMP) and a Massachusetts Certified Emergency Manager (CEM), with additional expertise in FEMA’s Continuity of Operations. His thought leadership includes articles in International Fire Safety Journal and International Fire Fighter, and he has served as an expert witness in numerous fire-related cases. For his impact, Paul has received honors such as the Congressional Fire Services Institute Award. He is actively engaged with the International Association of Fire Chiefs, the National Association of Fire Investigators, and the Society of Fire Protection Engineers. His academic background includes an MPA in Emergency Management from Anna Maria College, a B.S. in Fire Science from Boston State College, and an A.S. in Fire Protection from Bunker Hill Community College.

Advisor, Asia

Mr. Dickson Mah is the CEO of Joyre TCMedi Spa, an innovative enterprise at the forefront of integrating Traditional Chinese Medicine (TCM) with contemporary spa treatments and beauty aesthetics. Through his leadership, the company has effectively blended ancient wellness practices with cutting-edge biomedical technology, appealing to a growing audience seeking holistic health solutions.

Dickson leads efforts to secure strategic partnerships and funding to fuel the company’s growth within the urban air mobility sector. Leveraging his extensive background and keen business acumen, he has built strong connections that are instrumental in advancing NEO Aeronautics’ mission to redefine aerial transportation.

A seasoned entrepreneur and investor, Dickson brings a broad perspective to his roles, underpinned by his commitment to innovation across sectors as diverse as health and aerospace.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

Currently, our Chief Executive Officer is also our Chairman. We believe that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for the Company. In making this determination, we have considered, among other matters, Dr. Neo’s experience and tenure of managing our operating subsidiary - NEO Aeronautics Pte. Ltd, since April 2018 and believed that Dr. Neo is highly qualified to act as both Chairman and Chief Executive Officer due to his experience, knowledge, and personality. Among the benefits of a combined Chief Executive Officer/Chairman is that such structure promotes clearer leadership and direction for our company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risks. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Much of this work has been delegated to committees, which will meet regularly and report back to the full board. The audit committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters, the compensation committee evaluates the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee evaluates risks associated with management decisions and strategic direction.

Independent Directors

The NYSE American Company Guide generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors will consist of six directors, including four independent directors, upon the SEC’s declaration of effectiveness of our registration statement on Form S-1 to which this prospectus forms a part.

Committees of the Board of Directors

Our board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee, and each will have its own charter approved by the board. The committee charters will be filed as exhibits to the registration statement of which this prospectus is a part. Upon completion of this offering, we intend to make each committee’s charter available on our website.

In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Mr. Daniel C. Sloat, Mr. Chay Yee Meng and Mr. Tan Thian Pong Lennon, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and the NYSE American Company Guide, will serve on our audit committee upon their appointment to the board, with Mr. Chay Yee Meng serving as the chairperson. Our board has determined that Mr. Chay Yee Meng qualifies as the “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our principal executive officer and principal financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Mr. Tan Chong Huat, Mr. Daniel C. Sloat and Mr. Tan Thian Pong Lennon, each of whom satisfies the “independence” requirements of Rule 10C-1 under the Exchange Act and the NYSE American Company Guide, will serve on our compensation committee upon their appointment to the board, with Tan Thian Pong Lennon serving as the chairperson. The members of the compensation committee are also “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee is responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Mr. Tan Chong Huat, Mr. Chay Yee Meng and Mr. Tan Thian Pong Lennon, each of whom satisfies the “independence” requirements of the NYSE American Company Guide, will serve on our nominating and corporate governance committee upon their appointment to the board, with Mr. Tan Chong Huat serving as the chairperson. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by stockholders and recommending to the board director nominees for each annual meeting of stockholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; and (iv) overseeing compliance with the our code of ethics.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources — members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

A stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice and information provisions contained in our Bylaws. Such notice must be in writing to our Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred-twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made or as otherwise required by the Exchange Act. In addition, stockholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of stockholders entitled to vote at such meeting.

Board Diversity

Upon the closing of this offering, our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members) for election or appointment, the nominating and corporate governance committee and the board of directors will take into account many factors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

●	experience as a board member or executive officer of another publicly-held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

●	experience relevant to our business industry and with relevant social policy concerns; and

●	relevant expertise or other proficiency in an area of our business operations.

Currently, our board of directors evaluates, and following the closing of this offering will evaluate, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to adopt (i) a code of business conduct and ethics; (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions; and (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the NYSE American Company Guide.

EXECUTIVE COMPENSATION

Summary Compensation Table — Years Ended December 31, 2025 and 2024

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Executive Officers for services rendered in all capacities during the noted periods. No executive officers received total annual salary and bonus compensation in excess of $100,000. Except for Dr. Neo Kok Beng, no Executive Officer received any compensation in 2024 or 2025.

Name and Principal Position	Year	Salary (S$)	Bonus (S$)	Stock Awards (S$)	Option Awards (S$)	All Other Compensation (S$)	Total (S$)
Neo Kok Beng, Chief Executive Officer,	2025	72,000	—	—	—	8640	80,640
Chairman and Executive Director	2024	72,000	—	—	—	10,800	82,800
Ng Mui Hoon, Chief Financial Officer	2025	—	—	—	—	—	—
	2024	—	—	—	—	—	—
Tay Boon Chong, Chief Operating Officer and Executive Director	2025	—	—	—	—	—	—
	2024	—	—	—	—	—	—
Jeffrey Williams, Chief Test Pilot and President (Designate)	2025	—	—	—	—	—	—
	2024	—	—	—	—	—	—

Employment Agreements

We will enter into employment agreements with our executive officers prior to the Offering. The employment agreement will be effective from the date our Class A Common Stock first trades on the NYSE American. The following provides a summary of our employment agreement with each of the executive officers:

Under our employment agreement with our Chief Executive Officer, Neo Kok Beng, we agreed that, for a three-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Neo an annual salary of $144,000. Additionally, Mr. Neo will be eligible to receive an annual cash bonus to the extent the Company achieves or exceeds certain performance metrics set forth in the agreement. The percentage of base salary Mr. Neo is entitled to receive as a bonus is also the agreement. Mr. Neo will be provided with standard executive benefits. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. Neo’s employment by giving at least 60 days written notice. All other compensation shall cease as of the date of termination and the Company shall pay all previously earned, accrued and unpaid compensation. Mr. Neo is also subject to standard confidentiality and non-competition provisions.

Under our employment agreement with our Chief Financial Officer, Ng Mui Hoon, we agreed that, for a three-year term, unless terminated earlier in accordance with its terms, we will pay Ms. Ng an annual salary of $120,000. Ms. Ng will be eligible to receive an annual cash bonus as determined by the board of directors. Ms. Ng will be provided with standard executive benefits. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mg Ng’s employment by giving at least 60 days written notice. Ms. Ng is also subject to standard confidentiality and non-competition provisions.

Under our employment agreement with our Chief Operating Officer, Tay Boon Chong, we agreed that, for a three-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Tay an annual salary of $144,000. Mr. Tay will be eligible to receive an annual cash bonus as determined by the board of directors. Mr. Tay will be provided with standard executive benefits. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. Tay’s employment by giving at least 60 days written notice. Mr. Tay is also subject to standard confidentiality and non-competition provisions.

Under our employment agreement with our Chief Test Pilot and President (Designate), Jeffrey Williams, we agreed that, for a three-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Williams an annual salary of $144,000. Mr. Williams will be eligible to receive an annual cash bonus as determined by the board of directors. Mr. Williams will be provided with standard executive benefits. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. Williams’s employment by giving at least 60 days written notice. Mr. Williams is also subject to standard confidentiality and non-competition provisions.

Independent Directors Agreements

We will enter into independent director agreements with each of our independent director s prior to the Offering. The independent director agreement will be effective from the date our Class A Common Stock first trades on the NYSE American. The following provides a summary of our employment agreement with each of the executive officers:

Under our independent director agreement with Tan Chong Huat, Chay Yee Meng, Tan Thian Pong Lennon Daniel C. Sloat, we agreed that unless (i) removal of the independent director by proper Board of Directors or stockholders action, (ii) resignation of the independent director, (iii) disqualification of the independent director as a director in accordance with the in accordance with the By-laws of the Company, (iv) failure of the stockholders to re-elect the independent director, or (v) terminated earlier in accordance with its terms, we will pay each of the independent director an annual salary of $10,000. Each of the independent director will be provided with standard executive benefits. The Company will also provide standard indemnification and directors’ and officers’ insurance. All other compensation shall cease as of the date of (i) removal, (ii) resignation, (iii) disqualification, (iv) failure to re-elect or (v) termination and the Company shall pay all previously earned, accrued and unpaid compensation. Each of the independent director is also subject to standard confidentiality and non-competition provisions.

Stock Option Plan

Currently, we do not have an equity incentive plan in place.

Grants of Plan-Based Awards

To date, there have been no grants or plan-based awards.

Outstanding Equity Awards at Fiscal Year-End

To date, there have been no outstanding equity awards.

Option Exercises and Stock Vested

To date, there have been no options exercised by our named officers.

Director Compensation

Save except as disclosed in “— Summary Compensation Table — Years Ended December 31, 2025 and 2024” above, no member of our board of directors received any compensation for his or her services as a director during the fiscal year ended December 31, 2025 and 2024, nor do they currently receive any compensation for such services.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, Directors, Director nominees and 5% or greater beneficial owners of our Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, Directors, Director nominees or 5% or greater beneficial owners of our Shares will purchase shares in this Offering. In addition, the following table assumes that the underwriter’s over-allotment option has not been exercised.

Holders of our Class A Common Stock are entitled to one (1) vote per share and holders of our Class B Common Stock are entitled to fifteen (15) votes per share. Our Class B Common Stock are convertible at any time by the holder into Class A Common Stock on a one-for-one basis, while Class A Common Stock are not convertible into Class B Common Stock under any circumstances. Upon a transfer of any Class B Common Stock by a holder thereof to any person other than certain permitted transferees or a change in the beneficial owner of such Class B Common Stock, such Class B Common Stock will be automatically and immediately converted into Class A Common Stock on a one-for-one basis. Holders of our Shares are entitled to vote on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. As of the date of this prospectus, the percentage of Shares beneficially owned prior to this Offering is based on 25,750,002 shares of Common Stock, consisting of 21,939,525 shares of Class A Common Stock and 3,810,477 shares of Class B Common Stock outstanding. Three of the stockholders, Jeffrey William, Neo Xuan Ling, Elicia and Chong Heng Li are located in the United States. We do not have any options or warrants that are outstanding. The percentage of Shares beneficially owned after this Offering is based on the number of Shares outstanding prior to this Offering plus the Class A Common Stock that we are selling in this Offering, assuming the underwriters do not exercise the over-allotment option, and the total and outstanding Class B Common Stock. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

Name of Beneficial	Shares of Class A Common Stock Beneficially Owned Prior to This Offering(2)		Shares of Class B Common Stock Beneficially Owned Prior to This Offering(2)		% of Total Voting Power Before This Offering(2)		Shares of Class A Common Stock Beneficially Owned After This Offering(3)		Shares of Class B Common Stock Beneficially Owned After This Offering(3)		% of Total Voting Power After This Offering(3)
Owners(1)	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
Directors and Executive Officers:
Neo Kok Beng	106,293	0.48	3,810,477	100	57,263,448	72.40	106,293	0.41	3,810,477	100	57,263,448	69.12
Tay Boon Chong	1,036,311	4.72	—	—	1,036,311	1.31	1,036,311	4.03	—	—	1,036,311	1.25
Ng Mui Hoon	293,620	1.34	—	—	293,620	0.37	293,620	1.14	—	—	293,620	0.35
Jeffrey Williams	880,860	4.01	—	—	880,860	1.11	880,860	3.43	—		880,860	1.06
Tan Chong Huat(4)	—	—	—	—		—	—	—	—		—	—
Chay Yee Meng(4)	—	—	—	—		—	—	—	—		—	—
Tan Thian Pong Lennon(4)	—	—	—	—		—	—	—	—		—	—
Daniel C. Sloat (4)	—	—	—	—		—	—	—	—		—	—

All directors and executive officers as a group	2,317,084	10.55	3,810,477	100	59,474,239	75.19	2,317,084	9.01	3,810,477	100	59,474,239	71.78
5% stockholders:
Neo Kok Beng	106,293	0.48	3,810,477	100	3,810,477	72.40	106,293	0.41	3,810,477	100	57,263,448	69.12
Chong Heng Li(5)	1,174,480	5.35	—	—	1,174,480	1.48	1,174,480	4.57	—	—	1,174,480	1.42
Luo Jie Jarrod(6)	1,174,480	5.35	—	—	1,174,480	1.48	1,174,480	4.57	—	—	1,174,480	1.42
Neo Hock Hwa(7)	1,174.480	5.35	—	—	1,174.480	1.48	506,386	1.97	—	—	506,386	*
Neo Zhi Xiang Eron(8)	1,174,480	5.35	—	—	1,174,480	1.48	1,174,480	4.57	—	—	1,174,480	1.42
Tan Chun Wei, Shaun(9)	1,174,480	5.35	—	—	1,174,480	1.48	1,174,480	4.57	—	—	1,174,480	1.42
Imperium Biotech Pte. Ltd.(10)	3,109,022	14.17	—	—	3,109,022	3.93	3,012,868	11.73	—	—	3,012,868	3.64
Neo Shi Ling, Edna(11)	1,174,480	5.35	—	—	1,174,480	1.48	1,174,480	4.57	—	—	1,174,480	1.42
Neo Xuan Ling, Elicia(12)	1,174,480	5.35	—	—	1,174,480	1.48	1,174,480	4.57	—	—	1,174,480	1.42
Tan Lay Hwee Doris(13)	2,125,827	9.69	—	—	2,125,827	2.69	2,125,827	8.28	—	—	2,125,827	2.57

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Techlink, 31 Kaki Bukit Rd 3, #03-01B, Singapore, 417818.

(2)	Applicable percentage of ownership is based on 25,750,002 shares of Common Stock, consisting of 21,939,525 shares of Class A Common Stock and 3,810,477 shares of Class B Common Stock outstanding immediately before this Offering.

(3)	Applicable percentage of ownership is based on 29,500,002 shares of Common Stock, consisting of 25,689,525 shares of A Common Stock and 3,810,477 shares of Class B Common Stock outstanding immediately after this Offering, assuming the underwriters do not exercise the over-allotment option.

(4)	Appointment will be effective immediately upon the effectiveness of this registration statement.

(5)	Chong Heng Li is a resident of Singapore, with address at 321 Serangoon Avenue 2, #03-394, Singapore 550321.

(6)	Luo Jie Jarrod is a resident of Singapore, with address at 120 Potong Pasir Avenue 1, #06-816 Singapore 350120.

(7)	Neo Hock Hwa is a resident of Singapore, with address at 511 Ang Mo Kio Avenue 8, #11-2762 Singapore 560511. Neo Hock Hwa is selling his shares as a Selling Stockholder. See “Principal and Selling Stockholders – Selling Stockholders” for details.

(8)	Neo Zhi Xiang Eron is a resident of Singapore, with address at 229 Loyang Rise, Singapore 507372.

(9)	Tan Chun Wei, Shaun is a resident of Singapore, with address at 535 Serangoon North Avenue 4, #11-183 Singapore 550535

(10)	Imperium Biotech Pte. Ltd., a company incorporated in Singapore, with its address at 3 Ang Mo Kio Street 62, #08-02 Link@AMK Singapore 569139”, is a shareholder owning 14.42% of our shares of Class A Common Stock. Yang Rong and Mah Jun Fu Dickson are natural persons with voting and dispositive control held by Imperium Biotech Pte. Ltd. Imperium Biotech Pte. Ltd. is selling its shares as a Selling Stockholder. See “Principal and Selling Stockholders – Selling Stockholders” for details.

(11)	Neo Shi Ling, Edna is a resident of Singapore, with address at 229 Loyang Rise, Singapore 507372.

(12)	Neo Xuan Ling, Elicia is a resident of Singapore, with address at 229 Loyang Rise, Singapore 507372

(13)	Tan Lay Hwee Doris is a resident of Singapore, with address at 229 Loyang Rise, Singapore 507372

Selling Stockholders

This prospectus covers the offering of 1,250,000 shares of Class A Common Stock by the Selling Stockholders. This prospectus and any prospectus supplement will only permit the Selling Stockholders to sell the number of shares of Class A Common Stock identified in the column “Number of shares of Class A Common Stock to be Sold.” The Class A Common Stock owned by the Selling Stockholders are “restricted” securities under applicable United States federal and state securities laws and are being registered pursuant to this prospectus to enable the Selling Stockholders the opportunity to sell those shares of Class A Common Stock.

The following table sets forth the name of the Selling Stockholders, the number and percentage of shares of Class A Common Stock beneficially owned by the Selling Stockholders, the number of shares of Class Common Stock that may be sold in this Offering and the number and percentage of shares of Class A Common Stock the Selling Stockholders will own after the Offering. The information appearing in the table below is based on information provided by or on behalf of the named Selling Stockholders. We will not receive any proceeds from the sale of the shares of Class A Common Stock offered by the Selling Stockholders.

Name of	Shares of Common Stock Beneficially Owned Prior to Offering		Percentage Ownership of Class A Common Stock	Percentage Voting Power Prior to		Number of Class A Ordinary Shares to	Number of Shares of Common Stock Owned After Offering		Percentage Ownership of Class A Common Stock After		Percentage Voting Power After
Selling Stockholders**	Class A	Class B	Offering(1)	Offering(1)		be Sold	Class A	Class B	Offering(2)		Offering(2)
Imperium Biotech Pte. Ltd.(3)	3,109,022	—	14.17%	3.93%		96,154	3,012,868	—	11.73%		3.64%
Tan Poh Suan(4)	550,126	—	2.51%		*	105,769	444,357	—	1.73%			*
Goh Wei Ann Joel(5)	124,961	—	*		*	28,846	96,115	—		*		*
Yek Tiew Ming(6)	117,306	—	*		*	24,904	92,402	—		*		*
Goh Puay Guan(7)	60,613	—	*		*	13,462	47,151	—		*		*
*Veerappan S/O Swaminathan(8)	71,815	—	*		*	19,231	52,584	—		*		*
Neo Hock Hwa(9)	1,174,480	—	5.35%	1.48%		668,094	506,386	—	197			*
Tan Li Joo Juleen(10)	117,448	—	*		*	385	117,063	—		*		*
Koh Tian Yeow(11)	62,977	—	*		*	18,837	44,140	—		*		*
Ng Chong Khim(12)	26,573	—	*		*	87	26,486	—		*		*
Neo Poh Gek(13)	290,112	—	1.32%		*	96,154	193,598	—		*		*
Goh Wei Jiang(14)	5,601	—	*		*	2,885	2,716	—		*		*
Ong Geok Chwee(15)	3,734	—	*		*	1,923	1,811	—		*		*
Tan Sok Pin(16)	3734	—	*		*	1,923	1,811	—		*		*
David Ong Tzi Hun(17)	3,734	—	*		*	1,923	1,811	—		*		*
Teo Jing Jie(18)	3,734	—	*		*	1,923	1,811	—		*		*
Edwin Khew Teck Fook(19)	36,404	—	*		*	18,750	17,654	—		*		*
Lim Seng Han(20)	4,854	—	*		*	2,500	2,354	—		*		*
Toh See Kiat(21)	14,562	—	*		*	7,500	7,062	—		*		*
Koh Zi Yun, Stefanie Ann(22)	72,808	—	*		*	37,500	35,308	—		*		*
Lam Yen Qi, Gideon(23)	48,539	—	*		*	25,000	23,539	—		*		*
Lim Khim Chuan(24)	12,135	—	*		*	6,250	5,885	—		*		*
Koh Kee Joo Willy(25)	67,954	—	*		*	35,000	32,954	—		*		*
Tan Choon King (26)	35,000	—				35,000	32,954	—		*		*

*	Less than 1%.

**	Other than as indicated, none of the other Selling Stockholders and/or persons who have control over the Selling Stockholders has had, within the past three years, any relationship with the Company or any of the predecessors or affiliates.

(1)	Applicable percentage is based on 25,750,002 shares of Common Stock, consisting of 21,939,525 shares of Class A Common Stock and 3,810,477 shares of Class B Common Stock outstanding immediately before this Offering.

(2)	Applicable percentage is based on 29,500,002 shares of Common Stock, consisting of 25,689,525 shares of A Common Stock and 3,810,477 shares of Class B Common Stock outstanding immediately after this Offering, assuming the Underwriter does not exercise the over-allotment option.

(3)	Imperium Biotech Pte. Ltd., a company incorporated in Singapore, with its address at 3 Ang Mo Kio Street 62, #08-02 Link@AMK Singapore 569139”, is a shareholder owning 14.42% of our shares of Class A Common Stock. Yang Rong and Mah Jun Fu Dickson are natural persons with voting and dispositive control held by Imperium Biotech Pte. Ltd.

(4)	Tan Poh Suan is a resident of Singapore, with address at 27 Jalan Sempadan #04-08 Villa Marina Singapore 457401.

(5)	Goh Wei Ann Joel is a resident of Singapore, with address at 2 Ridgewood Close #11-03 The Trizon Singapore 276693.

(6)	Yek Tiew Ming is a resident of Singapore, with address at 51 Kampong Bugis, #18-01, Singapore 338986,.

(7)	Goh Puay Guan is a resident of Singapore, with address at 368 Thomson Road, #15-02 368 Thomson Singapore 298127.

(8)	Veerappan S/O Swaminathan is a resident of Singapore, with address at Apt Blk 111a Alkaff Cresent #05-58 Singapore 341111.

(9)	Neo Hock Hwa is a resident of Singapore, with address at 511 Ang Mo Kio Avenue 8, #11-2762 Singapore 560511.

(10)	Tan Li Joo Juleen is a resident of Singapore, with address at 143 Jalan Bukit Merah, #06-1138 Singapore 160143.

(11)	Koh Tian Yeow is a resident of Singapore, with address at 33 Tampines Lane, #09-107, Singapore 528469.

(12)	Ng Chong Khim is a resident of Singapore, with address at 127 Lentor Street, Singapore 786831.

(13)	Neo Poh Gek is a resident of Singapore, with address at Blk 336, Ang Mo Kio Ave 1, 06-2067, Singapore 560336.

(14)	Goh Wei Jiang is a resident of Singapore, with address at Apt Blk 227b Sumang Lane, #15-270, Singapore 822227.

(15)	Ong Geok Chwee is a resident of Singapore, with address at 9 Bedok South Avenue 3, #05-36, Singapore 465465.

(16)	Tan Sok Pin is a resident of Singapore, with address at 20 Rifle Range Road, Singapore 588400.

(17)	David Ong Tzi Hun is a resident of Singapore, with address at Blk 1 Sin Ming Walk, #19-38, Singapore 575574.

(18)	Teo Jing Jie is a resident of Singapore, with address at Apt Blk 43, Telok Blangah Rise, #11-644 Singapore 090043”.

(19)	Edwin Khew Teck Fook is a resident of Singapore, with address at 237 Arcadia Road, #07-01, Singapore 289844.

(20)	Lim Seng Han is a resident of Singapore, with address at Apt Blk 539 Hougang Street 52 #06-60, Singapore 530539.

(21)	Toh See Kiat is a resident of Singapore, with address at Apt Blk 440C Clementi avenue 3, #33-28, Singapore 123440.

(22)	Koh Zi Yun, Stefanie Ann is a resident of Singapore, with address at 511 Yio Chu Kang Road, #05-14, The Calrose, Singapore 787066.

(23)	Lam Yen Qi, Gideon is a resident of Singapore, with address at 34 Nim Green, Singapore 807622.

(24)	Lim Khim Chuan is a resident of Singapore, with address at Blk 151 Stevens road #05-06 Singapore 257872.

(25)	Koh Kee Joo Willy is a resident of Singapore, with address at 29 Hua Guan Avenue, Singapore 589125.

(26)	Tan Choon King is a resident of Singapore, with address at 3 Second Avenue, Singapore 266653.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, we describe below transactions since January 1, 2023 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s length transactions.

We obtain advances from our directors or stockholders for working capital purpose from time to time since inception. The advances are interest-free and repayable on demand. As of December 31, 2025, 2024 and 2023, we had amounts due to Neo Kok Beng of S$61,000, S$70,000 and S$10,000, respectively.

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Related Party Name	Relationship to the Company
Mr. Neo Kok Beng	Stockholder and Director
Chandruth Javasiriwardena	Stockholder
Tan lay Hwee, Doris	Stockholder and spouse of Neo Kok Beng
Neo Hock Hwa	Stockholder and sibling of Neo Kok Beng
Neo Zhi Xiang, Eron	Stockholder and child of Neo Kok Beng
Neo Shi Ling, Edna	Stockholder and child of Neo Kok Beng
Neo Xuan Ling, Elicia	Stockholder and child of Neo Kok Beng

Related party balances

	As of December 31
	2023	2024	2025	2025
	S$	S$	S$	US$
Amount due to stockholder – Neo Kok Beng	10,000	70,000	61,000	47,438
Amount due to stockholder – Chandruth Javasiriwardena	284,234	41,028	—	—
	294,234	111,028	61,000	47,438

The balances of amount due to stockholder arises from accrued reimbursement to Chandruth Jayasiriwardena and advances from Neo Kok Beng to the Company. The advances are repayable on demand and are for working capital purposes.

The balances of borrowings from Joel Goh Wei Ann and Yek Tiew Ming were converted 41,654 and 7,281 shares   of Class A Common Stock, respectively, based on a pre-acquisition valuation set at 50% discount of the IPO market capitalization value.

CONVERTIBLE LOAN GUARANTEE PROVIDED BY STOCKHOLDER

Neo Kok Beng granted the investors a put option whereby the Founder will buy all the ordinary shares issued for the IPO at a consideration of the original convertible loan amount invested by the investors if the share price during the full moratorium period, which refers to 6 months from date of the IPO listing, is lower than IPO issued share price. This put option will expire within 10 calendar days from the end of moratorium period. The put option will also expire when the share price is same or higher than the IPO share price for any 5 consecutive working days during the moratorium period. It is expected that the Investor will sell their shares to recover the principal during the moratorium period. In December 2025, all borrowings have been converted to 630,727 ordinary shares of Neo Aeronautics Pte Ltd at a value of S$992,000.

Apart from the amounts payable as disclosed above, the Company did not engage in any other related party transactions, nor were there any additional amounts due to or from related parties during the year ended December 31, 2025, 2024 and 2023.

Policies and Procedures for Related Person Transactions

Prior to our initial public offering, our board of directors will adopt a Related Person Transactions Policy to be effective in connection with this offering setting forth policies and procedures for the identification, review, and approval or, if appropriate, ratification of related person transactions. Pursuant to this policy, our executive officers, directors, director nominees, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into any transaction with us in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest without the approval or ratification of our audit committee or other independent committee as may be designated by our board of directors. In approving or rejecting any such transaction, such committee is to consider all relevant facts and circumstances as appropriate, including, without limitation, the risks, costs, and benefits to the Company, the impact on a director’s independence in the event the related person is a director or director affiliate, the terms and purpose of the transaction, the availability of other sources for comparable services or products, whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party, and the extent of the related person’s interest in the transaction.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our capital stock and certain provisions of our amended and restated Certificate of Incorporation and amended and restated Bylaws are summaries and are qualified by reference to our amended and restated Certificate of Incorporation and the amended and restated Bylaws that will be in effect upon completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the Common Stock and preferred stock reflect changes to our capital structure that will occur upon the completion of this offering.

Upon the completion of this offering, our amended and restated Certificate of Incorporation will provide for two classes of Common Stock: Class A Common Stock, which has one vote per share, and Class B Common Stock, which has fifteen (15) votes per share. In addition, our Certificate of Incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Upon the completion of this offering, our authorized capital stock will consist of 600,000,000, all with a par value of $0.001 per share, of which:

●	450,000,000 shares are designated as Class A Common Stock;

●	50,000,000 shares are designated as Class B Common Stock; and

●	100,000,000 shares are designated as preferred stock.

As of September 30, 2025, there was 1 share of Class A Common Stock issued and outstanding. As of December 19, 2025, there were 21,563,163 shares of Class A Common Stock issued and outstanding, and 3,810,477 shares of Class B Common Stock issued and outstanding. As of  the date of this prospectus, there are 21,939,525 shares of Class A Common Stock issued and outstanding, and 3,810,477 shares of Class B Common Stock issued and outstanding.

Capital Stock

Voting Rights

Holders of shares of Class A Common Stock and Class B Common Stock have identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to fifteen (15) votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law.

The DGCL could require the holders of any of the shares of Class A Common Stock or Class B Common Stock, to vote separately as a single class in the following circumstances:

●	If we amended our Certificate of Incorporation to increase or decrease the par value of the shares of a class of stock, then the holders of the shares of that class would be required to vote separately to approve the proposed amendment.

●	If we amended our Certificate of Incorporation in a manner that altered or changed the powers, preferences, or special rights of the shares of a class of stock so as to affect them adversely, then the holders of the shares of that class would be required to vote separately to approve the proposed amendment.

As permitted by the DGCL and as set forth in our Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock do not have the right to vote separately as a single class if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

Notwithstanding the foregoing, so long as any shares of Class B Common Stock remain outstanding, we shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or our Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of our Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (2) to provide for each share of Class A Common Stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided by our Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; provided further, so long as any shares of Class A Common Stock remain outstanding, we shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or our Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of our Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class A Common Stock or other rights, powers, preferences or privileges of the shares of Class A Common Stock; (2) to provide for each share of Class B Common Stock to have more than fifteen (15) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by our Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of Class A Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class B Common Stock.

We have not provided for cumulative voting for the election of directors.

Dual Classes of Stock

As discussed above, our Class B Common Stock has fifteen (15) votes per share, while our Class A Common Stock has one vote per share. Our chairman of the board of directors and chief executive officer, Mr. Neo Kok Beng owns all of our issued and outstanding Class B Common Stock. As a result of the dual class share structure and concentration of ownership, holders of Class B Common Stock have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other stockholders may view as beneficial.

So long as Mr. Neo has the ability to determine the outcome of most matters submitted to a vote of our stockholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, our dual classes of stock may have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Equal Status

Except as to voting rights as set forth above and as otherwise expressly provided in our Certificate of Incorporation, shares of Class A Common Stock and Class B Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, or other business combination requiring the approval of our stockholders entitled to vote thereon (whether or not we are the surviving entity), the holders of shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of shares of Class B Common Stock, and the holders of shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same amount of consideration on a per share basis as the holders of shares of Class B Common Stock. In the event of any (1) tender or exchange offer to acquire any shares of Class A Common Stock or Class B Common Stock by any third party pursuant to an agreement to which we are a party, or (2) any tender or exchange offer by us to acquire any shares of Class A Common Stock or Class B Common Stock, the holders of shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of shares of Class B Common Stock, and the holders of shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of shares of Class B Common Stock.

Dividends

The holders of shares of Class A Common Stock and Class B Common Stock will be entitled to share equally, on a per share basis, in any dividends that our Board of Directors may determine to issue from time to time. In the event that a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock, or rights to acquire shares of Class A Common Stock or Class B Common Stock, (i) the holders of shares of Class A Common Stock shall receive Class A Common Stock, or rights to acquire shares of Class A Common Stock, as the case may be; and (ii) the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to share equally in all assets remaining after the payment of any liabilities. Immediately prior to the earlier of (i) any distribution of our assets in connection with a liquidation, dissolution, or winding-up, or (ii) any record date established to determine the holders of our capital stock entitled to receive such distribution.

Conversion

Shares of Class A Common Stock are not convertible into any other shares of our capital stock.

Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock upon written notice to our transfer agent. In addition, each share of Class B Common Stock shall convert automatically into one share of Class A Common Stock upon any transfer, whether or not for value, except for certain transfers described in our Certificate of Incorporation, including the following:

●	Transfers for tax and estate planning purposes, including to trusts, corporations, and partnerships established or controlled by a holder of Class B Common Stock.

The death or disability of any holder of shares of Class B Common Stock who is a natural person will result in the conversion of his or her shares of Class B Common Stock, and any shares held by his or her permitted entities, into shares of Class A Common Stock. However, Mr. Neo Kok Beng may transfer voting control of his shares of Class B Common Stock and those held by his permitted entities to the other contingent or effective upon his death or disability without triggering a conversion into shares of Class A Common Stock, but the shares of Class B Common Stock so transferred will convert to Class A Common Stock on the later to occur of (a) ninety (90) days after the date of death or disability of the founder or (b) such later date, not to exceed a total period of five hundred and forty (540) days after the date of death or disability of the founder, as may be approved prior to the date that is ninety (90) days after the date of death or disability of the founder by a majority of the Independent Directors then in office.

Once transferred and converted into shares of Class A Common Stock, shares of Class B Common Stock shall not be reissued.

No class of our capital stock may be subdivided or combined unless the other classes of capital stock are concurrently subdivided or combined in the same proportion and in the same manner.

Options and Restricted Stock

As of December 31, 2025, we do not have any outstanding options or restricted stock.

Other Convertible Securities

Save except for the stockholders’ loans which are convertible to common stocks prior to this Offering, as of December 31, 2025, we do not have any outstanding convertible securities. For more information, refer to “Certain Relationships and Related Party Transactions”.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law and our Certificate of Incorporation and our Bylaws that will each be in effect immediately prior to the closing of this offering contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Limitations on liability, indemnification of officers and directors and insurance

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (1) for any breach of the Director’s duty of loyalty to the Corporation or its Stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the Director derived an improper personal benefit. If the DGCL or other applicable provision of Delaware law hereafter is amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director of this Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL or other applicable provision of Delaware law as amended. Any repeal or modification of this Section 2 by the Stockholders of this Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification. Our certificate of incorporation, as amended (our “Certificate of Incorporation”) and corporate bylaws, as amended (our “Bylaws”) contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our Certificate of Incorporation provides that (a) any of our directors or officers made a party to an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding (each, a “Proceeding”), by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, shall be indemnified and held harmless by us to the fullest extent permitted by the Delaware General Corporation Law against all judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such Proceeding; (b) we must advance reasonable expenses incurred in defending any such Proceeding, subject to limited exceptions; and (c) the indemnification rights conferred by it are not exclusive of any rights permitted by law.

Our Bylaws provide that (a) we must indemnify our directors and officers and in the manner permitted by the Delaware General Corporation Law against judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including court and attorneys’ fees) actually incurred in such settlement and reasonable expenses (including court and attorneys’ fees) actually incurred by such person with a Proceeding by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, subject to certain limited exceptions, (b) we shall advance expenses incurred by any director or officer who was or is a witness or was or is named as a defendant or respondent in a Proceeding, in reasonable intervals prior to the final disposition of such Proceeding, subject to certain limited exceptions, and (c) the indemnification rights conferred in our Bylaws are not exclusive.

Our Bylaws also empower our board of directors to authorize us to indemnify our employees or agents, and to advance reasonable expenses of such persons to the same extent and subject to the same conditions as the indemnification provided to our directors and officers.

We have entered into indemnification agreements with each of our directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and Bylaws and to provide additional procedural protections. These agreements, among other things, provide that we will indemnify our directors and executive officers for judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually and reasonably incurred by a director or executive officer in connection with any threatened, pending or completed action, suit or proceeding, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding to which such person was, is or is threatened to be made a party, a witness or other participant by reason of such person’s services as our director or executive officer, or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

In addition, the indemnification agreements provide that, upon the request of a director or executive officer, we shall advance expenses to the director or officer. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have also obtained an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Stockholder Meetings

Our Certificate of Incorporation will provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer, or president or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our Certificate of Incorporation and Bylaws will eliminate the right of stockholders to act by written consent without a meeting.

Removal of Directors

Our Certificate of Incorporation will provide that, no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than 66 2/3% of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our Certificate of Incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding voting power of our outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our Certificate of Incorporation to be effective immediately prior to the closing of this offering will provide that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers, or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation, or our Bylaws; (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of our Certificate of Incorporation or our Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against us or any of our current or former directors, officers, or other employees that is governed by the internal-affairs doctrine or otherwise related to our internal affairs, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Our Certificate of Incorporation to be effective immediately prior to the closing of this offering will further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district court of the United States for the district of Delaware will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Additionally, our Certificate of Incorporation to be effective immediately prior to the closing of this offering will provide that any person or entity holding, owning, or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.

Amendment of Charter Provisions

The amendment of any of the above provisions, would require approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law and our Certificate of Incorporation and Bylaws that will each be in effect immediately prior to the closing of this offering could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock will be VStock Transfer LLC.

Exchange Listing

Our Class A Common Stock is currently not listed on any securities exchange. We have applied to list our Class A Common Stock on the NYSE American under the symbol “NEOA.”

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our Class A Common Stock. Future sales of substantial amounts of shares of our Class A Common Stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Common Stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 25,689,525 shares of Class A Common Stock issued and outstanding, assuming an initial public Offering Price of $5.00 per share (which is the midpoint of the estimated range of the initial public Offering Price shown on the cover page of this prospectus). In the event the underwriters exercise the over-allotment option to purchase additional shares of Class A Common Stock in full, we will have 26,252,025 shares of Class A Common Stock issued and outstanding. The Class A Common Stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of Common Stock that were not offered and sold in this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stocks then outstanding; or

●	1% of the average weekly trading volume of our Common Stocks during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers and any other holder of 5% or more of our outstanding shares of Common Stock as of the effective date of this registration statement have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Common Stock or securities convertible into or exercisable or exchangeable for our Common Stock for, in the case, of our company, a period of 180 days from the closing of this offering, and in the case of our directors, officers and 5% or greater stockholders, a period of six (6) months from the date of this prospectus, except for the Selling Stockholders with respect to their 1,250,000 shares of Class A Common Stock sold in this offering, without the prior written consent of the representative. See “Underwriting — Lock-Up  Agreements.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF
OUR CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A Common Stock.

This discussion is limited to Non-U.S. Holders that hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding our Class A Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers, or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our Class A Common Stock under the constructive sale provisions of the Code;

●	persons who hold or receive our Class A Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans; and

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS, UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A Common Stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not expect to pay any dividends in the foreseeable future. However, if we do make distributions of cash or property on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under ” — Sale or Other Taxable Disposition.”

Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our Class A Common Stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A Common Stock, which gain may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A Common Stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Class A Common Stock beginning on January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Common Stock.

Singapore Tax Considerations

Dividends Distributions

Under the one-tier corporate tax system which currently applies to all Singapore tax resident companies, tax on corporate profits is final, and dividends paid by a Singapore tax resident company will be income tax exempt in the hands of a stockholder, whether or not the stockholder is a company or an individual and whether or not the stockholder is a Singapore tax resident.

A company is regarded as tax resident in Singapore if the control and management of the company’s business is exercised in Singapore. Control and management is defined as the making of decisions on strategic matters, such as those concerning the company’s policy and strategy. Generally, the location of the company’s board of directors meetings where strategic decisions are made determines where the control and management is exercised. However, under certain scenarios, holding board meetings in Singapore may not be sufficient and other factors will be considered to determine if the control and management of the business is indeed exercised in Singapore.

Foreign stockholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.

Gains upon Disposal of Shares

Gains arising from the disposal of the shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which may be regarded as the carrying on of a trade or business in Singapore. Such gains may also be considered income in nature, even if they do not arise from an activity in the ordinary course of trade or business or an ordinary incident of some other business activity, if the shares were purchased with the intention or purpose of making a profit by sale rather than holding for long-term investment purposes in Singapore. Conversely, gains from disposition of the shares in Singapore, if considered as capital gains rather than income by the Inland Revenue Authority of Singapore (“IRAS”), are not taxable in Singapore to the extent that they do not fall within the ambit of the new section 10L of the Income Tax Act 1947 (“ITA”), which came into effect on January 1, 2024.

There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. The characterization of gains arising from the sale of our shares will depend primarily on the facts and circumstances (commonly referred to as the “badges of trade”) of each stockholder.

Subject to section 10L of the ITA and specified exceptions, Section 13W of the Income Tax Act 1947 of Singapore, or “SITA”, provides for certainty on the non-taxability of gains derived by a corporate taxpayer from the disposal of ordinary shares during the period from June 1, 2012 to December 31, 2027 (both dates inclusive) where:

●	the divesting company had legally and beneficially held a minimum shareholding of 20% of the ordinary shares of the company whose shares are being disposed; and

●	the divesting company had maintained the minimum 20% shareholding for a continuous period of at least 24 months immediately prior to the disposal.

The above-mentioned “safe harbor rules” prescribed under Section 13W of SITA will not apply to a divesting company under certain scenarios. These include, but are not limited to, the divesting company that is in the business of trading or holding Singapore immovable properties (excluding property development), where the shares are not listed on a stock exchange in Singapore or elsewhere, the divesting company whose gains or profits from the disposal of ordinary shares are included as part of its income, disposal of shares by a partnership, limited partnership or limited liability partnership where one or more of the partners is a company or are companies, etc.

Under section 10L of the ITA, gains received in Singapore by an entity of a relevant group from the sale or disposal of any movable or immovable property outside Singapore will be treated as income chargeable to tax under section 10(1)(g) of the ITA under certain circumstances. Any registered shares, equity securities or securities will be deemed to be located outside Singapore if the register or principal register (if there is more than one register) is located outside Singapore regardless of where the company is incorporated. If our shares are deemed to be foreign assets, gains from their disposal will be subject to tax if an entity of a relevant group (other than an excluded entity) disposed of our shares on or after January 1, 2024. An entity is a member of a group of entities if its assets, liabilities, income, expenses and cash flows are (a) included in the consolidated financial statements of the parent entity of the group; or (b) excluded from the consolidated financial statements of the parent entity of the group solely on size or materiality grounds or on the grounds that the entity is held for sale. A group is a relevant group if (a) the entities of the group are not all incorporated, registered or established in Singapore; or (b) any entity of the group has a place of business outside Singapore. An excluded entity is defined in section 10L of the ITA to include a pure equity-holding company or any other entity without adequate economic substance in Singapore taking into account factors enumerated in section 10L of the ITA.

Investors are advised to consult their own tax advisors on the applicable tax treatment if they received gains in Singapore from the disposal of our shares.

Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes

Stockholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 — Financial Instruments: Recognition and Measurement, or FRS 39; the Singapore Financial Reporting Standard 109 — Financial Instruments, or FRS 109; or the Singapore Financial Reporting Standard (International) 9 — Financial Instruments, or SFRS(I) 9, may for the purposes of Singapore income tax be required to recognize gains or losses in respect of financial instruments (not being gains or losses in the nature of capital) in accordance with FRS 39, FRS 109 or SFRS(I) 9 (as the case may be) (as modified by the applicable provisions of Singapore income tax law) even where no sale or disposal of the shares is made.

Section 34A of the SITA provides for the tax treatment for financial instruments in accordance with FRS 39 (subject to certain exceptions and “opt-out” provisions) for taxpayers who are required to comply with FRS 39 for financial reporting purposes. The IRAS has also issued a circular entitled “Income Tax Implications Arising from the Adoption of FRS 39 — Financial Instruments: Recognition and Measurement”. FRS 109 or SFRS(I) 9 (as the case may be) is mandatorily effective for annual periods beginning on or after January 1, 2018, replacing FRS 39. Section 34AA of the SITA requires taxpayers who comply or who are required to comply with FRS 109 or SFRS(I) 9 (as the case may be) for financial reporting purposes to calculate their profit, loss or expense for Singapore income tax purposes in respect of financial instruments in accordance with FRS 109 or SFRS(I) 9 (as the case may be), subject to certain exceptions. The IRAS has also issued a circular entitled “Income Tax: Income Tax Treatment Arising from Adoption of FRS 109 — Financial Instruments”.

Stockholders who may be subject to the above-mentioned tax treatments, including under Sections 34A or 34AA of the SITA, should consult their accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of the shares.

Corporate Income Tax

Companies that carry on business in Singapore are subject to a flat rate of 17% of the companies’ chargeable income. Chargeable income refers to the companies’ taxable income (after deducting tax-allowable expenses).

Goods and Services Tax

The sale of the shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in connection with the making of an exempt supply is generally not recoverable from the Singapore Comptroller of GST and will become an additional cost to the investor unless the investor satisfies certain conditions prescribed under the GST legislation or satisfies certain GST concessions.

Where the shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business may be fully recoverable from the Singapore Comptroller of GST. Investors should seek their own tax advice on the recoverability of GST incurred on expenses in connection with the purchase and sale of the shares.

Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of the shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of the shares will be subject to GST at the standard rate of 9% with effect from January 1, 2024. Similar services rendered by a GST registered person contractually to an investor belonging outside Singapore and for the direct benefit of such an investor or a GST registered person belonging in Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.

Stamp Duty

Where our shares evidenced in certificated forms are acquired in Singapore, stamp duty is payable on the instrument of their transfer at the rate of 0.2% of the consideration or market value of our shares, whichever is higher.

Where an instrument of transfer (including electronic documents) is executed outside Singapore, stamp duty may be payable if the instrument of transfer is executed outside Singapore and is received in Singapore. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. An electronic instrument that is executed outside Singapore is considered received in Singapore if (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore.

On the basis that any transfer instruments in respect of our shares traded on the NYSE American are executed outside Singapore through our transfer agent and share registrar in the United States for registration in our branch share register maintained in the United States, no stamp duty would be payable in Singapore on such transfers to the extent that the instruments of transfer (including electronic documents) are not received in Singapore.

As the relevant deeming provisions under section 60F of the Singapore Stamp Duty Act 1929 of Singapore are quite broad, registered holders of our shares may wish to note that electronic document executed outside Singapore may still be deemed to be received in Singapore if the branch records is accessed/retried in Singapore. As it may not be practical to anticipate the circumstances where an instrument may be considered received in Singapore, investors should consult their tax advisors regarding the particular Singapore stamp duty implications for them.

UNDERWRITING

In connection with this offering, we and the Selling Stockholders will enter into an underwriting agreement with Revere Securities LLC, as representative of the underwriters, or the representative, in this offering. The representative may retain other brokers or dealers to act as sub-agents or selected dealers on their behalf in connection with this offering. The underwriters have agreed to purchase 3,750,000 shares of Class A Common Stock from us and 1,250,000 shares of Class A Common Stock from the Selling Stockholders, and we and the Selling Stockholders have agreed to sell to them, on a firm commitment basis, the number of shares of Class A Common Stock set forth opposite their names below, at the Offering Price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriters	Number of Class A Common Stock
Revere Securities LLC (“Revere”)	[●]
[●]
Total	5,000,000

The underwriters are committed to purchase all the Class A Common Stock offered by this prospectus if they purchase any Class A Common Stock. The underwriters are not obligated to purchase the Class A Common Stock covered by the underwriters’ over-allotment option to purchase Class A Common Stock as described below. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Pricing of this Offering

The underwriters propose to offer the Class A Common Stock directly to the public at the initial public Offering Price set forth on the cover page of this prospectus and to certain dealers at that price less a concession from the initial public Offering Price. After the initial offering of the Class A Common Stock to the public, if all of the Class A Common Stock are not sold at the initial public Offering Price, the underwriters may change the Offering Price and the other selling terms. The offering of the Class A Common Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of the Class A Common Stock made outside the United States may be made by affiliates of the underwriters.

Over-Allotment Option

We have granted to the underwriters a 45-day option to purchase up to an aggregate of 562,500 additional shares of Class A Common Stock (equal to 15% of the number of the shares of Class A Common Stock sold in the offering but excluding shares subject to this option and shares of Class A Common Stock being offered by the Selling Stockholders), at the Offering Price per Share less underwriting discounts. The underwriters may exercise this option for 45 days from the date of closing of this offering solely to cover sales of Class A Common Stock by the underwriters in excess of the total number of shares of Class A Common Stock set forth in the table above.

Discounts and Expenses

The underwriting discounts for the Class A Common Stock and the over-allotment Class A Common Stock are equal to 7.5% of the initial public Offering Price.

The following table shows the price per share and total initial public Offering Price, underwriting discounts, and proceeds before expenses to us and the Selling Stockholders. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

		Total
	Per Share	No Exercise of Over- allotment Option	Full Exercise of Over- allotment Option
Initial public Offering Price (Shares of Class A Common Stock offered by us)( (1)	$5.00	$18,750,000	$21,562,500
Initial public offering price (Shares of Class A Common Stock offered by the Selling Stockholders)	$5.00	$6,250,000	N/A
Underwriting discounts to be paid by us(2) (3)	$0.375	$1,406,250	$1,617,187.50
Underwriting discounts to be paid by the Selling Stockholders	$0.375	$468,750	N/A
Proceeds, before expenses, to us	$4.625	$17,343,750	$19,945,312.50
Proceeds, before expenses, to the Selling Stockholders	$4.625	$5,781,250	N/A

(1)	Initial public offering price per share of Class A Common Stock is assumed to be US$5.00 (being the midpoint of the estimated offering range).

(2)	Represents underwriting discounts equal to 7.5% of the gross proceeds of the offering. The underwriters will receive compensation in addition to the discounts and commissions.

(3)

Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriters by us and the Selling Stockholders. We have also agreed to issue to the underwriters warrants to purchase up to a total number of shares of Class A Common Stock equal to 5% of the total number of Shares issued in this offering at an exercise price equal to 120% of the initial public Offering Price of the Class A Common Stock issued in this offering (the “Underwriters’ Warrants”).

We will also pay to the representative by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the Class A Common Stock.

We have agreed to reimburse the representative up to a maximum of $250,000 for out-of-pocket accountable expenses (including legal fees and other disbursements). Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Notwithstanding anything to the contrary, whether or not the offering is successfully completed, we are responsible to pay for all reasonable, necessary and accountable out-of-pocket expenses relating to the Offering including, but not limited to: (a) the costs of preparing, printing and filing the Registration Statement, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the representative may reasonably request; (b) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the representative may reasonably request; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the representative; (d) the fees of counsel(s) and accountants of the Company including fees associated with any blue sky filings where applicable; (e) fees associated with the our transfer agent; (f) fees, if necessary, associated with translation services; (g) expenses related to road shows and (h) the costs of any pre-approved due diligence work in legal, finance, and business.

Advisory Fees

We have agreed to pay the representative a $75,000 advisory fee, of which $25,000 was paid at the time of engaging the representative. Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Underwriters’ Warrants

We have agreed to sell to the underwriters (or their permitted assignees) warrants to purchase up to a total number of shares of Class A Common Stock equal to 5% of the total number of shares issued in this offering, including shares of Class A Common Stock issued upon exercise of underwriter’s over-allotment option, at an exercise price equal to 120% of the initial public Offering Price of the Class A Common Stock sold in this offering (subject to adjustments). The term of the Underwriters’ Warrants will be two and a half (2.5) years from the date of issuance. The Underwriters’ Warrants will have a cashless exercise provision and will provide for immediate “piggyback” registration rights with respect to the registration of the shares underlying the warrants at the Company’s expenses in compliance with FINRA Rule 5110(g)(8)(D).

The Underwriters’ Warrants and the underlying shares are deemed to be compensation by FINRA, and therefore will be subject to a 180-day lock-up period pursuant to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the Underwriters’ Warrants nor any of the underlying shares issued upon exercise of the Underwriters’ Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following commencement of sale of this offering subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

Lock-Up Agreements

All of our directors, officers, and principal stockholders (defined as owners of 5% or more of our Common Stock) have agreed with the underwriters, subject to certain exceptions, not to offer, issue, sell, transfer, contract to sell, encumber, grant any option for the sale of or otherwise dispose of, directly or indirectly, any of our Shares or other securities convertible into or exercisable or exchangeable for our Shares for a period of six (6) months from the date of this prospectus, and each of the Company and any successors of the Company have agreed, for a period of three (3) months from the closing of this offering, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, except for the Selling Stockholders with respect to their 1,250,000 shares of Class A Common Stock sold in this offering, without the prior written consent of the representative.

No Sales of Similar Securities or Repurchases

Without the representative’s prior written consent, we have agreed not to:

●	sell any shares of our capital stock or issue warrants or options, except as may be required pursuant to our employee benefits plans and described in herein; or

●	purchase any shares of our Common Stock during the six (6) month period following the closing of the offering contemplated hereby (other than repurchases at cost or without cost pursuant to the terms of any applicable stock option or restricted stock purchase agreement).

Foreign Regulatory Restrictions on Purchase of our Class A Common Stock

We have not taken any action to permit a public offering of our Class A Common Stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our Class A Common Stock and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Determination of Offering Price

Prior to this offering, there has not been a public market for our Class A Common Stock. The public offering price of the Class A Common Stock offered by this prospectus has been determined by negotiation between us, the Selling Stockholders, and the underwriters. Among the factors considered in determining the public offering price of the Class A Common Stock were:

●	Our history and our prospects;

●	Our financial information and historical performance;

●	The industry in which we operate;

●	The status and development prospects for our products and services;

●	The experience and skills of our executive officers; and

●	The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the Class A Common Stock. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the Class A Common Stock can be resold at or above the public offering price.

Application for NYSE American Listing

We intend to apply to have our Class A Common Stock approved for listing/quotation on the NYSE American under the symbol “NEOA”. We will not consummate and close this offering without a listing approval letter from NYSE American.

Electronic Offer, Sale, and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of shares of Class A Common Stock to selling group members for sale to their online brokerage account holders. The Class A Common Stock to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on the NYSE American may engage in passive market making transactions on the NYSE American, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A Common Stock and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to future clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the Class A Common Stock offered by, or the possession, circulation, or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The Class A Common Stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A Common Stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the Class A Common Stock in the United States, the underwriters may, subject to applicable foreign laws, also offer the Class A Common Stock in certain countries.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Class A Common Stock offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and to purchase our Class A Common Stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of our Class A Common Stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions, and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our Class A Common Stock than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of Class A Common Stock sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Class A Common Stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or delaying a decline in the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Class A Common Stock. These transactions may occur on the NYSE American or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Shares of our Class A Common Stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares of our Common Stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (SFA)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a. a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b. a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our Common Stock pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

●	where no consideration is or will be given for the transfer;

●	where the transfer is by operation of law; or

●	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our Class A Common Stock may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our Class A Common Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Class A Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the Class A Common Stock may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules, and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan, the Republic of China

The Class A Common Stock has not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the law of the State of Delaware; however, most of our executive officers and directors and some of the experts named in this prospectus are located in Singapore and all or a substantial portion of their assets or of our assets are located outside the United States. As a result, it may be difficult for stockholders to effect service of process on our officers, directors and experts who are located outside of the United States, and any judgment obtained in the United States against any of our officers, directors or such experts may not be collectible within the United States. See “Risk Factors — Risks Relating to Doing Business in Singapore — It may be difficult for you to enforce any judgment obtained in the United States against us, our directors, executive officers or our affiliates”.

Singapore

There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States will be recognized or enforced by the Singapore courts, and there is doubt as to whether the Singapore courts will enter judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws.

Although our operations are primarily located outside the United States, the rights of investors under U.S. securities laws remain fully enforceable. Our Singapore counsel, RHTLaw Asia, has further advised us that there is uncertainty as to whether the Singapore courts would (i) recognize and enforce judgments of courts in the United States, based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States; or (ii) entertain judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws. In making a determination as to enforceability of a judgment of the courts of the United States, and subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts would have regard to whether United States court had international jurisdiction according to Singapore conflict of laws rules, and whether the judgment was final and conclusive, on the merits of the case, and was expressed to be for a fixed sum of money. However, the Singapore courts are unlikely to enforce a foreign judgment if (a) the foreign judgment is inconsistent with a prior local judgment or earlier foreign judgement recognized in Singapore that is binding on the same parties; (b) the enforcement of the foreign judgment would contravene the public policy of Singapore; (c) the proceedings in which the foreign judgment was obtained were contrary to principles of natural justice; (d) the foreign judgment was obtained by fraud; or (e) the enforcement of the foreign judgment amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.

It is uncertain as to whether a judgment of the courts of the United States awarding punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws as such a determination has yet to be conclusively made by a Singapore court in a reported decision. Therefore, civil liability provisions of the federal and state securities law of the United States may be construed by the Singapore courts to permit the award of punitive damages against us, our directors and officers, and accordingly, a judgment predicated on such provisions may not be enforced by Singapore courts.

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities laws. The validity of the shares of Class A Common Stock being offered by this prospectus will be passed upon for us by Loeb & Loeb LLP. The representative of the underwriters is being represented by The Crone Law Group, P.C. with respect to certain legal matters as to U.S. federal securities. Certain legal matters as to Singapore law will be passed upon for us by RHTLaw Asia. Loeb & Loeb LLP may rely upon RHTLaw Asia with respect to matters governed by Singapore law.

EXPERTS

The consolidated financial statements for the years ended December 31, 2024 and 2025, included in this prospectus have been so included in reliance on the report of Audit Alliance LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Audit Alliance LLP is located at No.10 Anson Road, #20-16, International Plaza, Singapore, 079903.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of Class A Common Stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Class A Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.instacart.com/company, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

NEO AERONAUTICS, INC.

Report of Independent Registered Public Accounting Firm

To:	The Board of Directors and Stockholders of
Neo Aeronautics, Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Neo Aeronautics, Inc and its subsidiaries (the “Company”) as of December 31, 2024 and 2025, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the two years period ended December 31, 2025 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2025, and the results of its operations and its cash flows for the two years period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

As discussed in Note 2 to the financial statements, the accompanying consolidated financial statements and notes have been prepared assuming that the Company will continue as a going concern. The Company had net losses of S$1,270,108 and S$1,334,660 for the years ended December 31, 2024 and 2025, respectively. As of December 31, 2024 and 2025, the Company has an accumulated deficit of S$3,708,288 and S$5,042,948, respectively. The Company has accumulated losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2024.

Singapore

April 10, 2026

PCAOB ID Number 3487

NEO AERONAUTICS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2024		2025	2025
	S$		S$	US$
Assets
Current assets
Cash and cash equivalents	34,013		658	512
Deferred offering costs	48,932		669,672	520,781
Other current assets, net	90,621		48,096	37,402
Total current assets	173,566		718,426	558,695

Non-current assets
Plant and equipment, net	-		-	-
Operating leases right-of-use assets	23,966		88,070	68,489
Total non-current assets	23,966		88,070	68,489

TOTAL ASSETS	197,532		806,496	627,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accruals and other payables	18,714		632,862	492,155
Operating lease liabilities, current	35,078		28,121	21,868
Amount due to stockholders	111,028		61,000	47,438
Total current liabilities	164,820		721,983	561,461

Non-current liabilities
Operating lease liabilities	-		59,950	46,621
Total non-current liabilities	-		59,950	46,621
TOTAL LIABILITIES	164,820		781,933	608,082

COMMITMENTS AND CONTINGENCIES	-		-	-

STOCKHOLDERS’ EQUITY
Class A Common stock, US$0.001 par value, 450,000,000 shares authorized, 21,563,163 shares issued as of December 31, 2024 and 2025 respectively*	-	**	27,689	21,533
Class B Common stock, US$0.001 par value, 50,000,000 shares authorized, 3,810,477 shares issued as of December 31, 2024 and 2025 respectively*	-	**	4,893	3,805
Additional paid-in capital	2,151,000		5,034,929	3,915,490
Shares to be issued	1,590,000		-	-
Accumulated deficit	(3,708,288)		(5,042,948)	(3,921,726)
TOTAL STOCKHOLDERS’ EQUITY	32,712		24,563	19,102
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	197,532		806,496	627,184

*	Retroactively presented for the reorganization exercise described in Note 1.

**	Amount less than $1.

The accompanying notes are an integral part of these consolidated financial statements.

NEO AERONAUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2024	2025	2025
	S$	S$	US$
Revenue	-	-	-
Cost of revenue	-	-	-
Gross profit	-	-	-

Operating expenses:
Salaries and benefits	420,220	533,875	415,176
Depreciation	728	-	-
Selling expenses	22,516	36,608	28,469
General and administrative expenses	328,639	542,160	421,619
Operating lease expense	26,723	24,853	19,327
Research and development expenses	539,525	243,739	189,547

Total operating expenses	1,338,351	1,381,235	1,074,138

Loss from operations	(1,338,351)	(1,381,235)	(1,074,138)
Other income:
Government incentives	28,243	14,174	11,023
Other income, net	40,000	32,401	25,198
Total other income, net	68,243	46,575	36,221

Loss before income tax expense	(1,270,108)	(1,334,660)	(1,037,917)
Income tax expense	-	-	-
Net loss	(1,270,108)	(1,334,660)	(1,037,917)

Net loss per share
Basic and diluted	(0.05)	(0.05)	(0.04)

Weighted average number of ordinary shares
Basic and diluted*	25,374,640	25,374,640	25,374,640

*	Retroactively presented for the reorganization exercise described in Note 1

The accompanying notes are an integral part of these consolidated financial statements.

NEO AERONAUTICS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock, Class A			Common stock, Class B			Additional
	Number of shares*	Amount		Number of shares*	Amount		paid-in capital	Share to be issued	Accumulated deficit	Total
		S$			S$		S$	S$	S$	S$
Balance as of January 1, 2024	21,563,163	-	**	3,810,477	-	**	801,000	1,350,000	(2,438,180)	(287,180)
Proceeds from shares to be issued	-	-		-	-		1,350,000	240,000	-	1,590,000
Net loss	-	-		-	-		-	-	(1,270,108)	(1,270,108)

Balance as of December 31, 2024	21,563,163	-	**	3,810,477	-	**	2,151,000	1,590,000	(3,708,288)	32,712
Issuance of shares	-	-		-	-		1,924,511	(1,590,000)	-	334,511
Reorganization exercise	-	27,689		-	4,893		(32,582)	-	-	-
Shares issued from conversion of borrowings	-	-		-	-		992,000	-	-	992,000
Net loss	-	-		-	-		-	-	(1,334,660)	(1,334,660)

Balance as of December 31, 2025	21,563,163	27,689		3,810,477	4,893		5,034,929	-	(5,042,948)	24,563

		US$			US$		US$	US$	US$	US$
Balance as of December 31, 2025	21,563,163	21,533		3,810,477	3,805		3,915,490	-	(3,921,726)	19,102

*	Retroactively presented for the reorganization exercise described in Note 1.

**	Amount less than $1.

The accompanying notes are an integral part of these consolidated financial statements.

NEO AERONAUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2024	2025	2025
	S$	S$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	(1,270,108)	(1,334,660)	(1,037,917)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	728	-	-
Operating lease expenses	26,723	24,853	19,327

Change in operating assets and liabilities:
Other current assets	(95,482)	42,525	33,070
Accruals and other current liabilities	(26,120)	614,148	477,602
Operating lease liabilities, net	(35,966)	(35,964)	(27,969)
Net cash used in operating activities	(1,400,225)	(689,098)	(535,887)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred offering costs	-	(620,740)	(482,729)
Repayment to amount due to stockholders	(183,206)	(50,028)	(38,905)
Proceeds from shares to be issued	1,590,000	334,511	260,138
Proceeds from borrowings	-	992,000	771,444
Net cash provided by financial activities	1,406,794	655,743	509,948

Net change in cash and cash equivalents	6,569	(33,355)	(25,939)
Cash and cash equivalents - beginning of year	27,444	34,013	26,451
Cash and cash equivalents - end of year	34,013	658	512

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Shares issuance in return for professional services	-	74,511	57,945
Shares issuance for conversion of borrowings	-	992,000	771,444
Right-of-use assets obtained in exchange for operating lease obligations	-	88,070	68,489

The accompanying notes are an integral part of these consolidated financial statements.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1	Organization and business overview

Neo Aeronautics, Inc. is an investment holding company incorporated on August 20, 2024 with 1,000 shares at US$0.0001 par value under the laws of Delaware, USA. Neo Aeronautics, Inc.’s principal activity is an investment holding company only for the following entities mentioned below.

In December 2025, the Company completed a reorganization of Neo Aeronautics Pte Ltd under common control of its existing stockholders, who collectively owned all the equity interests of Neo Aeronautics Pte Ltd prior to the reorganization. Prior to the reorganization, Neo Aeronautics Pte Ltd was directly and indirectly owned and controlled by Neo Kok Beng and the other existing stockholders with beneficial ownership interest of 55.7% and 44.3%   respectively. As a result of share swaps and related issuances by and among Neo Kok Beng and other existing stockholders, Neo Aeronautics Pte Ltd became a wholly owned subsidiary of the Company and Neo Kok Beng and other existing stockholders became the beneficial owners of the Company with percentage ownerships of 15.4% and 84.6% respectively. However, with Class B shares issued as part of the share swap, Neo Kok Beng’s effective voting rights in the Company is 72.7%, indicating majority control over the Company. The Company has accounted for these re-organizations as a transfer of assets between entities under common control in accordance with ASC 805-50-50-3 to 4 because the economic interest of Neo Kok Beng and the other existing stockholders remained the same immediately before and immediately after the reorganization, as such, the accompanying financial statements include the results of operations of Neo Aeronautics Pte Ltd for two operating periods in accordance with guidance set forth in ASC 805-50-45-2 to 5. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

Neo Aeronautics, Inc., through its wholly-owned subsidiaries (collectively, the “Company”), primarily perform research and experimental development on engineering. involving “Safe, Reliable, and Sustainable” vertical takeoff and landing (VTOL) services, products and solutions.

The consolidated financial statements of the Company include the following entities:

Entity	Date of incorporation	Place of incorporation	Ownership	Principal activities
Neo Aeronautics (USA), Inc.	October 7, 2024	United States	100%	Dormant
Neo Aeronautics Pte Ltd	April 7, 2018	Singapore	100%	Perform research and experimental development on engineering

The consolidated financial statements are prepared based on the basis that the reorganization has been accounted for as a business combination among entities under common control since the same controlling stockholders controlled all these entities before and after the reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period eliminating the effects of intra-entity transactions.

2	Summary of significant accounting policies

This summary of significant accounting policies is presented to assist in understanding the Company’s consolidated financial statements and has been consistently applied in the preparation of the consolidated financial statements.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Going concern consideration

The accompanying consolidated financial statements have been prepared on a going concern basis. For the year ended December 31, 2025, the Company incurred a net loss of S$1,334,660 (2024: S$1,270,108). As of December 31, 2025, its current liabilities exceeded the current assets by S$3,557. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has incurred and expects to continue to incur significant costs in pursuit of its development plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date that the consolidated financial statements are issued. Management plans to address this uncertainty through the Proposed Public Offering. There is no assurance that the Company’s plans to raise capital will be successful or successful within the Combination Period. The founder and stockholder of the Company committed up to S$1 million to be drawn down by the Company to fund its operating expenses if necessary. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, impairment of long-lived assets, estimated useful life of plant and equipment, allowance for credit losses on receivables, deferred tax valuation allowance and incremental borrowing rate of operating leases. Actual results may differ from these estimates.

Foreign currency and translation

The accompanying consolidated financial statements are presented in the Singapore Dollars (“S$”), which is the reporting currency of the Company. The functional currency of the Company in the Delaware is United States Dollars (“US$”), its other subsidiaries which are incorporated in Singapore and in United States are in Singapore Dollars (“S$”) and United States Dollars (“US$”), respectively, which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet dates. Non-monetary items are measured in terms of historical costs in foreign currency. Exchange gains and losses are included in the statements of income and comprehensive income. The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively.

Convenience translation

The accompanying consolidated financial statements are presented in the Singapore Dollar (“S$”), which is the reporting currency of the Company. In addition, the Company operates in Singapore, maintains their books and record in their local currency. Translations of the consolidated balance sheets, consolidated statements of operations and comprehensive income and consolidated statements of cash flows from S$ into US$ as of and for the year ended December 31, 2025 are solely for the convenience of the reader and were calculated at the rate of US$1 = S$1.2859, as issued by the Federal Reserve System on December 31, 2025. No representation is made that the S$ amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2025, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. The Company maintains most of its bank accounts in Singapore. Cash and cash equivalents represent cash in bank and are unrestricted as to withdrawal or use.

Other current assets

Other current assets, including deposits, advances to suppliers, other receivables, GST receivables and prepayments are classified based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. Management reviews its other current assets on a regular basis to determine if the allowance for credit loss is adequate and provides allowance when necessary. The allowance is based on management’s best estimates. The Company’s management continues to evaluate the reasonableness of the allowance policy and update it if necessary. The Company does not hold any collateral or other credit enhancements overs its accounts receivable balances.

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and impairment if applicable. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Categories	Useful life
Computer and software	3 years
Office equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to expense as incurred, while additions renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets (asset groups), including plant and equipment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended December 31, 2025 and 2024 no impairment of long-lived assets was recognized.

Leases

The Company is a lessee of non-cancellable operating leases for its corporate office premise. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancellable lease term in calculating the right-of-use assets and liabilities.

The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less. The Company recognizes the lease payments associated with its short-term leases as an expense on a straight-line basis over the lease term.

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended December 31, 2025 and 2024, the Company did not have any impairment loss against its operating lease right-of-use assets.

Fair value measurements

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 - observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - other inputs that are directly or indirectly observable in the marketplace.

Level 3 - unobservable inputs which are supported by little or no market activity.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

The  carrying amounts of cash and cash equivalents, other current assets, accruals and other payables and amount due to stockholders approximate their fair values because of their generally short maturities. Other non-current liabilities are stated at amortized cost, which approximates fair value. The carrying amounts of operating lease liabilities and the advances from stockholders approximate their fair values since they bear an interest rate which approximates market interest rates.

Related party transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, stockholders, or a related corporation. The Company follows ASC 850 Related Party Disclosures for the identification of related parties and disclosure of related party transactions.

Segment Reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments.

Reportable Segments

Based on management’s assessment, the Company has determined that it has only one operating segment and operates within a single geographical segment, i.e. Singapore. This is consistent with how the Chief Operating Decision Maker (“CODM”), the Chief Executive Officer, allocates resources and assesses performance. The Company’s operations are centralized and integrated, with financial results reviewed and managed on a consolidated basis. Accordingly, management has determined that the Company has one reportable segment under ASC Topic 280, Segment Reporting. However, the Company plans to provide a service-based business with a focus on the sports and recreational market in the US initially, with future expansion to UAM (“Urban Air Mobility”) market through community air market.

Measure of Segment Profit or Loss

The CODM reviews financial information on a consolidated basis. As the Company has not generated revenue for the past two financial years, the CODM monitors operating expenses as the primary measure of segment performance.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Significant Segment Expense Categories Provided to the CODM

The CODM regularly receives and reviews the following expense categories, which are included in the segment’s measure of profit or loss:

	Years Ended December 31,
	2024	2025	2025
	S$	S$	US$
Depreciation	728	-	-
Operating lease expense	26,723	24,853	19,327
Salaries and benefits	420,220	533,875	415,176
Research and development	539,525	243,739	189,547
General and administrative expenses	156,414	113,213	88,042
Legal and professional fees	172,225	428,947	333,577

These amounts reflect the significant segment expenses used but the CODM in assessing performance and making operation decisions. Since the Company operates a single reportable segment, the segment loss is equivalent to the net loss presented in the consolidated statement of operations and comprehensive loss. Legal and professional fees are part of general and administrative expenses but are presented separately due to its significance.

Concentrations and credit risk

The Company maintains cash with banks in Singapore. Should any bank holding cash become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash with that bank. However, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In Singapore, a depositor has up to S$100,000 insured by Singapore Deposit Insurance Corporation (“SDIC”).

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalent and other current assets. The Company has designed its credit policies with an objective to minimize their exposure to credit risk. The Company’s other current assets are short term in nature and the associated risk is minimal.

For the years ended December 31, 2025 and 2024, the Company did not generate any revenue and none of the customers accounted more than 10% of the Company’s total sales.

As of December 31, 2025 and 2024, none of the customers consisted of more than 10% of accounts receivable.

For the years ended December 31, 2025 and 2024, the Company did not incur any cost of revenue and none of the suppliers consisted of more than 10% of total purchases.

As of December 31, 2025 and 2024, none of the suppliers consisted of more than 10% of the accounts payable.

Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

i)	Defined contribution plans

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

ii)	Short-term compensated absences

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Income taxes

The Company accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carry-forwards that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes for the years ended December 31, 2025 and 2024. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Comprehensive income (loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) consists of foreign currency translation that have been excluded from the determination of net income (loss).

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to ordinary stockholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is computed in the same manner as basic EPS, except the number of shares include additional ordinary shares that would have been outstanding if potential ordinary shares with a dilutive effect had been issued. When the Company has a loss, diluted shares arising from the shares to be issued are not included as their effect would be anti-dilutive.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Borrowings

The Company evaluates its borrowings to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the derivative is recorded at fair value each reporting period and recorded as a liability. In the event that the fair value of the derivative is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single compound derivative instrument.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Recent Accounting Pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart. Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company made the election to delay the adoption of new revised accounting standards.

In  December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (ASU 2024-03), which requires disaggregation of income statement expenses. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods within those annual periods. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2024-03 will have a material impact on its consolidated financial statements and disclosures.

In January 2025, the FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (ASU 2025-01), which clarifies the effective date of ASU 2024-03. ASU 2025-01 is effective for annual periods beginning after December 15, 2026, and interim periods within annual periods beginning after December 15, 2027. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2025-01 will have a material impact on its consolidated financial statements and disclosures.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (ASU 2025-05), which amends guidance on the measurement of credit losses for accounts receivable and contract assets. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2025-05 will have a material impact on its consolidated financial statements and disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheet, consolidated statements of operations and comprehensive loss and consolidated statement of cash flows.

3	Other current assets, net

	As of December 31,
	2024	2025	2025
	S$	S$	US$

Deposits for rental and utilities and others	11,441	9,442	7,342
Advances to suppliers	74,990	-	-
Other receivables	8,798	6,168	4,797
GST receivable	1,560	35,924	27,937
Prepayments	-	2,730	2,123
	96,789	54,264	42,199
Allowance for credit losses*	(6,168)	(6,168)	(4,797)
	90,621	48,096	37,402

*	Allowance for credit losses pertain to allowances made for other receivables only.

4	Plant and equipment, net

	As of December 31,
	2024	2025	2025
	S$	S$	US$

Computer and software	22,592	22,592	17,569
Office equipment	25,775	25,775	20,044
Total Cost	48,367	48,367	37,613

Accumulated depreciation	(48,367)	(48,367)	(37,613)
Net book value	-	-	-

Depreciation expenses for the years ended December 31, 2025 and 2024 were S$Nil and S$728 respectively.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5	Lease

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The Company has entered into one lease agreement for office premises, with lease term of 3 years. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the leases with a lease term with one year.

Incremental rate applied to ROU and lease liabilities calculation refer to the prime lending rates from a bank in Singapore.

As of December 31, 2025, the Company subsisted of the following non-cancellable lease contracts.

Description of lease	Lease term
Office premises, Techlink #03-01B	36 months

(a) Amount recognized in the  consolidated balance sheet:

	As of December 31,
	2024	2025	2025
	S$	S$	US$

Right-of-use assets	23,966	88,070	68,489

Lease liabilities
Current	35,078	28,121	21,868
Non-current	-	59,950	46,621
	35,078	88,071	68,489

(b) A summary of operating lease cost recognised in the Company’s  consolidated statements of operations are as follows:

	Years Ended December 31,
	2024	2025	2025
	S$	S$	US$

Amortisation of right-of-use assets	23,966	23,966	18,637
Interest of operating lease liabilities	2,757	887	690

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5	Lease (continued)

(c) Other information related to leases is as follows:

	Years Ended December 31,
	2024	2025

Weighted average remaining lease term (in years)	1	3
Weighted average discount rate	5.49%	4.25%

As of December 31, 2025, the maturities of the Company’s operating lease liabilities are as follows:

	S$	US$
Years ending December 31,
2026	31,320	24,356
2027	31,320	24,356
2028	31,320	24,357

Total future minimum lease payments	93,960	73,069
Less: imputed interest	(5,889)	(4,580)

Present value of operating lease liabilities	88,071	68,489
Less: current portion	(28,121)	(21,868)
Long term portion	59,950	46,621

6	Accruals and other payables

	As of December 31,
	2024	2025	2025
	S$	S$	US$

Accruals	16,976	489,373	380,569
Other payables	1,738	143,489	111,586
	18,714	632,862	492,155

Accruals include accrued staff salaries and wages.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7	Equity

The Company was incorporated under the laws of the Delaware on August 20, 2024. The authorized number of common stock was 1,000 shares, par value of US$0.0001 per share. On August 20, 2024, the Company issued 1,000 shares of common stock with a par value of US$0.0001 each. In February 2025, the ordinary shares were replaced with 1 Class A ordinary shares with a par value of US$0.001 via a consideration of US$10.

For the sake of undertaking a public offering of the Company’s ordinary shares, the Company has performed a series of re-organizing transactions resulting in 21,563,163 Class A common stock and 3,810,477 Class B common stock outstanding that have been retroactively restated to the beginning of the first period presented. Class A and Class B common stock has authorized share capital of 450,000,000 shares at a par value of US$0.001 and 50,000,000 shares at a par value of US$0.001 respectively. Class A common stock hold one vote for each share while Class B common stock hold fifteen votes for each share. Other than the number of votes, Class A and B have identical rights.

Simple Agreement for Future Equity “SAFE” agreement

SAFE is an instrument containing a future right to SAFE shares, purchased by investors for the purpose of funding the Company’s business operations. SAFE is non-interest bearing and has no maturity date. SAFE is convertible when there is an equity financing event. This SAFE shall automatically convert into the number of shares of Safe Share equal to the Purchase Amount divided by the Conversion Price.

In the event of liquidation, this SAFE will have priority over ordinary shares but on par with payment for other SAFE or preference shares and junior to any outstanding indebtedness and creditors claims. The holder of the SAFE note is not entitled to vote at meetings of the Company but if the Company pays a dividend on outstanding ordinary shares while this SAFE note is outstanding, the Company will pay the dividend to investors at the same time.

SAFE is disclosed as shares to be issued in the consolidated statement of changes in equity.

During the year, Neo Aeronautics Pte Ltd entered into agreement with third parties for borrowings. The borrowings are assessed to be derivative liabilities and shall be converted to ordinary shares of the Company upon the successful Initial Public Offering (“IPO”) of the Company, subject to valuation caps. In December 2025, all borrowings have been converted to 630,727 ordinary shares of Neo Aeronautics Pte Ltd at a value of S$992,000.

8	Salaries and benefits

Salaries and benefits consisted of the following:

	Years Ended December 31,
	2024	2025	2025
	S$	S$	US$
Wages and salaries	358,959	461,412	358,825
Benefits	3,830	2,472	1,921
Defined contribution plan	57,431	69,991	54,430
	420,220	533,875	415,176

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9	Other income, net

Other income consisted of the following:

	Years Ended December 31,
	2024	2025	2025
	S$	S$	US$
Government grant for:
Progressive wage scheme	10,163	12,174	9,467
Enterprise Singapore grant	16,080	-	-
Corporate tax rebate	2,000	2,000	1,556
Others	40,000	32,401	25,198
	68,243	46,575	36,221

Government grant pertains to grants paid by the Singapore government relating to progressive wage scheme and Enterprise Singapore grant. Other income represents space exploration workshop income generated during the year.

10	Taxes

Income Taxes

United States of America

The Company and its subsidiary, Neo Aeronautics (USA), Inc. is incorporated in the state of Delaware and is therefore subject to United States income tax. The applicable corporate income tax rate in Delaware is 8.7%.

Singapore

Neo Aeronautics Pte Ltd is incorporated in Singapore and is subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

Significant components of the provision for income taxes are as follows:

Years Ended December 31,
	2024	2025	2025
	S$	S$	US$
Income tax expense is comprised of the following:
Deferred	-	-	-
Total income tax expense	-	-	-

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10	Taxes (continued)

A reconciliation between the Company’s actual provision for income tax and the provision at the Singapore statutory rate given that the Company operates solely in Singapore was as follows:

	Years Ended December 31,
	2024	2025	2025
	S$	S$	US$

Loss before tax	(1,270,108)	(1,334,660)	(1,037,917)

Income tax credit computed at statutory rate	(215,918)	(226,892)	(176,446)
Reconciling items:
Non-deductible expenses	647	8,663	6,737
Effects on different tax rates in different countries	-	10,072	7,832
Change in valuation allowance	215,271	208,157	161,877

	-	-	-

Significant components of deferred tax were as follows:

	Years Ended December 31,
	2024	2025	2025
	S$	S$	US$

Net operating loss carried forward	3,141,068	4,200,794	3,266,812

Deferred tax assets, grossed	533,982	714,135	555,358
Valuation allowance	(533,982)	(714,135)	(555,358)

Deferred tax assets, net of valuation allowance	-	-	-

Net operating loss will be carried forward indefinitely under Singapore profits tax regulation, subject to certain conditions. As of December 31, 2024 and 2025, the Company has net operating loss carry forwards available of S$3,141,068 and S$4,200,794 (US$3,266,812), respectively, to offset future taxable income.

In assessing the realizability of deferred tax assets, the Company only considers to the extent that it is probable that future taxable profits will be available against which the Company can utilize the benefits. After consideration of all the information available, the Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2025 and 2024, respectively, because the Company has determined that it is more likely than not that these assets will not be fully realized due to continuous net operating losses incurred.

NEO AERONAUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11	Related party balances and transactions

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Related Party Name	Relationship to the Company
Mr. Neo Kok Beng	Stockholder and Director
Mr. Chandruth Jayasiriwardena	Stockholder
Tan lay Hwee, Doris	Stockholder and spouse of Neo Kok Beng
Neo Hock Hwa	Stockholder and sibling of Neo Kok Beng
Neo Zhi Xiang, Eron	Stockholder and child of Neo Kok Beng
Neo Shi Ling, Edna	Stockholder and child of Neo Kok Beng
Neo Xuan Ling, Elicia	Stockholder and child of Neo Kok Beng

Related party balances

	As of December 31,
	2024	2025	2025
	S$	S$	US$

Amount due to stockholder – Neo Kok Beng	70,000	61,000	47,438
Amount due to stockholder – Chandruth Jayasiriwardena	41,028	-	-
	111,028	61,000	47,438

The balance arises from accrued reimbursement to Chandruth Jayasiriwardena and advances from stockholder to the Company from Neo Kok Beng. The advances are repayable on demand and are for working capital purposes.

12	Contingencies and commitment

As at December 31, 2024 and 2025, the Company did not have any capital commitments and contingencies.

Operating lease:

The Company entered into lease agreements to rent the office premises for its own use. The Company accounted for the lease arrangements under operating lease and the lease commitments are disclosed in Note 5.

13	Subsequent events

The Company evaluated all events and transactions from December 31, 2025 up through the date of the financial statements. There were no other material subsequent events that require disclosure in these consolidated financial statements except as disclosed below.

In January 2026, the Company received an additional funding from investors amounting to S$1.008 million. As at the date of this prospectus, the additional funding from investors were converted to 376,362 Class A common stock.

3,750,000

Shares of Class A Common Stock

and

1,250,000

Shares of Class A Common Stock offered by the Selling Stockholders

Revere Securities LLC

PROSPECTUS

[   ], 2026

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this Offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Through and including [ ], 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee, and the exchange listing fee.

Amount
SEC registration fee	$4,823.50
FINRA filing fee	20,000
NYSE American Listing Fee	50,000
Printing fees and expenses	7,000
Legal fees and expenses	959,288
Accounting fees and expenses	129,425
Transfer agent fees and expenses	48,000
Miscellaneous fees and expenses	55,000
Total	$1,273,536.50

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated Certificate of Incorporation that will be in effect immediately prior to the closing of this offering permits indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated Bylaws that will be in effect immediately prior to the closing of this offering provide that we will indemnify our directors and executive officers and permit us to indemnify our other officers, employees, and agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interest.

The indemnification provisions in our amended and restated Certificate of Incorporation and amended and restated Bylaws that will each be in effect immediately prior to the closing of this offering and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving a director or officer of ours regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of Common Stock issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On February 1, 2025, the Company issued one share of Class A Common Stock to Neo Kok Beng for the consideration of US$10. On December 12, 2025, as a part of the reorganization, the Company entered into a share exchange agreement with the stockholders and convertible debt holders of Neo Aeronautics Pte. Ltd and issued an aggregate of 21,563,162 shares of Class A Common Stock and 3,810,477 shares of Class B Common Stock to the stockholders listed below in exchange for their shares owned in Neo Aeronautics Pte Ltd.

			Consideration
Name	Number of shares of Class A Common Stock	Number of shares of Class B Common Stock	Number of Class A Ordinary Shares in Neo Aeronautics Pte Ltd	Number of Class B Ordinary Shares in Neo Aeronautics Pte Ltd
Chong Heng Li	1,174,480		2,000,000
Goh Wei Jiang	5,601		9,537
iCapital Holdings (SG) Pte. Ltd.	875,114		1,490,215
Koh Tian Yeow	26,573		45,250
Luo Jie Jarrod	1,174,480		2,000,000
Neo Hock Hwa	1,174,480		2,000,000
Neo Poh Gek	290,112		494,027
Neo Zhi Xiang Eron	1,174,480		2,000,000
Ng Chong Khim	26,573		45,250
Ng Mui Hoon	293,620		500,000
Ong Geok Chwee	3,734		6,358
David Ong Tzi Hun	3,734		6,358
Tan Chun Wei, Shaun	1,174,480		2,000,000
Tan Li Joo Juleen	117,448		200,000
Tan Sok Pin	3,734		6,358
Teo Jing Jie	3,734		6,358
Chandruth Abhishanka Jayasiriwardena	880,860		1,500,000
Damian Cheng	880,860		1,500,000
Goh Puay Guan	53,146		90,501
Goh Wei Ann, Joel	124,961		212,793
Imperium Biotech Pte. Ltd.	3,109,022		5,294,294
Jeffrey Nels Williams	880,860		1,500,000
Michael Alexander Reeves	880,860		1,500,000
Neo Kok Beng	106,292	3,810,477	181,002	6,488,789
Neo Shi Ling, Edna	1,174,480		2,000,000
Neo Xuan Ling, Elicia	1,174,480		2,000,000
Tai Yi Long	880,860		1,500,000
Tan Lay Hwee Doris	2,125,827		3,620,031
Tan Poh Suan	550,126		936,799
Tay Boon Chong	1,036,311		1,764,715
Veerappan S/O Swaminathan	71,815		122,292
Yek Tiew Ming	110,025		187,360
Total	21,563,162	3,810,477	36,719,498	6,488,789

On February 9, 2026, the Company issued an aggregate of 376,362 shares of Class A Common Stock to the stockholders listed below in consideration of an aggregate of SGD 1,008,000 (US $778,788.01), or SGD $2.68 per share (US $2.07).

	Number of shares of Class A Common	Consideration
Name	Stock	SGD	USD
Koh Tian Yeow	36,404	97,500	75,000
Goh Puay Guan	7,467	20,000	15,553.31
Yek Tiew Ming	7,281	19,500	15,164.48
Edwin Khew Teckh Fook	36,404	97,500	75,000
Lim Seng Han	4,854	13,000	10,000
Toh See Kiat	14,562	39,000	30,000
Koh Zi Yun, Stefanie Ann	72,808	195,000	150,000
Lam Yen Qi, Gideon	48,539	130,000	100,000
Lim Khim Chuan	12,135	32,500	25,000
Koh Kee Joo Willy	67,954	182,000	141,535.11
Tan Choon King Peter	67,954	182,000	141,535.11
Total	376,362	1,008,000	778,788.01

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1**	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2**	Certificate of Amendment of Certificate of Incorporation
3.3**	Amended and Restated Bylaws of the Registrant, as currently in effect.
4.1*	Specimen Class A Common Stock Certificate of the Registrant.
5.1*	Opinion of Loeb & Loeb LLP.
10.1**	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2	Executive Officer Employment Agreement, by and between the registrant and Neo Kok Beng.
10.3	Executive Officer Employment Agreement, by and between the registrant and Tay Boon Chong.
10.4	Executive Officer Employment Agreement, by and between the registrant and Ng Mui Hoon.
10.5	Executive Officer Employment Agreement, by and between the registrant and Jeffrey Nels Williams.
10.6**	Form of Independent Director Agreement by and between the registrant and its Independent Director.
10.7**	SAFE Agreement entered by and between Neo Aeronautics Pte Ltd and Yek Tiew Ming dated June 12, 2024
10.8**	SAFE Agreement entered by and between Neo Aeronautics Pte Ltd and Neo Kok Beng dated July 1, 2024
10.9**	SAFE Agreement by and between Neo Aeronautics Pte Ltd and Tan Poh Suan dated August 30, 2024
10.10**	Share Exchange Agreement entered by and between the Registrant, Neo Aeronautics Pte Ltd and stockholders and convertible debt holders of Neo Aeronautics Pte. Ltd dated December holders of Neo Aeronautics Pte. Ltd dated December 12, 2025
14.1*	Code of Business Conduct and Ethics
21.1**	List of subsidiaries of the Registrant.
23.1	Consent of Audit Alliance LLP.
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the initial filing of this registration statement).
99.1**	Audit Committee Charter
99.2**	Nominating Committee Charter
99.3**	Compensation Committee Charter
99.4**	Consent of Tan Chong Huat
99.5**	Consent of Chay Yee Meng
99.6**	Consent of Tan Thian Pong Lennon
99.7**	Consent of Daniel C. Sloat
99.8**	Opinion of RHTLaw Asia, as to certain Singapore Legal Matters
99.9**	Executive Compensation Recovery Policy
99.10**	Insider Trading Policy
107	Filing Fee Table

*	To be filed.

**	Previously filed.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned Registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on April 16, 2026.

Neo Aeronautics, Inc.

By:	/s/ Neo Kok Beng
Neo Kok Beng
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neo Kok Beng his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Neo Kok Beng	Chief Executive Officer, Director	April 16, 2026
Neo Kok Beng	Chairman of the Board of Directors (principal executive officer)

/s/ Ng Mui Hoon	Chief Financial Officer	April 16, 2026
Ng Mui Hoon	(principal financial and accounting officer)

/s/ Tay Boon Chong	Chief Operating Officer and Director	April 16, 2026
Tay Boon Chong